Exhibit (a)(1)(A)
This document constitutes part of the prospectus relating to the following Motorola equity incentive plans: the Motorola Omnibus Incentive Plan of 2006, the Motorola Omnibus Incentive Plan of 2003, the Motorola Omnibus Incentive Plan of 2002, the Motorola Omnibus Incentive Plan of 2000, the Motorola Amended and Restated Incentive Plan of 1998 and the Motorola Compensation/Acquisition Plan of 2000 covering securities that have been registered under the Securities Act of 1933
May 14, 2009
MOTOROLA, INC.
Offer to Exchange
Certain Outstanding Options for Replacement Options
This offer and withdrawal rights will expire at 3:00 p.m., United States Central Time, on June 12, 2009, unless extended.
     This Offer to Exchange Eligible Options for Replacement Options (this “Offer to Exchange”) relates to a Stock Option Exchange Program (the “Program”) under which you will have the opportunity to exchange your eligible stock options granted under the Motorola Omnibus Incentive Plan of 2006 (the “2006 Plan”) and under the following prior Motorola equity incentive plans: the Motorola Omnibus Incentive Plan of 2003 (the “2003 Plan”), the Motorola Omnibus Incentive Plan of 2002 (the “2002 Plan”), the Motorola Omnibus Incentive Plan of 2000 (the “2000 Plan”), the Motorola Amended and Restated Incentive Plan of 1998 (the “1998 Plan”) and the Motorola Compensation/Acquisition Plan of 2000 (the “C/A Plan”), for a lesser number of stock options (“Replacement Options”) that will be granted under the 2006 Plan.
     All employees of Motorola, Inc. or our subsidiaries (collectively referred to as “Motorola,” the “Company,” “we,” “our” or “us”) located in the United States and the countries listed on Schedule C of this Offer to Exchange on the commencement date of the Program, who hold Eligible Options (as defined below) may participate in the Program if they remain an employee through the Replacement Option Grant Date, which is the expiration date of the program. However, Motorola’s directors and executive officers (as defined under Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and members of the Motorola senior leadership team are not eligible to participate in the Program.
     If you are eligible to participate in the Program, all of your outstanding and unexercised stock options to purchase our common stock, whether or not vested, that were granted prior to June 1, 2007, expire after December 31, 2009 and have an exercise price equal to or greater than $12.00 per share are eligible to be exchanged (options meeting these criteria are referred to herein as “Eligible Options”). If you participate in the Program, the number of Replacement Options you receive will be determined based on an exchange ratio taking into consideration the exercise price, the remaining term of the Eligible Options, the average closing price per share of our common stock for the 10 trading days ending on May 5, 2009 ($5.71) and the historical volatility of our stock, among other factors. Each new Replacement Option will be subject to the terms of the 2006 Plan and to a new award agreement between you and Motorola. The terms of the new award agreement for the Replacement Options are different from your existing option award agreements and you should carefully review the differences.
     If you participate in the Program and receive Replacement Options, your Replacement Options will have an exercise price equal to the closing price of our common stock on the Replacement Option

(i)

Grant Date, which we expect will be on June 12, 2009. Your Replacement Options will have a term of five years from the date of grant.
     Replacement Options will be subject to a new vesting schedule and will be unvested at the time of grant, regardless of whether your Exchanged Options were partly or wholly vested. The Replacement Options will vest 50% per year on the first and second anniversary of the date of grant. Vesting is subject to your continued employment by Motorola through each relevant vesting date, absent a special vesting event described in your Replacement Option award agreement. Your participation in the Program and the receipt of Replacement Options does not provide any guarantee or promise of continued employment with Motorola.
     Our common stock is traded on the New York Stock Exchange under the symbol “MOT.” On May 12, 2009, the closing price of our common stock was $6.07 per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in the Program.
     See “Risks of Participating in the Program” beginning on page 1 for a discussion of risks that you should consider before participating in the Program.
     Neither Motorola nor our Board of Directors or its Compensation and Leadership Committee are making any recommendation as to whether you should participate in the Program. Participation in the Program carries risks and there is no guarantee that you will not ultimately receive greater value from your existing options than from the Replacement Options you will receive if you participate in the Program. As a result, you must make your own decision as to whether to participate in the Program. For questions regarding personal tax implications or other questions, you should talk to your own legal, financial and tax advisors.
IMPORTANT
     If you participate in the Program, you must access the Program website at www.MotorolaOptionExchange.com and follow the instructions provided on the website. The Program website will also provide you with certain information about your Eligible Options, including the grant date, the exercise price and the exchange ratio.
     If you are not able to submit your election electronically using the Program website as a result of technical failures of the Program website or if you do not otherwise have access to the Program website for any reason, including lack of Internet service, you must complete a paper election form and return it by email to stockoptionexchange@motorola.com with the subject line: “Elect”, or by facsimile to 847-761-1373. To obtain a paper election form, please contact stockoptionexchange@motorola.com or send a facsimile to 847-761-1373, stating your first and last name, your Motorola Core ID, your telephone number and an email address if one is available.
     You must complete the election process (whether electronically or in paper form) in the foregoing manner before 3:00 p.m., United States Central Time, on June 12, 2009, unless the Program is extended. We will not accept delivery of any election after expiration of the Program. You may change your election to participate in the Program at any time before the Program expires by completing a new electronic election in the manner described above or by submitting a new paper election form, which can be obtained from stockoptionexchange@motorola.com or by sending a facsimile to 847-761-1373. Documents hand-delivered or submitted by U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

(ii)

     Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this Offer to Exchange. Any representation to the contrary is a criminal offense.
     You should direct questions about this Offer to Exchange or requests for copies of this Offer to Exchange and the other documents relating to the Program by email to stockoptionexchange@motorola.com or by sending a facsimile to 847-761-1373.
     You should rely only on the information contained in this Offer to Exchange or other documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of Replacement Options in any jurisdiction in which participation in the Program by our employees is not permitted. However, we may, at our discretion, take any actions necessary for us to permit participation in the Program by employees in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer to Exchange. This Offer to Exchange summarizes various agreements, documents and other information. These summaries are qualified in their entirety by reference to the agreements, documents and information to which they relate.

(iii)

SUMMARY TERM SHEET
     The following are answers to some of the questions that you may have about the Program. You should carefully read this entire Offer to Exchange, the “Summary of the Motorola Stock Option Exchange Program Brochure,” and the other important information available on the Program website at www.MotorolaOptionExchange.com. The Program is subject to the terms and conditions of these documents, as they may be amended. The information in this Summary Term Sheet is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other documents relating to the Program. We have included in this Summary Term Sheet references to other sections in this Offer to Exchange to help you find a more complete description of these topics.
Overview

Q1.	What is the Program?

Certain capitalized terms in these Q&As below are the defined terms that are used throughout this document. The definitions of these terms can be found at the end of this Q&A 1.

A1.	The Program is a voluntary opportunity for Eligible Employees (as defined below) to exchange some or all of their Eligible Options for Replacement Options. The following is a brief summary of the terms of the Program:

Eligibility

•     All of our employees (including employees on leave of absence) as of the commencement of the Program, located in the United States and the countries listed on Schedule C of this Offer to Exchange, who hold Eligible Options and who remain Eligible Employees through the Replacement Option Grant Date are eligible to participate. However, Motorola’s directors and executive officers (as defined under Rule 3b-7 of the Exchange Act) and members of the Motorola senior leadership team are not eligible to participate in the Program. (See “Eligibility” on page 21.)

•     In order to receive Replacement Options, you must remain an Eligible Employee through the Replacement Option Grant Date, which is expected to be June 12, 2009. In order to continue to vest in your Replacement Options, you must remain employed through each relevant vesting date, absent a special vesting event described in your Replacement Option award agreement. (See “Eligibility” on page 21.)

Eligible Options

•     All options granted under the Plans, whether vested or unvested, that were granted prior to June 1, 2007, expire after December 31, 2009 and have an exercise price equal to or greater than $12.00 per share are eligible to be exchanged. (See “Eligible Options” on page 21.)

•     Any portion of an Eligible Option grant that is subject to a domestic relations order, or comparable legal document as the result of the end of a marriage on file with Smith Barney prior to the Expiration Date, and that is beneficially owned by a person who is not an employee of Motorola is not eligible to be exchanged in the Program, even if legal title to that portion of the option grant is held by an Eligible Employee. The portion that is beneficially owned by our employee may be exchanged in the Program. (See “Eligible Options” on page 21.)

Replacement Options
• Replacement Options will be issued to Eligible Employees located in the United States and in the countries listed on Schedule C to this Offer to Exchange.

Exchange Ratio

•     The number of Replacement Options you will be eligible to receive is determined based on the Exchange Ratio described below. We determined the Exchange Ratios by first calculating the aggregate value of the Eligible Options using a Black-Scholes option pricing model.  The model uses the following assumptions to estimate fair value: average closing stock price for the 10 trading days ending on May 5, 2009 ($5.71), actual weekly historical stock price volatility for the prior three years, risk free interest rates that vary with the remaining term of the Eligible Options, the remaining contractual term of the options as of June 15, 2009, option exercise price and 0.00% dividend yield.   In determining the final Exchange Ratios, Replacement Options are targeted to provide value that is, in the aggregate, not greater than the fair value of the Eligible Options and minimizes incremental compensation expense to the Company.

•     Depending on the assumptions used to value your Eligible Options and Replacement Options, it is possible a Black-Scholes valuation of your Replacement Options may be more or less than a Black-Scholes valuation of your Eligible Options. This also is possible under the Exchange Ratios below. The Exchange Ratios were established as of May 5, 2009 prior to the commencement of the Exchange Period. The actual Black-Scholes value of the Eligible Options and the Replacement Options cannot be known until the close of the Program on June 12, 2009.  Accordingly, it is important for you to evaluate this offer based on your assessment of the Company’s future stock price, the specific options you currently hold and other applicable risk factors.

• In the case of Eligible Options exchanged for Replacement Options, the Exchange Ratios are as follows:

Exchange
Ratio
	Remaining		(Eligible
	Term Range		Options to
	(As of June 15,	Exercise Price	Replacement
Tier	2009)	Range	Options)

Tier 1	Less than 2 years	$12.00 to $14.99	4-to-1
	2.00 to 3.99 years	$12.00 to $19.99
	5.00 to 5.99 years	$35.00 and above

Tier 2	4.00 to 4.99 years	$12.00 to $19.99	2.25-to-1
	5.00 to 5.99 years	$12.00 to $19.99
	6.00 to 7.99 years	$20.00 to $29.99

Tier 3	6.00 to 7.99 years	$15.00 to $19.99	1.5-to-1

Tier 4	Less than 2 years	$15.00 and above	21.5-to-1
	2.00 to 3.00 years	$35.00 and above
For purposes of example only, if you exchange two grants of Eligible Options, one grant exercisable for 500 shares of common stock falling in Tier 1 and one grant exercisable for 500 shares of common stock falling in Tier 3, the Replacement Option would be exercisable for a total of 458 shares of common stock. The Replacement Option would have an exercise price equal to the closing price of our common stock on the grant date, vest 50% per year on the first and second anniversary of the grant, and would have a term of five years. Below is an example of the calculation:

	Tier 1		Tier 3
Existing Eligible Options	500		500
Exchange Ratio	4-to-1		1.5-to-1
Replacement Options	125		333
Replacement Option Grant		458
     If you hold Eligible Options that you received as separate grants on different grant dates, a different Exchange Ratio may be applicable for each grant.
•	For purposes of applying the Exchange Ratio, fractional Replacement Options will be rounded down to the nearest whole share on a grant by grant basis. (See “Replacement Options” on page 22.)
Replacement Option Grant Date
•	We expect that the Replacement Option Grant Date will be the same date as the Expiration Date (June 12, 2009). If the Expiration Date is extended, the Replacement Option Grant Date will be similarly extended.
Replacement Options
•	Replacement Options granted upon cancellation of Exchanged Options will be non-qualified stock options for U.S. tax purposes. French employees holding French tax-qualified Eligible Options will receive unqualified Replacement Options under the Program.

•	The exercise price of all Replacement Options will be the closing price of our common stock on the Replacement Option Grant Date as reported on the New York Stock Exchange Composite Transactions.

•	Each Replacement Option will expire five years from the Replacement Option Grant Date absent a special expiration event described in the Replacement Option award agreement.

•	Eligible Employees who are appointed vice presidents or elected officers who elect to exchange Eligible Options will also be required at the time of election to agree to the terms of a Stock Option Consideration Agreement (“SOCA”) as a condition to receiving a Replacement Option.
Vesting and Exercisability of Replacement Options
•	The Replacement Options will be subject to a new vesting schedule and will be unvested at the time of grant, regardless of whether your Exchanged Options were partly or wholly vested. The Replacement Options will vest 50% per year at the first and second anniversary of the Replacement Option Grant Date and will have a term of five years.

•	In addition to special vesting terms included in most award agreements, the Replacement Options will also be subject to new special vesting terms that provide for pro rata vesting in the event (1) an option holder accepts employment with another company in connection with a divestiture or similar transaction, as described in the award agreement for the Replacement Options (“Divestiture”) or (2) the Company terminates an option holder’s employment other than for serious misconduct or a Divestiture. The pro rata vesting will take into account the number of months of completed service by the option holder from the Replacement Option Grant Date to the date of the option holder’s termination, the number of completed full months during the entire vesting period and any previously vested options.

•	Other terms of your Replacement Options will be different from your existing stock option award agreements granted under the 2006 Plan or Prior Plans and you should carefully review the differences. (See “Terms of Replacement Options/Vesting Requirements” on page 23 and “Terms of Eligible Options” on page 24).

•	Vesting is subject to your continued employment by Motorola through each relevant vesting date, absent a special vesting event described in your new Replacement Option award agreement. (See “Terms of Eligible Options/Vesting Requirements” on page 23.)
Terms Used in this Offer
•	“2006 Plan” refers to the Motorola Omnibus Incentive Plan of 2006.

•	“Code” refers to the Internal Revenue Code of 1986, as amended.

•	“Eligible Employees” refers to all employees of Motorola or our subsidiaries who are employees (including employees on a leave of absence) at the time of the commencement of the Program located in the United States and the countries listed on Schedule C of this Offer to Exchange, who remain employed through the Replacement Option Grant Date and who hold Eligible Options. However, Motorola’s directors and executive officers (as defined under Rule 3b-7 of the Exchange Act) and members of the Motorola senior leadership team are not eligible to participate in the Program.

•	“Eligible Options” refers to the outstanding and unexercised stock options granted under the Plans, whether vested or unvested, that were granted prior to June 1, 2007, expire after December 31, 2009 and have an exercise price equal to or greater than $12.00 per share.

•	“Exchanged Options” refers to options that are exchanged pursuant to the Program.

•	“Exchange Period” refers to the period from the commencement of the Program to the Expiration Date. We expect that this period will commence on May 14, 2009 and end at 3:00 p.m., United States Central Time, on June 12, 2009.

•	“Exchange Ratio” refers to the ratio of the number of Replacement Options that will be issued in exchange for each category of Eligible Options.

•	“Expiration Date” refers to the date that the Program expires. We expect that the Expiration Date will be June 12, 2009 at 3:00 p.m., United States Central Time. We may extend the Program at our discretion. If we extend the Program, the term “Expiration Date” will refer to the time and date at which the extended Program expires.

•	“Offer to Exchange” means this Offer to Exchange Eligible Options for Replacement Options, as amended from time to time.

•	“Plans” refers collectively to the 2006 Plan, the 2003 Plan, the 2002 Plan, the 2000 Plan, the 1998 Plan and C/A Plan.

•	“Prior Plans” refers collectively to the 2003 Plan, the 2002 Plan, the 2000 Plan, the 1998 Plan and C/A Plan.

•	“Program” refers to the Stock Option Exchange Program described in this Offer to Exchange under which you have the opportunity to exchange your Eligible Options for a lesser number of Replacement Options.

•	“Replacement Option Grant Date” refers to the date when Replacement Options will be granted. The Replacement Option Grant Date will be the same date as the Expiration Date, and we currently expect that to be June 12, 2009. If the Expiration Date is extended, then the Replacement Option Grant Date will be similarly extended.

•	“Replacement Options” refers to the options issued pursuant to the Program that replace your Exchanged Options.

•	“SOCA” refers to a stock option consideration agreement between the Company and its vice presidents and above as a condition to receiving equity grants.
Election Process

Q2.	How do I participate in the Program?

A2.	If you are an Eligible Employee, you will receive an email to your Motorola email account announcing the Program and directing you to the Program website at www.MotorolaOptionExchange.com. If you wish to participate in the Program, you must login to the Program website. Through the Program website, you will be able to access the following personalized information with respect to each Eligible Option you hold:

• the Grant Date of the Eligible Option;

• the number of Eligible Options exchangeable under the Program;

• the exercise price of the Eligible Option;

• the Exchange Ratio;

• the number of Replacement Options; and

• the Expiration Date
     Additional information about your award agreements and the equity incentive plan under which it was granted may be accessed through the Facts page. The Facts page contains links to the Motorola websites (described below) with additional materials related to your Eligible Options. You may also access these websites directly through the Motorola intranet as described below.

o	Additional information about the terms of the 2006 Plan or a Prior Plan under which your Eligible Option was granted can be found by accessing: http://myhr.mot.com/pay_finances/awards_incentives/stock_options/plan_documents.jsp

o	Individual grant information and details regarding your Eligible Options can be found as follows:
o	For awards granted on or after January 1, 2001, access the SOSi database at https://esps.mot.com/SOSi/SOSieNot.html

o	For awards granted before January 1, 2001, refer to the Plan Documents section of myHR at http://myhr.mot.com/pay_finances/awards_incentives/stock_options/ under the section “1998 Motorola Incentive Plan.”

o	Your Smith Barney account information at https://www.benefitaccess.com
     If you elect to exchange your Eligible Options in accordance with the terms of the Program on the Exchange page you will need to elect each of your Eligible Options that you wish to exchange. If you are satisfied with your elections, and you have read and agreed to the Terms of Election, you must confirm your election by selecting the “Confirm My Election” icon. Please print and keep a copy of the Confirmation page for your records. At this point, you will have completed the election process. A Confirmation will also be emailed to your Motorola email address.
     If you are not able to submit your election electronically using the Program website as a result of technical failures of the Program website, such as the Program website being unavailable or the Program website not accepting your election, or if you do not otherwise have access to the Program website for any reason (including lack of Internet service), you must complete a paper election form and return it by email to stockoptionexchange@motorola.com with the subject line: “Elect”, or by facsimile to 847-761-1373 before 3:00 p.m., United States Central Time, on June 12, 2009, unless we extend the Exchange Period. To obtain a paper election form, please contact stockoptionexchange@motorola.com or send a facsimile to 847-761-1373, stating your first and last name, your Motorola Core ID, your telephone number and an email address if one is available.
     You must complete the election process in the foregoing manner before 3:00 p.m., United States Central Time, on June 12, 2009. If we extend the Exchange Period beyond that deadline, you must complete the process before the extended expiration date of the Exchange Period.
     If you wish to change your election to participate in the Program, you must access the Program website and complete a new election before 3:00 p.m., United States Central Time, on June 12, 2009, unless we extend the Program. If you are not able to submit a new election electronically using the Program website as a result of technical failures of the Program website, such as the Program website being unavailable or the Program website not accepting your new election, or if you do not otherwise have access to the Program website for any reason (including lack of Internet service), you must complete a new paper election form and return it by email to stockoptionexchange@motorola.com with the subject line: “Elect”, or by facsimile to 847-761-1373 before 3:00 p.m., United States Central Time, on June 12, 2009, unless we extend the Exchange Period. To obtain a paper election form, please contact stockoptionexchange@motorola.com or send a facsimile to 847-761-1373, stating your first and last name, your Motorola Core ID, your telephone number and an email address if one is available.

     This is a one time offer, and we will strictly enforce the Exchange Period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of the Program, we will accept all properly tendered options promptly after the expiration of the Exchange Period. (See “Procedures for Electing to Exchange Options” and “Acceptance of Options for Exchange and Issuance of Replacement Options” on pages 33 and 36.)
     We may extend the Exchange Period at our discretion. If we extend the Exchange Period, we will issue a press release, email or other communication disclosing the extension no later than 9:00 a.m., United States Central Time, on the U.S. business day following the previously scheduled expiration date.
     You are responsible for properly making your election. Only elections, whether made electronically or on a paper election form, that are complete, signed, electronically or manually, and actually received electronically through the Program website, www.MotorolaOptionExchange.com or in paper form by email to stockoptionexchange@motorola.com with the subject line: “Elect”, or by facsimile to 847-761-1373 by the deadline will be accepted. Elections submitted by any other means, including hand-delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your electronic election (or paper election form) by email within two U.S. business days of the receipt of your electronic election (or paper election form). If you have not received an email confirmation, you should confirm that we have received your electronic election (or paper election form). Confirmation requests may be submitted only by the Program website or in paper form by email to stockoptionexchange@motorola.com with the subject line: “Confirmation”, or by facsimile to 847-761-1373. Confirmation requests submitted by any other means are not permitted. (See “Procedures for Electing to Exchange Options” on page 33.)

Q3.	Can I change my mind and withdraw from participating in the Program?

A3.	Yes. You may change your mind after you have submitted your election to exchange your Eligible Options by submitting a new election at any time before the Expiration Date. If we extend the Expiration Date, you may submit a new election at any time until the extended Exchange Period expires, electing to retain your Eligible Options under their existing terms. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election (either electronically or by facsimile) we receive before the Expiration Date. (See “Withdrawal Rights and Change of Election” on page 35.)

Q4.	How do I change my election?

A4.	To change your election with respect to your Eligible Options, you must do the following before the Expiration Date:

• access the Program website and complete a new electronic election; or

•     if you are not able to submit a new election electronically using the Program website as a result of technical failures of the Program website, such as the Program website being unavailable or the Program website not accepting your new electronic election, or if you do not otherwise have access to the Program website for any reason (including lack of Internet service), you must complete a paper election form and return it to the Company by email to stockoptionexchange@motorola.com with the subject line: “Elect”, or by facsimile to 847-761-1373 before 3:00 p.m., United States Central Time, on June 12, 2009 (unless the program is extended by us). To obtain a paper election form, please contact stockoptionexchange@motorola.com or send a facsimile to 847-761-1373 stating your first and last name, your Motorola Core ID, your telephone number and an email address if one is available.
The delivery of all documents is your responsibility. Motorola intends to confirm the receipt of your new electronic election (or paper election form) by email within two U.S. business days. If you have not received an email confirmation, we recommend that you confirm that we have received your electronic election (or paper election form). If you need to confirm receipt after two U.S. business days have elapsed, you may email stockoptionexchange@motorola.com or by facsimile, if you do not have access to email, at 847-761-1373.
Only electronic elections (or paper election forms) that are complete, signed (electronically or otherwise) and actually received by Motorola by the deadline will be accepted. Election or paper election forms may be submitted only by the Program website or by facsimile to 847-761-1373. Paper election forms submitted by any other means, including interoffice, email, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (See “Withdrawal Rights and Change of Election” on page 35.)

Q5.	What if I withdraw my election and then decide again that I want to participate in the Program?

A5.	If you have withdrawn your election to participate and then decide again that you would like to participate in the Program, you may re-elect to participate by submitting a new properly completed electronic election (or paper election form) before the Expiration Date, in accordance with the procedures described in Q&A 3 and 4 and under “Procedures for Electing to Exchange Options.” (See also Q&A 2 and “Withdrawal Rights and Change of Election” on page 35.)

Program Goal

Q6.	Why is Motorola offering the Program?

A6.	We believe that the Program will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. However, many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By offering the Program, we intend to provide Eligible Employees with the opportunity to own Replacement Options that over time may have a greater potential to increase in value. (See “Purpose of the Program” on page 32.)

Eligibility to Participate

Q7.	Who may participate in the Program?

A7.	You may participate in the Program if you are an Eligible Employee. You are an Eligible Employee if you are an employee of Motorola (including employees on leave of absence) at the time of the commencement of the Program, located in the United States and any country listed on Schedule C of this Offer to Exchange, you remain an Eligible Employee through the Replacement

Option Grant Date, and you hold Eligible Options. However, Motorola’s directors and executive officers (as defined under Rule 3b-7 of the Exchange Act) and members of the Motorola senior leadership team are not eligible to participate in the Program. (See “Eligibility” on page 21.)

Q8.	Am I eligible for the Program if I am an active employee on Leave of Absence?

A8.	Yes, you are eligible for the Program if you are on a leave of absence and meet all the other Eligible Employee criteria. Information about the Program will be emailed to your Motorola email address. No information will be mailed to your home absent a specific request.

Q9.	What happens if I transfer to another position within Motorola that is located in a country outside of the United States and any country listed on Schedule C of this Offer to Exchange, before my Replacement Options are granted?

A9.	If you are not located in the United States or a country listed on Schedule C of the Offer to Exchange on the Replacement Option Grant Date, generally you will not be eligible for the exchange and your tendered Eligible Options will not be accepted for exchange.

Q10.	Are there circumstances under which I would not be granted Replacement Options even if I have properly tendered Eligible Options?

A10.	Yes. If, for any reason, you are no longer an Eligible Employee on the Replacement Option Grant Date, you will not receive any Replacement Options. Instead, you will keep your current options and they will expire in accordance with their terms. If you are a U.S. employee, your employment with Motorola will remain “at will” regardless of your participation in the Program and can be terminated by you or us at any time, with or without cause or notice. (See “Eligibility” on page 21.)

Moreover, even if we accept your Exchanged Options, we will not grant Replacement Options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting Replacement Options to an Eligible Employee due to a prohibition under the laws of the Eligible Employee’s resident country. We do not anticipate any such prohibitions at this time. (See “Legal Matters and Regulatory Approvals” on page 44.)

Q11.	What will happen if I leave Motorola for any reason after exchanging my Eligible Options, but before my Replacement Options are granted?

A11.	To receive Replacement Options, you are required to be employed by Motorola at the beginning and the end of the Exchange Period. If you are not employed by Motorola at each such time, you would not receive any Replacement Options and instead would retain your current options, which would expire in accordance with their existing terms.

Other Terms of the Exchange

Q12.	How many Replacement Options will I receive for the options that I exchange?

A12.	The number of Replacement Options you will be eligible to receive is determined based on the Exchange Ratio described below. We determined the Exchange Ratios by first calculating the aggregate value of the Eligible Options using a Black-Scholes option pricing model. The model uses the following assumptions to estimate fair value: average closing stock price for the 10 trading days ending on May 5, 2009 ($5.71), actual weekly historical stock price volatility for the prior three years, risk free interest rates that vary with the remaining term of the Exchanged Options, the remaining contractual term of the options as of June 15, 2009, option exercise price and 0.00% dividend yield. In determining the final Exchange Ratios, Replacement Options are targeted to provide value that is, in the aggregate, not greater than the fair value of the Eligible Options and minimizes incremental compensation expense to the Company.

Depending on the assumptions used to value your Eligible Options and Replacement Options, it is possible a Black-Scholes valuation of your Replacement Options may be more or less than a Black-Scholes valuation of your Eligible Options. This also is possible under the Exchange Ratios. The Exchange Ratios were established as of May 5, 2009 prior to the commencement of the Exchange Period. The actual Black-Scholes value of the Eligible Options and the Replacement Options cannot be known until the close of the Program on June 12, 2009. Accordingly, it is important for you to evaluate this offer based on your assessment of the Company’s future stock price, the specific options you currently hold and other applicable risk factors.

Q13.	Why isn’t the Exchange Ratio simply one-for-one?

A13.	The Program is intended to balance the interests of both employees and non-employee stockholders. The Exchange Ratios selected for the Program will decrease the total number of options outstanding and will benefit stockholders by decreasing potential stockholder dilution. (See “Replacement Options” on page 22.)

Q14.	If I participate in the Program, do I have to exchange all of my options with an exercise price greater than or equal to or greater than $12.00 per share?

A14.	No. You may select which of your outstanding grants of Eligible Options you wish to exchange. However, we are not accepting partial tenders of option grants unless that option grant is covered by a domestic relations order or comparable legal document as the result of the end of a marriage. (See Q&A 15.) This means that you may not elect to exchange only some of the shares covered on file with Smith Barney prior to the Expiration Date by any particular option grant. However, you may elect to exchange the remaining portion of any option grant that you have partially exercised. The result is that you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each such grant or none of the shares for that particular grant. (See “Eligible Options” on page 21.)

Q15.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A15.	If you have an option grant that is subject to a domestic relations order or a comparable legal document as the result of the end of a marriage on file with Smith Barney prior to the Expiration Date, and a person who is not an employee of Motorola beneficially owns a portion of that option grant, you may tender only the portion beneficially owned by you. Any portion beneficially owned by a person who is not our employee may not be exchanged as part of the Program, even if legal title to that portion of the option grant is held by you and you are an Eligible Employee. (See “Eligible Options” on page 21.)

Q16.	If I have previously exercised a portion of an Eligible Option, will the remaining, unexercised portion be eligible for the exchange?

A16.	Yes. You may elect to exchange the remaining portion of any option grant that you have partially exercised. The result is that you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each such grant or none of the shares for that particular grant. (See “Eligible Options” on page 21.)

Q17.	If I elect to exchange more than one of my existing, Eligible Option grants, will I receive more than one new option grant?

A17.	No. If you elect to exchange more than one Eligible Option grant, you will receive one new Replacement Option that will include all of your Exchanged Options.

Q18.	Can I exchange shares of Motorola common stock that I acquired upon exercise of Motorola options?

A18.	No. The Program relates only to outstanding Motorola options. You may not exchange shares of Motorola common stock as part of the Program. (See “Eligible Options” on page 21.)

Q19.	Once I tender my Eligible Options, is there anything I must do to receive the Replacement Options?

A19.	Once your Exchanged Options have been accepted and cancelled, there is nothing that you must do to receive your Replacement Options. We expect that the Expiration Date, the cancellation date and the Replacement Option Grant Date will be June 12, 2009. If the Expiration Date is extended, the cancellation date and the Replacement Option Grant Date will be similarly extended. In order to vest in the shares covered by your Replacement Options, you will need to remain an employee of Motorola through the applicable vesting dates, absent a special vesting event, as described in your Replacement Option award agreement. (See “Q&A 30” and also “Eligibility” on page 21.)

Q20.	Will I be required to give up all of my rights under my Exchanged Options?

A20.	Yes. Once we have accepted your Exchanged Options, your Exchanged Options will be cancelled and you will no longer have any rights under those options. We expect that the Expiration Date, the cancellation date and the Replacement Option Grant Date will be June 12, 2009. If the Expiration Date is extended, the cancellation date and the Replacement Option Grant Date will be similarly extended. (See “Acceptance of Options for Exchange and Issuance of Replacement Options” on page 22.)

Q21.	When will my Exchanged Options be cancelled?

A21.	We expect that your properly tendered Exchanged Options will be cancelled on the Expiration Date of the Offer. We expect that the Expiration Date will be June 12, 2009 and that the cancellation date will be June 12, 2009 unless the Exchange Period is extended. If the Exchange Period is extended, the cancellation date will be similarly extended. You will be able to view your Replacement Option grant information in your Smith Barney account within approximately three weeks following the Replacement Option Grant Date, or as soon as administratively feasible therafter. (See “Acceptance of Options for Exchange and Issuance of Replacement Options” on page 36.)

Q22.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A22.	If we do not receive your election form by the deadline, you choose not to participate, or your options are not accepted by us under the Program, your existing options will remain outstanding until they expire or are terminated by their terms, and the options will retain their current exercise price and retain their current vesting schedule. (See “Acceptance of Options for Exchange and Issuance of Replacement Options” on page 36.)

Q23.	How does the Company determine whether an option has been properly tendered?

A23.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. We reserve the right to reject any election form or any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn, subject to the terms of the Program. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election form and we will not incur any liability for failure to give any notice. Our determination regarding proper tender may be challenged by the affected party. Only a court of competent jurisdiction may make a decision concerning proper tender that will be final and binding upon all persons. (See “Procedures for Electing to Exchange Options” on page 33.)

Q24.	If you extend the Exchange Period, how will you notify me?

A24.	If we extend the Exchange Period, we will issue a press release, email or other form of communication disclosing the extension no later than 9:00 a.m., United States Central Time, on the next U.S. business day following the previously scheduled expiration date. (See “Extension of Program; Termination; Amendment” on page 46.)

Q25.	How will you notify me if the Program is changed?

A25.	If we change the Program, we will issue a press release, email or other form of communication disclosing the change no later than 9:00 a.m., United States Central Time, on the next U.S. business day following the day we change the Program. (See “Extension of Program; Termination; Amendment” on page 46.)

Q26.	Are there any conditions to the Program?

A26.	Yes. The completion of the exchange offer contemplated by the Program is subject to a number of customary conditions. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered Eligible Options, though we may do so at our discretion. (See “Eligible Options” on page 21 and “Conditions on the Program” on page 37.)

Q27.	Am I eligible to receive future grants if I participate in the Program?

A27.	We intend to continue to review our equity-based incentive programs from time-to-time. Participation or non-participation in the Program is not expected to affect your eligibility for future equity or other incentives.

Replacement Options

Q28.	When will I receive my Replacement Options?

A28.	We will grant the Replacement Options on the Replacement Option Grant Date which will be the same date as the cancellation date of the Exchanged Options. We expect the Replacement Option Grant Date will be June 12, 2009. If the Exchange Period is extended, the Replacement Option Grant Date will be similarly extended. You will be able to view your Replacement Option grant information in your Smith Barney account within approximately three weeks following the Replacement Option Grant Date or as soon as administratively feasible. (See “Procedures for Electing to Exchange Options” on page 33.)

Q29.	What will be the exercise price of my Replacement Options?

A29.	The exercise price per share of all Replacement Options will be equal to the closing price of our common stock as reported on the New York Stock Exchange Composite Transactions on the Replacement Option Grant Date, which is expected to be June 12, 2009. We cannot predict the exercise price of the Replacement Options. (See “Summary of the 2006 Plan” on page 26.)

Q30.	When will my Replacement Options vest and be exercisable?

A30.	The Replacement Options will be subject to a new vesting schedule and will be unvested at the time of grant, regardless of whether your Exchanged Options were partly or wholly vested. The Replacement Options will vest 50% per year on the first and second anniversary of the Replacement Option Grant Date. Vesting is subject to your continued employment by Motorola through each relevant vesting date, absent a special vesting event described in your Replacement Option award agreement.

Generally, any vested Replacement Options may be exercised by you at any time while you continue to be employed by Motorola and in the other circumstances described in the Replacement Option award agreement. (See “Terms of Replacement Options/Vesting Requirements” on page 23.)

Q31.	What if I elect to voluntarily leave Motorola or retire before my Replacement Options vest?

A31.	Under the terms of the Replacement Option award agreement, if you voluntarily leave Motorola or retire before your Replacement Options vest, your unvested options will be forfeited.

Q32.	What if I die or become totally and permanently disabled before my Replacement Options vest?

A32.	Under the terms of the Replacement Option award agreement, if you die or become permanently disabled before your Replacement Options vest, your unvested options will fully vest.

Q33.	What if the business I am in is divested before my Replacement Options vest or am involuntarily terminated by Motorola other than for serious misconduct?

A33.	Under the terms of the Replacement Option award agreement if before your Replacement Options vest your employment changes due to a divestiture or if you are involuntarily terminated by Motorola, other than for serious misconduct, the vesting of your unvested options will accelerate on a pro rata basis for full months of service from the Replacement Options Grant Date to the termination date.

Q34.	Will the terms and conditions of my Replacement Options be the same as my Exchanged Options?

A34.	Your Replacement Options will have a different exercise price and a new vesting schedule, and the maximum term of your Replacement Options will be five years from the Replacement Option Grant Date. The Replacement Options granted to Eligible Employees located in Bangladesh, India, Italy, Pakistan, the People’s Republic of China, the Russian Federation, South Africa, Turkey and Venezuela will be subject to mandatory cashless (sell-all) exercise restrictions, whereby shares issued upon option exercise will be immediately sold and the proceeds used to pay the option exercise price and any associated service fees. The balance remaining after payment of the exercise price and service fees will then be remitted to you in cash.

Some of the other terms of your Replacement Options will be different from your existing stock option award agreements granted under the 2006 Plan or Prior Plans. French employees holding French tax-qualified Eligible Options will receive unqualified Replacement Options under the Program. You should carefully review the differences before deciding whether to participate in the Program. (See “Terms of Replacement Options/Vesting Requirements” on page 23 and Terms of Eligible Options on page 24 and Schedule C for your country if you are an employee located outside the United States).

Employees who are currently appointed vice presidents or elected officers who elect to exchange Eligible Options will also be required at the time of election to agree to the terms of a SOCA as a condition to receiving a Replacement Option. The SOCA restricts the employee from taking certain actions in order to protect the trade secrets, intellectual property, confidential information, customer relationships and goodwill of the Company and its subsidiaries. (See “Terms of Replacement Options/Vesting Requirements” on page 23 and Terms of Eligible Options on page 24).

Q35.	Will I receive a new award agreement for my Replacement Options?

A35.	Yes. All Replacement Options will be subject to a new award agreement between you and Motorola, as well as to the terms and conditions of the 2006 Plan. (See “Summary of the 2006 Plan” on page 26.) As noted in question 34 above, some of the other terms of your Replacement Options will be different from your existing stock option award agreements granted under the 2006 Plan or Prior Plans. Employees who are currently appointed vice presidents or elected officers who elect to exchange Eligible Options will also be required at the time of election to agree to the terms of a SOCA as a condition to receiving a Replacement Option. Some of the provisions of this SOCA may be different from your existing SOCA. You should carefully review the differences before deciding whether to participate in the Program for your Eligible Options. You will receive an email from the SOSI system within approximately three weeks following the Replacement Option Date notifying you that your new award agreement is available. (See “Terms of Replacement Options/Vesting Requirements” on page 23 and Terms and Conditions of Eligible Options on page 24).

Q36.	How do I find out the details about my existing options?

A36.	You may view each of your award agreements for grants after January 1, 2001 at the Motorola website at https://esps.mot.com/SOSi/SOSieNot.html. For grants on or before January 1, 2001, refer to the Plan Documents section of myHR at http://myhr.mot.com/pay_finances/awards_incentives/stock_options/ under the section “1998 Motorola Incentive Plan.”

You may view a copy of each of your SOCA’s for grants on or after January 1, 2002 at the Motorola website at https://esps.mot.com/SOSi/SOSieNot.html. A copy of a SOCA for grants prior to January 1, 2002 may be obtained by requesting a copy from stockoptionexchange@motorola.com.

You also may access your Smith Barney account at https://www.benefitaccess.com with information about your Eligible Options.

Q37.	After the Replacement Option Grant Date, what happens if my Replacement Options end up underwater again?

A37.	Our stockholders have approved us making this one time exchange offer. We do not expect to make this offer again in the future. We provide no assurance as to the price of our common stock at any time in the future.

Tax Information

Q38.	Will I have to pay taxes if I participate in the Program?

A38.	If you participate in the Program and are a citizen or resident of the United States, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. However, you may have taxable income when you exercise your Replacement Options or when you sell your shares. (See “Material U.S. Federal Income Tax Consequences” on page 45.)

If you participate in the Program and are a citizen or resident of a country other than the United States, please refer to Schedule C attached to this Offer to Exchange for your country of residence for a discussion of the material tax consequences associated with your participation in the Program.

For all employees, we recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in the Program. If you are a citizen resident of more than one country, or are considered a resident of more than one country for local law purposes, you should be aware that there may be additional tax and social insurance consequences that apply to you.

Q39.	Will my Replacement Options be incentive stock options or non-qualified stock options for tax purposes?

A39.	All Replacement Options to be granted under the Program will be non-qualified stock options. French employees holding French tax-qualified Eligible Options will receive unqualified Replacement Options under the Program.

We recommend that Eligible Employees that are residents or citizens of the United States read the tax discussion under “Material U.S. Federal Income Tax Consequences” on page 45, and that Eligible Employees that are residents or citizens of countries other than the United States review the tax discussion(s) relating to such countries in Schedule C attached to this Offer to Exchange. Each Eligible Employee should consult with their personal tax advisor to determine the personal tax consequences of receiving qualified stock options under the Program.

Your Decision

Q40.	Are you making any recommendation as to whether I should participate in the Program?

A40.	No. Neither Motorola nor our Board of Directors or its Compensation and Leadership Committee are making any recommendation as to whether you should participate in the Program. We understand that the decision whether or not to participate in the Program will be a challenging one for many employees. The Program does carry risk (see “Risks of Participating in the Program” on page 1 for information regarding some of these risks), and there is no guarantee that you would not ultimately receive greater value from your Eligible Options than from the Replacement Options you will receive in exchange. As a result, you must make your own decision as to whether or not to participate in the Program. For questions regarding personal tax implications or other questions, you should talk to your own legal, financial and tax advisors. (See “Purpose of the Program” on page 32.)

Q41.	Who can I talk to if I have questions about the Program, or if I need additional copies of the documents relating to the Program?

A41.	For additional information or assistance, you should contact the Company by email at stockoptionexchange@motorola.com or by facsimile at 847-761-1373. (See “Information Concerning Motorola” on page 40.)
Q42.  How does the pro rata vesting for full months of service work with the Replacement Options in the event my employment changes due to a divestiture or if I am involuntarily terminated by Motorola, other than for serious misconduct (the “applicable termination event”)?
A42.  The terms of the Replacement Options are different than the terms of your Eligible Options, including employment termination scenarios, and the Replacement Option Award Agreement should be reviewed carefully.
For the Replacement Options, accelerated pro rata vesting will be determined as follows: all of your unvested Replacement Options will vest on a pro rata basis in amount equal to (a)(i) the total number of Replacement Options subject to your Replacement Option Award Agreement, multiplied by (ii) a fraction, the numerator of which is the number of completed full months of service by you from the date of grant of your Replacement Options to the date of your applicable termination event and the denominator of which is the number of completed full months during the entire vesting period, minus (b) any Replacement Options that vested prior to the date of your applicable termination event. All of your vested but not yet exercised Replacement Options will expire on the earlier of (i) 90 days after the date of your applicable termination event or (ii) five years from the date of the grant of your Replacement Options.

Formula
Below is the formula used to determine the accelerated pro rata vesting of the Replacement Options in the event of employment changed due to a divestiture or an involuntary termination by Motorola, other than for serious misconduct:
There are four examples below that are provided to help illustrate how the accelerated Replacement Option pro rata vesting will be determined in the event of employment changes due to a divestiture or an involuntary termination by Motorola, other that for serious misconduct.
Example

	Example #1	Example #2	Example #3	Example #4
Date of Grant	June 12, 2009	June 12, 2009	June 12, 2009	June 12, 2009

Replacement Options Granted	1,000	1,000	1,000	1,000

Vesting Date #1	50% on	50% on	50% on	50% on
	June 12, 2010	June 12, 2010	June 12, 2010	June 12, 2010

Vesting Date #2	50% on	50% on	50% on	50% on
	June 12, 2011	June 12, 2011	June 12, 2011	June 12, 2011

# of completed full	24	24	24	24
months during the entire vesting period

Termination Date	July 1, 2009	July 15, 2009	September 20, 2009	December 5, 2010

# of completed full	June 12, 2009 to	June 12, 2009 to	June 12, 2009 to	June 12, 2009 to
months of service	July 1, 2009	July 15, 2009	September 20, 2009	December 5, 2010
from the Date of	= 0	= 1	= 3	= 17
Grant to the employee’s termination date

Replacement Options	0	0	0	500
that vested prior to employee’s termination date

Pro rata Vested	(1,000) X (0/24)) – 0	(1,000) X (1/24)) – 0	(1,000) X (3/24)) – 0	(1,000) X (17/24)) – 500
Replacement Options	= 0	= 41	= 125	= 208

RISKS OF PARTICIPATING IN THE PROGRAM
     Participating in the Program involves a number of risks, including those described below. This list and the risk factors in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended April 4, 2009 filed with the SEC highlight some of the material risks of participating in the Program. You should carefully consider these risks and are encouraged to speak with your legal, financial or tax advisors as necessary before deciding to participate in the Program. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences for employees in the United States, Schedule C discussing the tax consequences for employees outside the United States and the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the Program.
     In addition, this Offer to Exchange and our SEC reports referred to above include “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements made in connection with this Offer to Exchange are not subject to the safe harbor protections under such Act. When used in this Offer to Exchange and our SEC reports, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and similar words are intended to identify these forward-looking statements. We caution that the risk factors below, as well as those in our other SEC filings, could cause our actual results to differ materially from those estimated or predicted in the forward-looking statements.
     The following discussion should be read in conjunction with the summary financial data included in Section 14 of this Offer to Exchange, as well as our most recent Forms 10-K, 10-Q and 8-K filed with the SEC on or before the date hereof. We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date hereof.
Risks Relating to the Program
     The Exchange Ratios used in determining the number of Replacement Options you will be eligible to receive for your Exchanged Options takes into account a number of factors and assumptions, and as such, the actual value of your Replacement Options may be more or less than the value of your Eligible Options. Furthermore, the value of your Replacement Options cannot be determined until the close of the Program.
     The number of Replacement Options that you will be eligible to receive has been determined based on an Exchange Ratio. We determined the Exchange Ratio by first calculating the aggregate value of the Eligible Options using a Black-Scholes option pricing model. Black-Scholes models were initially developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable, characteristics not present in our or most other companies’ option grants under employee option plans. Existing valuation models, including variations of the Black-Scholes model, may not provide reliable measures of the values of our stock-based compensation, including with respect to the Program. There currently is no market-based mechanism or other practical application to verify the reliability and accuracy of the estimates stemming from the Black-Scholes option pricing model used, in part, to determine the Exchange Ratio, nor is there a means to compare and adjust the estimates to actual values.
     The Black-Scholes model we used takes into account the following assumptions to estimate fair value: average closing stock price for the 10 trading days ending on May 5, 2009 ($5.71), actual weekly historical stock price volatility for the prior three years, risk free interest rates that vary with the remaining term of the Eligible Options, the remaining contractual term of the options as of June 15, 2009, option exercise price and 0.00% dividend yield. In determining the Exchange Ratios, Replacement Options are targeted to provide value that is, in the aggregate, not greater than the fair value of the Eligible Options and minimizes incremental compensation expense to the Company.
     Depending on the assumption used to value your Eligible Options and Replacement Options, it is possible a Black-Scholes valuation of your Replacement Options may be more or less than a Black-Scholes valuation of your Eligible Options. This also is possible under the Exchange Ratios. The Exchange Ratios were established as of May 5, 2009 prior to the commencement of the Exchange Period. The actual Black-Scholes value of the Eligible Options and the Replacement Options can not be known until the close of the Program on June 12, 2009. Accordingly, it is important for you to evaluate this offer based on your assessment of the Company’s future stock price, the specific options you currently hold and other applicable risk factors.

     If the trading price of our common stock decreases after the date on which your Replacement Options are granted, you will not be able to realize any gain from the exercise of your Replacement Options.
     The exercise price per share of all Replacement Options will be equal to the closing price of our common stock as reported on the New York Stock Exchange Composite Transactions on the Replacement Option Grant Date, which is expected to be June 12, 2009. If the trading price of our common stock decreases after the Replacement Option Grant Date, the exercise price of your Replacement Options will be greater than the trading price of our common stock and you will not be able to realize any gain from the exercise of your Replacement Options. The trading price of our common stock has been volatile and there can be no assurance that the price of our common stock will increase after the Replacement Option Grant Date.
     Replacement Options will be subject to vesting requirements, and you generally will not be able to exercise any unvested Replacement Options if your employment with Motorola terminates prior to the applicable vesting dates.
     The Replacement Options will be subject to a new vesting schedule and will be unvested at the time of grant, regardless of whether your Exchanged Options were partly or wholly vested. The Replacement Options will vest 50% per year on the first and second anniversary of the Replacement Option Grant Date. Vesting is subject to you continuing to be an employee with Motorola through each relevant vesting date, absent a special vesting event. Your participation in the Program and the receipt of Replacement Options does not provide any guarantee or promise of continued employment with Motorola. You will not be able to exercise any unvested Replacement Options if your employment with Motorola terminates for any reason, including the termination of your employment by Motorola with or without cause, prior to the applicable vesting dates, absent a special vesting event. Therefore, if your Exchanged Options are partly or wholly vested, it is possible that your Exchanged Options could be economically more valuable than the Replacement Options granted pursuant to the Program.
     If the trading price of our common stock increases in the future, your Exchanged Options might be worth more than the Replacement Options that you receive under the Program.
     Because the Program is not based on a one-for-one exchange ratio with respect to the Exchanged Options, it is possible that in the future your Exchanged Options could be economically more valuable than the Replacement Options granted pursuant to the Program. For example, if you are an employee in the United States and you exchange an option exercisable for 1,000 shares with an exercise price of $15.00 per share and a remaining term of four years, you will receive a Replacement Option exercisable for 444 shares. Assume, for illustrative purposes only, that the exercise price of your Replacement Option is $6.00 per share and that in three years the trading price of our common stock has increased to $25.00 per share. Under this example, if you had retained your Exchanged Options and sold the shares subject to the options at $25.00 per share, you would have realized a pre-tax gain of $10,000. If you exchanged your options and sold the shares subject to your Replacement Options, however, you would realize a pre-tax gain of only $8,436.
     If we are acquired by or merge with another company or spin-off a business, your Exchanged Options might be worth more than the Replacement Options that you receive under the Program.

     A transaction involving Motorola, such as a merger, a spin-off or other acquisition, could have a substantial effect on our stock price, including significantly increasing or decreasing the price of our common stock. Depending on the structure and terms of this type of transaction, employees who elect to participate in the Program might be deprived of some of the benefit of the appreciation in the price of our common stock resulting from the merger, spin-off or acquisition. This could result in a greater financial benefit for those employees who did not participate in the Program and retained their original options.
     Some non-U.S. employees, including some employees who may be tax residents of multiple countries, could be subject to negative tax consequences if they participate in the Program.
     Non-U.S. employees should carefully review Schedule C attached to this Offer to Exchange for their country of residence to determine whether participation in the Program could trigger any negative tax consequences. If you are subject to the tax laws of more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.
Risks Related to Ownership of Our Common Stock
     The trading price of our common stock has been volatile and is likely to be volatile in the future.
     The trading price of our common stock has been volatile due, in part, to generally volatile securities markets, and the volatility in the telecommunications and technology companies’ securities markets in particular. During the calendar year ended December 31, 2008, the closing price of our stock price as reported by the New York Stock Exchange Composite Transactions has fluctuated from a low of $3.00 to a high of $16.20. Factors other than our financial results that may affect our share price include, but are not limited to, market expectations of our performance, spending plans of our customers, and the level of perceived growth in the industries in which we participate.
     If the market for technology stocks or the stock market in general experiences loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, operating results or financial condition. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry or the stock market generally even if these events do not directly affect us. Each of these factors, among others, could cause our stock price to decline. Some companies that have had volatile market prices for their securities have had securities class actions filed against them. If a suit were filed against us, regardless of its merits or outcome, it could result in substantial costs and divert management’s attention and resources.
     If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.
     The trading market for our common stock will continue to depend in part on the research and reports that securities or industry analysts publish about us or our business. If we do not continue to maintain adequate research coverage or if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.
     Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

     We are a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. In addition, our certificate of incorporation and bylaws contain provisions that may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable.
Risks Relating to our Business
     We have had substantial operating losses in 2008 and 2007 and may continue to incur losses as we reposition our Mobile Devices business.
     In 2008 and 2007, Motorola had substantial operating losses as a result of the financial performance of our Mobile Devices business. While we have plans in place intended to improve the performance of this business, we cannot be certain that we will be successful or that we will be profitable in 2009.
     The wireless mobile handset market experienced slowing growth in 2008 and the market is expected to decline in 2009 which could negatively impact transition plans for our Mobile Devices business.
     In 2009, worldwide wireless handset industry unit shipments are expected to decline by approximately 10%. This would be the first annual decline in industry handset unit shipments since 2001. A declining mobile handset market may make it more difficult to improve our business, due to excess manufacturing capacity, increased price competition and other market factors.
     We have lost significant market share in our Mobile Devices businesses and such loss has negatively impacted our performance and may continue to negatively impact our financial results.
     Our share of the worldwide wireless handset market has declined significantly in the last two years, from approximately 22% in 2006, to 14% in 2007, to 8% in 2008. While we reduced our costs during this period of time, these market share declines and resulting volume reductions have had an adverse effect on our results of operations. If market share in our Mobile Devices business continues to decline, it will adversely impact our financial results.
     The uncertainty of current economic and political conditions makes budgeting and forecasting difficult and may reduce demand for our products.
     Current conditions in the domestic and world economies are very uncertain. The global financial crisis, as well as ongoing political conflicts in the Middle East and elsewhere, have created many economic and political uncertainties that have impacted worldwide markets. As a result, it is difficult to estimate changes in various parts of the world economy, including the markets in which we participate. Because all components of our budgeting and forecasting are dependent upon estimates in the markets we serve and demand for our products, the prevailing economic uncertainties render estimates of future income and expenditures difficult.
     We have manufacturing operations and engineering resources in Israel that could be disrupted as a result of hostilities in the region. We also sell our products and services throughout the Middle East and demand for our products and services could be adversely impacted by hostilities in this region.

     The potential for future terrorist attacks, increased global conflicts and the escalation of existing conflicts and public health issues has created worldwide uncertainties that have negatively impacted, and may continue to negatively impact, demand for certain of our products.
     We operate in highly competitive markets and our financial results will be affected if we are not able to compete effectively.
     The markets for our products are highly competitive with respect to, among other factors: pricing, product features, product and service quality, and the time required to introduce new products and services. We are constantly exposed to the risk that our competitors may implement new technologies before we do, or may offer lower prices, additional products or services or other incentives that we cannot or will not offer. We can give no assurances that we will be able to compete successfully against existing or future competitors.
     Our success depends in part on our timely introduction of new products and technologies and our results can be impacted by the effectiveness of our significant investments in new products and technologies.
     The markets for our products are characterized by rapidly changing technologies, frequent new product introductions, short product life cycles and evolving industry standards. We face intense competition in these markets from both established companies and new entrants. Product life cycles can be short and new products are expensive to develop and bring to market. Our success depends, in substantial part, on the timely and successful introduction of new products and upgrades of current products to comply with emerging industry standards and to address competing technological and product developments carried out by our competitors. The research and development of new, technologically-advanced products is a complex and uncertain process requiring high levels of innovation and investment, as well as the accurate anticipation of technology and market trends. We may focus our resources on technologies that do not become widely accepted or are not commercially viable. In addition, our products may contain defects or errors that are detected only after deployment. If our products are not competitive or do not work properly, our business will suffer.
     Our results are subject to risks related to our significant investment in developing and introducing new products, such as: advanced wireless handsets, including smartphones; WiMAX, LTE and other advanced technologies for wireless broadband networks; products for transmission of telephony and high-speed data over hybrid fiber coaxial cable systems; integrated digital radios; and integrated public safety systems. These risks include: (i) difficulties and delays in the development, production, testing and marketing of products; (ii) customer acceptance of products; (iii) the development of, approval and compliance with industry standards; (iv) the significant amount of resources we must devote to the development of new technology; and (v) the ability to differentiate our products and compete with other companies in the same markets.
     We face a number of risks related to the ongoing financial crisis and severe tightening in the global credit markets.
     The ongoing global financial crisis affecting the banking system and financial markets has resulted in a severe tightening in the worldwide credit markets, a low level of liquidity in many financial markets and extreme volatility in credit and equity markets. This financial crisis has impacted, and could continue to impact, Motorola’s business in a number of ways, including:
•	Potential Deferment or Cancellation of Purchases and Orders by Customers: Uncertainty about current and future global economic conditions may cause, and in some cases has caused, consumers, businesses and governments to defer or cancel purchases in response to tighter credit, decreased cash availability and declining consumer confidence. If future demand for our products declines, it will adversely impact our financial results.

•	Customers’ Inability to Obtain Financing to Make Purchases from Motorola and/or Maintain Their Business: Some of our customers require substantial financing in order to fund their operations and make purchases from Motorola. The inability of these customers to obtain sufficient credit to finance purchases of our products and/or meet their payment obligations to us could have, and in some cases has had, an adverse impact on our financial results. In addition, if the financial crisis results in insolvencies for our customers, it will adversely impact our financial results.

•	Increased Requests by Customers for Vendor Financing by Motorola: Certain of the Company’s customers, particularly, but not limited to, those who purchase large infrastructure systems, request that their suppliers provide financing in connection with equipment purchases. In response to the recent tightening in the credit markets, these types of requests continue to increase in volume and scope. Motorola has increased its commitments to provide financing in light of these requests and a continuation of the current credit crisis could force Motorola to choose between further increasing its level of vendor financing or potentially losing sales to these customers.

•	Negative Impact from Increased Financial Pressures on Third-Party Dealers, Distributors and Retailers: A number of our businesses make sales in certain regions through third-party dealers, distributors and retailers. Although many of these third parties have significant operations and maintain access to available credit, others are smaller and more likely to be impacted by the significant decrease in available credit that has resulted from the current financial crisis. If credit pressures or other financial difficulties result in insolvency for important third parties and Motorola is unable to successfully transition end-customers to purchase our products from other third parties or from us directly, it will adversely impact our financial results.

•	Negative Impact from Increased Financial Pressures on Key Suppliers: Our ability to meet customers’ demands depends, in part, on our ability to obtain timely and adequate delivery of quality materials, parts and components from our suppliers. Certain of our components are available only from a single source or limited sources. If certain key suppliers were to become capacity constrained or insolvent as a result of the financial crisis, it could result in a reduction or interruption in supplies or an increase in the price of supplies and adversely impact our financial results. In addition, credit constraints at key suppliers have resulted in accelerated payment of accounts payable by Motorola, impacting our cash flow. This trend could continue and may even accelerate, impacting our cash flow.

•	Increased Risk of Losses or Impairment Charges Related to Debt Securities and Equity and Other Investments Held by Motorola: The current volatility in the financial markets and overall economic uncertainty increases the risk that the actual amounts realized in the future on our debt and equity investments will differ significantly from the fair values currently assigned to them. In 2008, Motorola has recognized $186 million of impairment charges and $101 million of temporary unrealized losses on debt securities held in its Sigma Fund, a broadly diversified portfolio of highly rated, short-duration debt securities. There can be no assurance that the value of Sigma Fund investments will not decline further in the future.

     Also, many of the Company’s equity investments are in early-stage technology companies and, therefore, may be particularly subject to substantial price volatility and heightened risk from the tightening in the credit markets.
•	Increased Risk of Financial Counterparty Failures Could Negatively Impact our Financial Position: The Company uses financial instruments to reduce its overall exposure to the effects of currency fluctuations on cash flows. The Company is exposed to credit loss in the event of nonperformance by the counterparties to these financial instruments. In order to minimize this risk, the contracts are distributed among several leading financial institutions, all of whom presently have investment grade credit ratings. Although the Company has not experienced and does not anticipate nonperformance by its counterparties, in light of the ongoing threats to financial institutions from the global financial crisis, there can be no assurance of performance by the counterparties to these financial instruments.

•	Returns on Pension and Retirement Plan Assets and Interest Rate Changes Could Affect Our Earnings in Future Periods: The funding position of our pension plans is impacted by the performance of the financial markets, particularly the equity markets, and the discount rates used to calculate our pension obligations for funding and expense purposes. Recent significant declines in the financial markets have negatively impacted the value of the assets in the Company’s pension plans. In addition, lower bond yields may reduce our discount rates resulting in increased pension contributions and expense.
     Funding obligations are determined under government regulations and are measured each year based on the value of assets and liabilities on a specific date. If the financial markets do not provide the long-term returns that are expected under the governmental funding calculations, we could be required to make larger contributions. The equity markets can be, and recently have been, very volatile, and therefore our estimate of future contribution requirements can change dramatically in relatively short periods of time. Similarly, changes in interest rates can impact our contribution requirements. In a low interest rate environment, the likelihood of higher contributions in the future increases.
•	Impact on Ability to Sell Receivables: The Company sells accounts receivable and long-term receivables to third parties. Sales are made both on a one-time, non-recourse basis and under committed facilities that involve contractual commitments from third parties to purchase qualifying receivables up to monetary limits. These sales of receivables provide the Company the ability to accelerate cash flow when it is prudent to do so. The ability to sell (or “factor”) receivables, particularly under committed facilities, is often subject to the credit quality of the obligor and the Company’s ability to obtain sufficient levels of credit insurance from independent insurance companies. In early 2009, a $400 million committed facility expired and was not renewed. Although the Company is negotiating replacement facilities, there is no assurance that the Company will be able to implement these facilities. Reduction in the volume of committed receivable purchasing facilities could limit the Company’s ability to sell receivables in the future. Further, the severe tightening in the credit markets due to the ongoing global financial crisis could limit the Company’s ability to sell receivables in the future, particularly if the creditworthiness of our customers declines.

•	Impact on Ability to Purchase Sufficient Credit Insurance: We purchase a large amount of credit insurance to mitigate some of our credit risks. In particular, our ability to sell receivables, particularly under committed receivables facilities, is often subject to obtaining sufficient levels of credit insurance from independent insurance companies.

Accordingly, our ability to sell certain of our receivables, and therefore our cash flows, could be negatively impacted if we are not able to continue to purchase credit insurance in certain countries and in sufficient quantities. Although credit insurance remains generally available to the Company, it has become more expensive to obtain and often requires higher deductibles than in the past.
     There can be no assurances that the Company will be able to obtain sufficient quantities of credit insurance in the necessary locations in the future.
     We face a number of risks related to the recent downgrade of the Company’s long-term debt to non-investment grade by one credit rating agency:
     In December, Standard and Poor’s downgraded the Company’s long-term debt to BB+ (one level below investment grade) from BBB and removed the short-term rating. In February 2009, Fitch Ratings downgraded the Company’s long-term debt to BBB- from BBB and downgraded the short-term debt rating to F-3 from F-2. Also in February 2009, Moody’s Investor Service downgraded the Company’s long-term debt to Baa3 from Baa2 and downgraded the short-term debt rating to P-3 from P-2. Since the Company has a non-investment grade rating from one rating agency, it is referred to as a “split rated credit.”
•	Our access to short-term borrowing in the commercial paper market is very limited: While the Company did not issue commercial paper in 2008, if the Company needs access to very short-term borrowing, it may no longer be able to access the unsecured commercial paper market because of its P-3/F-3 short-term ratings. Other sources of short-term borrowing may be more limited, if available at all, and will have higher cost to borrow than the commercial paper market.

•	Our access to the long-term debt market may be limited: As a split rated credit, our ability to issue long-term debt is more limited and the market into which split rated debt is offered can be very volatile and can be unavailable for periods of time. As a result, it may be more difficult for us to quickly issue long-term debt and any debt issued may be more costly. These factors may impact our operating flexibility.

•	Our ability to provide performance bonds, bid bonds, standby letters of credit and surety bonds could be severely limited: Commercial contracts with Motorola’s customers often require performance bonds, bid bonds, standby letters of credit and surety bonds (collectively, referred to as “Performance Bonds”) to be issued on behalf of the Company by banks and insurance companies. As a split rated credit, issuers of these Performance Bonds may be less likely to provide Performance Bonds on the Company’s behalf in the future, unless the Company provides collateral. These limitations on issuance may apply to the renewal and extension of existing Performance Bonds, as well as the issuance of new Performance Bonds. Such collateral requirements could result in less liquidity for other operational needs. Also, as a result of the Company’s current credit ratings, there has been an increase in the cost of issuance of Performance Bonds.

•	Our ability to hedge foreign exchange risk could be severely limited: As a split rated credit, counterparties may be unwilling to provide trading and derivative lines for the Company without cash collateral. This would severely limit our ability to reduce volatility in earnings and cash flow. Should cash collateral be provided, less liquidity would be available for operational needs.

•	Our ability to fund our foreign affiliates could be limited: The Company relies on uncommitted lines of credit from banks to provide daylight overdraft, short-term loans and other sources of liquidity for foreign affiliates. As a split rated credit, lenders may be unwilling to provide credit to our foreign affiliates. This could result in the Company using U.S. cash to make loans to these affiliates or provide permanent equity where loans are not possible.

•	Trade terms with suppliers could become less favorable: Given the Company’s split rating, suppliers may require letters of credit, cash collateral or other forms of security as part of standard payment conditions. This could result in reduced liquidity and less leverage in pricing negotiations.

•	Our ability to sell receivables could be impacted: As a split rated credit, the conditions placed on us by the parties that we sell our receivables to will become more stringent. If we are unable, or choose not to, meet these new conditions, our ability to sell the receivables will be negatively impacted.
     We may not be able to borrow funds under our credit facility if we are not able to meet the conditions for borrowing required by our facility.
     Our existing $2 billion five-year domestic syndicated revolving credit facility contains various conditions, covenants and representations with which we must be in compliance in order to borrow funds. Although there are no borrowings outstanding under the facility, if we wish to borrow under this facility in the future, there can be no assurance that we will be in compliance with these conditions, covenants and representations.
     We may not generate sufficient future taxable income, which may require additional deferred tax asset valuation allowances.
     If the Company is unable to generate sufficient future taxable income in the U.S. and certain other jurisdictions, or if there is a significant change in the actual effective tax rates or the time period within which the underlying temporary differences become taxable or deductible, the Company could be required to increase its valuation allowances against its deferred tax assets resulting in an increase in its effective tax rate and an adverse impact on future operating results.
     We may be required to record additional goodwill or amortizable intangible assets impairment charges, which could result in an additional significant charge to earnings.
     Under generally accepted accounting principles, we review our amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is tested for impairment at least annually. Factors that may be considered in assessing whether goodwill or intangible assets may not be recoverable include a decline in the Company’s stock price or market capitalization, reduced estimates of future cash flows, and slower growth rates in our industry. During 2008, the Company recorded goodwill impairment charges of $1.6 billion and intangible assets impairment charges of $129 million. The goodwill impairment charges resulted from lower asset values in the overall market and the impact of the macroenvironment on the Company’s near-term forecasts. The intangible asset impairments resulted from a change in a technology platform strategy. Further declines in the Company’s stock price, the markets or reductions in the Company’s future cash flow estimates and future operating results may require the Company to record significant additional goodwill or intangible asset impairment charges in our financial statements in future periods, negatively impacting our financial results.

     Our strategy to separate our businesses into two publicly-traded companies may have an adverse effect on business operations and our assets.
     The Company has announced a strategy to separate into two publicly-traded companies in the future, if and when market and businesses conditions support a separation. There are various uncertainties and risks relating to the proposed separation of our businesses into two publicly-traded companies, which are enhanced because we have not announced a target date for the separation or determined the structure that will best serve the strategic realignment. The uncertainties and risks that could have an adverse effect on our business operations or assets include: (i) the distraction of management and disruption of operations, which could have a material adverse effect on our operating results; (ii) perceived uncertainties as to our future direction may result in increased difficulties in recruiting and retaining employees, particularly highly qualified employees; (iii) perceived uncertainties as to our future direction may have a negative impact on our relationships with our customers, suppliers, vendors and partners and may result in the loss of business opportunities; (iv) the process of exploring strategic alternatives may be time consuming and expensive and may result in the loss of business opportunities; and (v) we may not be able to successfully achieve the benefits of any strategic alternative undertaken by us.
     Our future financial results may be negatively impacted if we do not execute on our hardware and software strategy for our Mobile Devices business.
     As part of our ongoing effort to improve the product portfolio of our Mobile Devices business, we are in the process of rationalizing our hardware and software platforms to reduce the complexity of our product platforms and system architecture to lower our cost to produce devices and to enable richer consumer experiences. Failure to execute these rationalization plans in a timely and effective manner may cause us to be competitively disadvantaged in many areas, including but not limited to, cost, time to market and the ability to ramp-up production in a timely fashion with acceptable quality and improved/additional features.
     If our operating system strategy is not successful, our Mobile Devices business could be negatively impacted.
     We have made a strategic decision to use third-party and/or open source operating systems, such as Google’s Android operating system and Microsoft’s Windows Mobile operating system in our wireless products. As a result of this, we are at risk due to our dependency on third parties continued development of operating systems and third parties’ software application ecosystem infrastructures. With respect to Google’s Android operating system which is a newer operating system for wireless handsets, in the event that Google’s Android team no longer develops the Android code base and this development is not taken up by the open source community, this would increase the burden of development on Motorola. From an overall risk perspective, the industry is currently engaged in an extremely competitive phase with respect to operating system platforms and software generally.
     Android is viewed as a competitive platform in the Linux and smartphone categories. If Android fails to gain operator and/or developer adoption, the Company’s financial results could be negatively impacted.
     We have taken, and continue to take, cost-reduction actions. Our ability to complete these actions and the impact of such actions on our business may be limited by a variety of factors. The cost-reduction actions, in turn, may expose us to additional production risk and have an adverse effect on our sales, profitability and ability to attract and retain employees.
     We have been reducing costs and simplifying our product portfolios in all of our businesses, with sizable reductions in our Mobile Devices business. We have discontinued product lines, exited businesses, consolidated manufacturing operations, increased manufacturing with third parties, reduced our employee population and changed our compensation and benefit programs.
     The impact of these cost-reduction actions on our sales and profitability may be influenced by many factors including, but not limited to: (i) our ability to successfully complete these ongoing efforts; (ii) our ability to generate the level of cost savings we expect or that are necessary to enable us to effectively compete; (iii) delays in implementation of anticipated workforce reductions in highly-regulated locations outside the United States, particularly in Europe and Asia; (iv) decline in employee morale and the potential inability to meet operational targets due to the loss of employees; (v) our ability to retain or recruit key employees, particularly as a result of recent actions to suspend the Company’s 401(k) contributions to employee accounts, permanently freeze all future benefit accruals under U.S. pension plans and eliminate merit increase programs in the U.S. and many other markets; (vi) the adequacy of our manufacturing capacity, including capacity provided by third parties; and (vii) the performance of other parties under contract manufacturing arrangements on which we rely for the manufacture of certain products, parts and components.
     All of our businesses have consolidated or exited certain facilities and our products are manufactured in fewer facilities than in the past. While we have business continuity and risk management plans in place in case capacity is significantly reduced or eliminated at a given facility, the reduced number of alternative facilities could cause the duration of any manufacturing disruption to be longer. As a result, we could have difficulties fulfilling our orders and our sales and profits could decline.
     The demand for our products depends, in part, on the continued growth of the industries in which we participate. A market decline in any one of these industries could have an adverse effect on our business.
     The rate at which the portions of the telecommunications industry in which we participate continue to grow is critical to our ability to improve our overall financial performance and we could be negatively impacted by a slowdown. Our business was very negatively impacted by the economic slowdown and the corresponding reduction in capital spending by the telecommunications industry from 2001 to 2003, and we are forecasting declines and slower growth in 2009 for the industries we compete in.
     Our customers and suppliers are located throughout the world and, as a result, we face risks that other companies that are not global may not face.
     Our customers and suppliers are located throughout the world and more than half of our net sales are made to customers outside the U.S. In addition, we have many manufacturing, administrative and sales facilities outside the U.S. and more than half of our employees are employed outside the U.S. Most of our suppliers’ operations are outside the U.S., and most of our products are manufactured outside the U.S.
     As with all companies that have sizeable sales and operations outside the U.S., we are exposed to risks that could negatively impact sales or profitability, including but not limited to: (i) tariffs, trade barriers and trade disputes, customs classifications and certifications, including but not limited to changes in classifications or errors or omissions related to such classifications and certifications; (ii) changes in U.S. and non-U.S. rules related to trade, environmental, health and safety, technical standards & consumer protection; (iii) longer payment cycles; (iv) tax issues, such as tax law changes, variations in tax laws from country to country and as compared to the U.S., obligations under tax incentive agreements, and difficulties in repatriating cash generated or held abroad in a tax-efficient manner; (v) currency fluctuations, particularly in the Chinese renminbi, Euro, Brazilian real, Taiwan dollar and Japanese yen; (vi) foreign exchange regulations, which may limit the Company’s ability to convert or repatriate foreign currency; (vii) challenges in collecting accounts receivable; (viii) cultural and language differences; (ix) employment regulations and local labor conditions; (x) difficulties protecting IP in foreign countries; (xi) instability in economic or political conditions, including inflation, recession and actual or anticipated military or political conflicts; (xii) natural disasters; (xiii) public health issues or outbreaks; (xiv) changes in laws or regulations that adversely impact benefits being received by the Company; and (xv) the impact of each of the foregoing on our outsourcing and procurement arrangements.
     Many of our products that are manufactured outside the U.S. are manufactured in Asia and Mexico. If manufacturing in these regions is disrupted, our overall capacity could be significantly reduced and sales or profitability could be negatively impacted. Furthermore, the legal system in China is still developing and is subject to change. Accordingly, our operations and orders for products in China could be adversely impacted by changes to, or interpretation of, Chinese law.
     We also have presence in emerging markets such as India and Russia. We face challenges in emerging markets, including creating demand for our products and the negative impact of changes in the laws, or the interpretation of the laws, in those countries.
     Changes in our operations or sales outside the U.S. markets could result in lost benefits in impacted countries and increase our cost of doing business.
     The Company has entered into various agreements with non-U.S. governments, agencies, or similar organizations under which the Company receives certain benefits relating to its operations and/or sales in the jurisdiction. If the Company’s circumstances change and operations or sales are not at levels originally anticipated, the Company may be at risk of losing some or all of these benefits and increasing our cost of doing business.
     If the quality of our products does not meet our customers’ expectations, then our sales and operating earnings, and ultimately our reputation, could be adversely affected.
     Some of the products we sell have quality issues resulting from the design or manufacture of the product, or from the software used in the product. Sometimes, these issues may be caused by components we purchase from other manufacturers or suppliers. Often these issues are identified prior to the shipment of the products and may cause delays in shipping products to customers, or even the cancellation of orders by customers. Sometimes, we discover quality issues in the products after they have been shipped to our customers, distributors or end-users, requiring us to resolve such issues in a timely manner that is the least disruptive to our customers. Such pre-shipment and post-shipment quality issues can have legal and financial ramifications, including: delays in the recognition of revenue, loss of revenue or future orders, customer-imposed penalties on Motorola for failure to meet contractual requirements, increased costs associated with repairing or replacing products, and a negative impact on our goodwill and brand name reputation.
     In some cases, if the quality issue affects the product’s safety or regulatory compliance, then such a “defective” product may need to be recalled. Depending on the nature of the defect and the number of products in the field, it could cause the Company to incur substantial recall costs, in addition to the costs associated with the potential loss of future orders, and the damage to the Company’s goodwill or brand/reputation. In addition, the Company may be required, under certain customer contracts, to pay damages for failed performance that might exceed the revenue that the Company receives from the contracts. Recalls involving regulatory agencies could also result in fines and additional costs. Finally, recalls could result in third-party litigation, including class action litigation by persons alleging common harm resulting from the purchase of the products.

     If the volume of our sales decrease or do not reach projected targets, we could face increased materials and manufacturing costs that may make our products less competitive.
     We have negotiated favorable pricing terms with many of our suppliers, some of which have volume-based pricing. In the case of volume-based pricing arrangements, we may experience higher than anticipated costs if current volume-based purchase projections are not met. Some contracts have minimum purchase commitments and we may incur large financial penalties if these commitments are not met. We also may have unused production capacity if our current volume projections are not met, increasing our production cost per unit. In the future, as we establish new pricing terms, our volume demand could adversely impact future pricing from suppliers. All of these outcomes may result in our products being more costly to manufacture and less competitive.
     Our future operating results depend on our ability to purchase a sufficient amount of materials, parts and components to meet the demands of our customers.
     Our ability to meet customers’ demands depends, in part, on our ability to obtain timely and adequate delivery of quality materials, parts and components from our suppliers. We have experienced shortages in the past that have adversely affected our operations. Although we work closely with our suppliers to avoid these types of shortages, there can be no assurances that we will not encounter these problems in the future. Furthermore, certain of our components are available only from a single source or limited sources. We may not be able to diversify sources in a timely manner. A reduction or interruption in supplies or a significant increase in the price of supplies could have a material adverse effect on our businesses.
     Our success is dependent, in part, upon our ability to form successful strategic alliances. If these arrangements do not develop as expected, our business may be adversely impacted.
     We currently partner with industry leaders to meet customer product and service requirements and to develop innovative advances in design and technology. Some of our partnerships allow us to supplement internal manufacturing capacity and share the cost of developing next-generation technologies. Other partnerships allow us to offer more services and features to our customers. If such arrangements do not develop as expected, our business could be adversely impacted.
     We rely on third-party distributors, representatives and retailers to sell certain of our products.
     In addition to our own sales force, we offer our products through a variety of third-party distributors, representatives and retailers. Certain of our distributors or representatives may also market other products that compete with our products. The loss, termination or failure of one or more of our distributors or representatives to effectively promote our products, or changes in the financial or business condition of these distributors, representatives or retailers, could affect our ability to bring products to market.
     We face many risks relating to intellectual property rights.
     Our business will be harmed if: (i) we, our customers and/or our suppliers are found to have infringed intellectual property rights of third parties, (ii) if the intellectual property indemnities in our supplier agreements are inadequate to cover damages and losses due to infringement of third-party intellectual property rights by supplier products, (iii) if we are required to provide broad intellectual property indemnities to our customers, or (iv) if our intellectual property protection is inadequate to protect our proprietary rights. We may be harmed if we are forced to make publicly available, under the relevant open-source licenses, certain internally developed software-related intellectual property as a result of either our use of open-source software code or the use of third-party software that contains open-source code.

     Because our products are comprised of complex technology, much of which we acquire from suppliers through the purchase of components or licensing of software, we are often involved in or impacted by litigation regarding patent and other intellectual property rights. Third parties have asserted, and in the future may assert, intellectual property infringement claims against us and against our customers and suppliers. Defending claims may be expensive and divert the time and efforts of our management and employees. Increasingly, third parties have sought broad injunctive relief which could limit our ability to sell our products in the U.S. or elsewhere with intellectual property subject to the claims. If we do not succeed in any such litigation, we could be required to expend significant resources to pay damages, develop non-infringing intellectual property or to obtain licenses to the intellectual property that is the subject of such litigation. However, we cannot be certain that any such licenses, if available at all, will be available to us on commercially reasonable terms. In some cases, we might be forced to stop delivering certain products if we or our customer or supplier are subject to a final injunction.
     We attempt to negotiate favorable intellectual property indemnities with our suppliers for infringement of third-party intellectual property rights, but there is no assurance that we will be successful in our negotiations or that a supplier’s indemnity will cover all damages and losses suffered by Motorola and our customers due to the infringing products or that a supplier may choose to accept a license or modify or replace its products with non-infringing products which would otherwise mitigate such damages and losses. Further, Motorola may not be able to participate in intellectual property litigation involving a supplier and may not be able to influence any ultimate resolution or outcome that may adversely impact Motorola’s sales if a court enters an injunction that enjoins the supplier’s products or if the International Trade Commission issues an exclusionary order that blocks Motorola products from importation into the U.S.
     In addition, our customers increasingly demand that we indemnify them broadly from all damages and losses resulting from intellectual property litigation against them. Because our customers often derive much larger revenue streams by reselling or leasing our products than we generate from the same products, these indemnity claims by our customers have the potential to expose us to damages that are much higher than we would be exposed to if we were sued directly.
     Our patent and other intellectual property rights are important competitive tools and may generate income under license agreements. We regard our intellectual property rights as proprietary and attempt to protect them with patents, copyrights, trademarks, trade secret laws, confidentiality agreements and other methods. We also generally restrict access to and distribution of our proprietary information. Despite these precautions, it may be possible for a third party to obtain and use our proprietary information or develop similar technology independently. In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries. Unauthorized use of our intellectual property rights by third parties and the cost of any litigation necessary to enforce our intellectual property rights could have an adverse impact on our business.
     As we expand our business, including through acquisitions, and compete with new competitors in new markets, the breadth and strength of our intellectual property portfolio in those new areas may not be as developed as in our longer-standing businesses. This may expose us to a heightened risk of litigation and other challenges from competitors in these new markets.
     We face risks related to ongoing patent-related disputes between Qualcomm and Broadcom.
     Motorola is a purchaser of CDMA EV-DO baseband processor chips and chipsets from Qualcomm Incorporated (“Qualcomm”), and we previously announced an intention to design certain of Qualcomm’s W-CDMA chipsets into certain of our 3G handsets. Qualcomm and Broadcom Corporation (“Broadcom”) are engaged in several patent-related legal actions. In certain of these actions, Broadcom is seeking orders to ban the importation into the U.S. of Qualcomm’s infringing EV-DO and W-CDMA baseband processor chipsets and certain “downstream” products that contain them (including Motorola handsets) and/or limit Qualcomm’s ability to provide certain services and products in the U.S. relating to such infringing chipsets. A final outcome adverse to Qualcomm in any of the patent-related legal actions could have a material adverse impact on Motorola’s performance by making it difficult, more expensive or impossible for Motorola to make and/or import products destined for the U.S. market that use certain infringing Qualcomm chipsets. While we continue to work with Qualcomm and others on contingency plans relating to these cases, there is no guarantee that such plans will prove successful or avoid further legal challenge.
     Our future financial results may be negatively impacted if we are not successful in licensing our intellectual property.
     As part of the business strategy of some of our business segments, primarily our Mobile Devices business, we generate revenue through the licensing of intellectual property rights. The licensed rights include those that are essential to telecommunications standards, such as the GSM standard. Previously agreed-upon terms of some of our long-standing license agreements and the aging of our essential patent portfolio have reduced our royalty revenue over the past several years and are likely to continue to reduce that revenue. Uncertainty in the legal environment makes it difficult to assure that we will be able to enter into new license agreements that will be sufficient to offset that reduction in our revenue.
     Many of our components and products are designed or manufactured by third parties and if third-party manufacturers lack sufficient quality control or if there are significant changes in the financial or business condition of such third-party manufacturers, it may have a material adverse effect on our business.
     We rely on third-party suppliers for many of the components used in our products and we rely on third-party manufacturers to manufacture many of our assemblies and finished products. If we are not able to engage such manufacturers with the capabilities or capacities required by our business, or if such third parties lack sufficient quality control or if there are significant changes in the financial or business condition of such third parties, it could have a material adverse effect on our business.
     We also have third-party arrangements for the design or manufacture of certain products, parts and components. If we are not able to engage such parties with the capabilities or capacities required by our business, or if these third parties fail to deliver quality products, parts and components on time and at reasonable prices, we could have difficulties fulfilling our orders and our sales and profits could decline.
     We may continue to make strategic acquisitions of other companies or businesses and these acquisitions introduce significant risks and uncertainties, including risks related to integrating the acquired businesses and achieving benefits from the acquisitions.
     In order to position ourselves to take advantage of growth opportunities, we have made, and may continue to make, strategic acquisitions that involve significant risks and uncertainties. These risks and uncertainties include: (i) the difficulty in integrating newly-acquired businesses and operations in an efficient and effective manner; (ii) the challenges in achieving strategic objectives, cost savings and other benefits from acquisitions; (iii) the risk that our markets do not evolve as anticipated and that the technologies acquired do not prove to be those needed to be successful in those markets; (iv) the potential loss of key employees of the acquired businesses; (v) the risk of diverting the attention of senior management from our operations; (vi) the risks of entering new markets in which we have limited experience; (vii) risks associated with integrating financial reporting and internal control systems; (viii) difficulties in expanding information technology systems and other business processes to accommodate the acquired businesses; and (ix) future impairments of goodwill of an acquired business.

     Acquisition candidates in the industries in which we participate may carry higher relative valuations (based on their earnings) than we do. This is particularly evident in software and services businesses. Acquiring a business that has a higher valuation than Motorola may be dilutive to our earnings, especially when the acquired business has little or no revenue. In addition, we may not pursue opportunities that are highly dilutive to near-term earnings and have, in the past, foregone certain of these acquisitions.
     Key employees of acquired businesses may receive substantial value in connection with a transaction in the form of change-in-control agreements, acceleration of stock options and the lifting of restrictions on other equity- based compensation rights. To retain such employees and integrate the acquired business, we may offer additional retention incentives, but it may still be difficult to retain certain key employees.
     The value of our investments in the securities of various companies fluctuates and it may be difficult for us to realize the value of these investments.
     We hold a portfolio of investments in various companies. Since the majority of these securities represent investments in technology companies, the fair market values of these securities are subject to significant price volatility. In addition, the realizable value of these securities is subject to market and other conditions.
     We also have invested in numerous privately-held companies, many of which can still be considered in startup or developmental stages. These investments are inherently risky as the market for the technologies or products they have under development are typically in the early stages and may never materialize. We could lose all or substantially all of the value of our investments in these companies, and in some cases have.
     The Sigma Fund holds U.S. Dollar-denominated debt obligations which include, among other securities, corporate bonds, asset- and mortgage-backed securities. As issuers of these securities continue to be negatively impacted by the weakened global economic environment and dislocation in the financial markets, the total fair value of the Sigma Fund holdings is less than its total original cost. The fair value of these holdings may experience further declines due to the widening credit spreads in several debt market segments or if the underlying debtors should default on their obligations. Such events could result in additional temporary unrealized losses or impairment charges in the Sigma Fund investments.
     It may be difficult for us to recruit and retain the types of highly-skilled employees that are necessary to remain competitive.
     Competition for key technical personnel in high-technology industries is intense. We believe that our future success depends in large part on our continued ability to hire, assimilate, retain and leverage the skills of qualified engineers and other highly-skilled personnel needed to compete and develop successful new products. We may not be as successful as our competitors at recruiting, assimilating, retaining and utilizing these highly-skilled personnel. In particular, we may have more difficulty attracting or retaining highly-skilled personnel during periods of poor operating performance, and as a result of recent actions to suspend the Company’s 401(k) contributions to employee accounts, permanently freeze all future benefit accruals under U.S. pension plans and eliminate merit increase programs in the U.S. and many other markets.
     The unfavorable outcome of litigation pending or future litigation could materially impact the Company.
     Our financial results could be materially adversely impacted by unfavorable outcomes to any pending or future litigation. There can be no assurances as to the favorable outcome of any litigation. In addition, it can be very costly to defend litigation and these costs could negatively impact our financial results.
     We are subject to a wide range of product regulatory and safety, consumer, worker safety and environmental laws.
     Our operations and the products we manufacture and/or sell are subject to a wide range of global laws. Compliance with existing or future laws could subject us to future costs or liabilities, impact our production capabilities, constrict our ability to sell, expand or acquire facilities, and generally impact our financial performance. Some of these laws relate to the use, disposal, clean up of, and exposure to hazardous substances. In the United States, laws often require parties to fund remedial studies or action regardless of fault. Motorola continues to incur disposal costs and has ongoing remediation obligations. Changes to U.S. environmental laws or our discovery of additional obligations under these laws could have a negative impact on Motorola.
     Over the last several years, laws focused on: the energy efficiency of electronic products and accessories; recycling of both electronic products and packaging; and reducing or eliminating certain hazardous substances in electronic products have expanded significantly. Laws pertaining to accessibility features of electronic products, standardization of connectors and power supplies, sound levels of music playing devices, and other aspects are also proliferating.
     These laws impact our products and make it more expensive to manufacture and sell product. It may also be difficult to comply with the laws in a timely way and we may not have compliant products available in the quantities requested by our customers, thereby impacting our sales and profitability.
     We expect these trends to continue. In addition, we anticipate increased demand to meet voluntary criteria related to reduction or elimination of certain hazardous constituents from products, increasing energy efficiency, and providing additional accessibility.
     We are exposed to risks under large multi-year system contracts that may negatively impact our business.
     We enter into large multi-year system contracts with large customers. This exposes us to risks, including: (i) the technological risks of such contracts, especially when the contracts involve new technology, and (ii) financial risks under these contracts, including the estimates inherent in projecting costs associated with large contracts and the related impact on operating results. We are also facing increasing competition from traditional system integrators and the defense industry as system contracts become larger and more complicated. Political developments also can impact the nature and timing of these large contracts.
     It is important that we are able to obtain many different types of insurance, and if we are not able to obtain insurance we are forced to retain the risk.
     The Company has many types of insurance coverage and also self-insures for some risks and obligations. The insurance market was disrupted after the events of September 11, 2001 and the 2005 hurricanes. While the cost and availability of most insurance has stabilized, there are still certain types and levels of insurance that remain unavailable. Natural disasters and certain risks arising from securities claims and public liability are potential self-insured events that could negatively impact our financial results.

     Government regulation of radio frequencies may limit the growth of the wireless communications industry or reduce barriers to entry for new competitors.
     Radio frequencies are required to provide wireless services. The allocation of frequencies is regulated in the U.S. and other countries and limited spectrum space is allocated to wireless services. The growth of the wireless and personal communications industry may be affected: (i) by regulations relating to the access to allocated spectrum for wireless communication users, especially in urban areas, (ii) if adequate frequencies are not allocated, or (iii) if new technologies are not developed to better utilize the frequencies currently allocated for such use. Industry growth has been and may continue to be affected by the cost of new licenses required to use frequencies and any related frequency relocation costs.
     The U.S. leads the world in spectrum deregulation, allowing new wireless communications technologies to be developed and offered for sale. Examples include wireless local area network systems, such as WiFi, mesh technologies and wide area network systems, such as WiMAX and LTE. Other countries have also deregulated portions of their available spectrum to allow deployment of these and other technologies. Deregulation may introduce new competition and new opportunities for Motorola and our customers.
     Changes in government policies and laws or economic conditions may adversely affect our financial results.
     Our results may be affected by changes in trade, monetary and fiscal policies, laws and regulations, or other activities of U.S. and non-U.S. governments, agencies and similar organizations. Our results may also be affected by social and economic conditions, which impact our operations, including in emerging markets in Asia, India, Latin America and Eastern Europe, and in markets subject to ongoing political hostilities and war, including the Middle East.
     In addition, the laws and regulations that apply directly to access to, or commerce on, the Internet are still evolving. We could be adversely affected by any such regulation in any country where we operate, including under the new presidential administration in the U.S. The adoption of such measures could decrease demand for our products and at the same time increase the cost of selling such products.
     Consolidations in both the cable and telecommunication industries may adversely impact our business.
     The cable and telecommunication industries have experienced consolidation and this trend is expected to continue according to industry estimates. Industry consolidation could result in delays of purchases or in the selection of new suppliers by the merged companies. This could adversely impact equipment suppliers like Motorola and our competitors. Due to continuing consolidation within the cable and telecommunications industries worldwide, a small number of operators own a majority of cable television systems and account for a significant portion of the capital spending made by cable telecommunications systems operators.
     The effects of FCC regulations requiring separation of security functionality from set-tops could negatively impact our sales of set-tops to cable providers.
     Historically, reception of digital television programming from a cable broadband network has required a set-top with security technology. Traditionally, cable service providers sold or leased their set-top to their customer. This security technology has limited the availability of set-tops to those manufactured by a few cable network manufacturers, including Motorola. FCC regulations requiring separation of security functionality from set-tops that are aimed at increasing competition and encouraging the sale of set-tops in the retail market became effective for most customers in 2007. As the retail market develops for set-tops and televisions capable of accepting the security modules, sales of our set-tops to cable providers may be negatively impacted. In addition, a full two-way security interface specification that allows retail customers access to all programming available on a cable operator’s network without the need for a set-top box has been adopted by a few television manufacturers. They began shipping television sets that incorporate this capability in 2008.
     We rely on complex information technology systems and networks to operate our business. Any significant system or network disruption could have a material adverse impact on our operations, sales and operating results.
     We rely on the efficient and uninterrupted operation of complex information technology systems and networks, some of which are within Motorola and some are outsourced. All information technology systems are potentially vulnerable to damage or interruption from a variety of sources, including but not limited to computer viruses, security breach, energy blackouts, natural disasters, terrorism, war and telecommunication failures. There also may be system or network disruptions if new or upgraded business management systems are defective or are not installed properly. We have implemented various measures to manage our risks related to system and network disruptions, but a system failure or security breach could negatively impact our operations and financial results. In addition, we may incur additional costs to remedy the damages caused by these disruptions or security breaches.
     The outcome of currently ongoing and future examinations of our income tax returns by the IRS could impact our financial results.
     We are subject to continued examination of our income tax returns by the Internal Revenue Service and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for income taxes. There can be no assurance that the outcomes from these continuing examinations will not have an adverse effect on future operating results.
     Failure of our suppliers to use acceptable ethical business practices could negatively impact our business.
     It is our policy to require our suppliers to operate in compliance with applicable laws, rules and regulations regarding working conditions, employment practices, environmental compliance and trademark and copyright licensing. However, we do not control their labor and other business practices. If one of our suppliers violates labor or other laws or implements labor or other business practices that are regarded as unethical, the shipment of finished products to us could be interrupted, orders could be canceled, relationships could be terminated and our reputation could be damaged. If one of our suppliers fails to procure necessary license rights to trademarks, copyrights or patents, legal action could be taken against us that could impact the salability of our inventory and expose us to financial obligations to a third party. Any of these events could have a material adverse effect on our sales and results of operations.
     Copyright levies in numerous countries for the sale of products may adversely impact our business.
     Motorola faces the possibility of substantial copyright levies from collecting societies in numerous countries for the sale of products that might be used for the private copying of copyright protected works such as mobile phones, memory cards, and set top boxes. The collecting societies argue that such levies should apply to such products because they include audio/video recording functionality, such as an MP3 player or DVR or storage capability, despite the fact that such products are not primarily intended to act as a recording device. As of this date, to our knowledge, no copyright levies have been paid to any collecting societies anywhere by any manufacturer. Motorola is currently working with other major mobile communications companies to challenge the applicability of these levies to mobile phones, and is also engaged in aggressive lobbying efforts against the levies in general at the European Union level. However, if these levies are imposed, our financial results will be negatively impacted.

THE PROGRAM
1. Eligibility
     You are an “Eligible Employee” if you are an employee of Motorola (including employees on leave of absence) as of the date of the commencement of the Program, located in the United States and the countries listed on Schedule C of this Offer to Exchange, you remain employed by Motorola through the Replacement Option Grant Date, which we expect will be June 12, 2009, and you hold Eligible Options. However, Motorola’s directors and executive officers (as defined under Rule 3b-7 of the Securities Exchange Act) and members of the Motorola senior leadership team are not eligible to participate in the Program. Our directors and executive officers are listed on Schedule A of this Offer to Exchange. The members of our senior leadership team are listed on Schedule B of this Offer to Exchange
     To receive a grant of Replacement Options, you must remain employed by Motorola through the Replacement Option Grant Date. If you do not remain employed by Motorola through the Replacement Option Grant Date, you will keep your current options and they will be treated in accordance with their terms and conditions. The Expiration Date and the Replacement Option Grant Date are expected to be June 12, 2009, unless we extend the Exchange Period. If you are a U.S. employee, your employment with Motorola will remain “at will” and can be terminated by you or us at any time, with or without cause or notice. In order to continue to vest in your Replacement Options, you must remain an employee of Motorola through each relevant vesting date, absent a special vesting event described in your Replacement Option award agreement.
2. Eligible Options
     Subject to the terms and conditions of the Program, we will accept for exchange certain outstanding, unexercised options granted under the Plans that are held by Eligible Employees and that are properly elected to be exchanged, and are not validly withdrawn, before the Expiration Date of the Program, which we expect will be June 12, 2009. The cancellation date will be the same date as the Replacement Option Grant Date which we expect will be June 12, 2009, unless we extend the Exchange Period. Options will be deemed to be “Eligible Options” if they were granted prior to June 1, 2007, expire after December 31, 2009 and have an exercise price equal to or greater than or $12.00 per share. Eligible Options may be either vested or unvested options. As of April 22, 2009, there were 112,338,621 Eligible Options.
     You may choose which of your Eligible Option grants you wish to exchange, but each option grant that you elect to exchange must be for the entire portion that is outstanding and unexercised, except options that are subject to a domestic relations order or comparable legal document as the result of the end of a marriage on file with Smith Barney prior to the Expiration Date. We are not otherwise accepting partial tenders of option grants. However, you may elect to exchange the remaining portion of an option grant that you have partially exercised. As a result, you may elect to exchange only a portion of your Eligible Options, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant.
     For example and except as otherwise described below, if you hold (1) an Eligible Option to purchase 1,000 shares, 700 of which you have already exercised, (2) an Eligible Option to purchase 1,000 shares, and (3) an Eligible Option to purchase 2,000 shares, you may elect to exchange:
•	your first option grant covering 300 remaining unexercised shares;

•	your second option grant covering 1,000 shares;

•	your third option grant covering 2,000 shares;

•	two of your three option grants;

•	all three of your option grants; or

•	none of your option grants.
     These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants.
     As discussed above, this rule will not apply to the portion of any option grant that is subject to a domestic relations order, or comparable legal document as the result of the end of a marriage, and which is beneficially owned by a person who is not an employee of Motorola. Any such portion of an option grant may not be exchanged in the Program, even if title to that portion of the option grant is held by an Eligible Employee. However, the portion beneficially owned by the Eligible Employee may be exchanged pursuant to the Program. Such portion must be tendered for all remaining outstanding shares.
     For instance, if you are an Eligible Employee and you hold an option grant to purchase 3,000 shares that is subject to a domestic relations order or comparable legal document on file with Smith Barney, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to participate in the Program at all. These are your only choices with respect to this option grant.
     If we receive and accept tenders from Eligible Employees of all Eligible Options subject to the terms and conditions of the Program, we will grant Replacement Options to purchase a total of approximately 49,334,755 shares of common stock, or approximately 2% of the total number of shares of our common stock outstanding as of May 8, 2009.
3. Replacement Options
     The number of Replacement Options you will be eligible to receive is determined based on the Exchange Ratio described below. We determined the Exchange Ratios by first calculating the aggregate value of the Eligible Options using a Black-Scholes option pricing model. The model uses the following assumptions to estimate fair value: average closing stock price for the 10 trading days ending on May 5, 2009 ($5.71), actual weekly historical stock price volatility for the prior three years, risk free interest rates that vary with the remaining term of the Eligible Options, the remaining contractual term of the options as of June 15, 2009, option exercise price and 0.00% dividend yield. In determining the final Exchange Ratios, Replacement Options are targeted to provide value that is, in the aggregate, not greater than the fair value of the Eligible Options and minimizes incremental compensation expense to the Company.
     Depending on the assumptions used to value to your Eligible Options and Replacement Options, it is possible a Black-Scholes valuation of your Replacement Options may be more or less than a Black-Scholes valuation of your Eligible Options. This also is possible under the Exchange Ratios below. The Exchange Ratios were established as of May 5, 2009 prior to the commencement of the Exchange Period. The actual Black-Scholes value of the Eligible Options and the Replacement Options cannot be known until the close of the Program on June 12, 2009. Accordingly, it is important for you to evaluate this offer based on your assessment of the Company’s future stock price, the specific options you currently hold and other applicable risk factors.
          The Exchange Ratios are as follows:

Exchange
	Remaining		Ratio (Eligible
	Term Range		Options to
	(As of June 15,	Exercise Price	Replacement
Tier	2009)	Range	Options)
Tier 1	Less than 2 years	$12.00 to $14.99	4-to-1
	2.00 to 3.99 years	$12.00 to $19.99
	5.00 to 5.99 years	$35.00 and above

Tier 2	4.00 to 4.99 years	$12.00 to $19.99	2.25-to-1
	5.00 to 5.99 years	$12.00 to $19.99
	6.00 to 7.99 years	$20.00 to $29.99

Tier 3	6.00 to 7.99 years	$15.00 to $19.99	1.5-to-1

Tier 4	Less than 2 years	$15.00 and above	21.5-to-1
	2.00 to 3.00 years	$35.00 and above
For purposes of example only, if you exchange two grants of Eligible Options, one grant exercisable for 500 shares of common stock falling in Tier 1 and one grant exercisable for 500 shares of common stock falling in Tier 3, the Replacement Option would be exercisable for a total of 458 shares of common stock. The Replacement Option would have an exercise price equal to the closing price of our common stock on the grant date, vest 50% per year on the first and second anniversary of the grant, and would have a term of five years. Below is an example of the calculation:

	Tier 1		Tier 3
Existing Eligible Options	500		500
Exchange Ratio	4-to-1		1.5-to-1

Replacement Options	125		333
Replacement Option Grant		458
     If you hold Eligible Options that you received as separate grants on different grant dates, a different Exchange Ratio may be applicable for each grant.
     For purposes of applying the Exchange Ratio, fractional Replacement Options will be rounded down to the nearest whole share on a grant by grant basis.
4. Terms of Replacement Options/Vesting Requirements
     All Replacement Options will be subject to the terms of the 2006 Plan, and to an award agreement between you and Motorola. The Replacement Options will have a term of five years. French employees holding French tax-qualified Eligible Options will receive unqualified Replacement Options under the Program. Also, the Replacement Options granted to Eligible Employees located in Bangladesh, India, Italy, Pakistan, the People’s Republic of China, the Russian Federation, South Africa, Turkey and Venezuela will be subject to mandatory cashless (sell-all) exercise restrictions, whereby shares issued upon option exercise will be immediately sold and the proceeds used to pay the option exercise price and any associated service fees. The balance remaining after payment of the exercise price and service fees will then be remitted to you in cash.

     Replacement Options will be subject to a new vesting schedule and will be unvested at the time of grant, regardless of whether your Exchanged Options were partly or wholly vested. The Replacement Options will vest 50% per year on the first and second anniversary of the date of grant. Vesting is subject to your continued employment by Motorola through each relevant vesting date, absent a special vesting event described in your Replacement Option award agreement. Special vesting terms include vesting upon your death, disability, and retirement.
     The Replacement Options will also be subject to new special vesting terms described in your Replacement Option award agreement. The terms will include pro rata vesting in the event (1) an optionee changes employment in connection with a Divestiture or (2) the Company terminates an option holder’s employment other than for serious misconduct or a Divestiture. The pro rata vesting will take into account the number of months of completed service by the option holder from the Replacement Option Grant Date to the date of the option holder’s termination, the number of completed full months during the entire vesting period, and any previously vested options.
     Other terms of your Replacement Options may be different from your existing stock option award agreements granted under the 2006 Plan or a Prior Plan. You should carefully review the differences. (See “Terms and Conditions of Eligible Options” below).
     The form of award agreement for the Replacement Options is filed as an exhibit to the Tender Offer Statement on Schedule TO that we have filed with the SEC (the “Schedule TO”) and to which this Offer to Exchange relates. If you are an employee outside the United States, you may receive a different award agreement to comply or facilitate compliance with local law, the form of which is also filed as an exhibit to this Schedule TO.
     Eligible Employees who are appointed vice presidents or elected officers who elect to exchange Eligible Options will also be required at the time of election to agree to the terms of a stock option consideration agreement (‘SOCA”) as a condition to receiving a Replacement Option. If you are not currently an appointed vice president or elected officer, you will not be required to agree to the terms of a SOCA in connection with your Replacement Options even if you signed a SOCA in connection with any of your Exchanged Options. A SOCA restricts the employee from taking certain actions in order to protect the trade secrets, intellectual property, confidential information, customer relationships and goodwill of the Company and its subsidiaries. If applicable to you, the terms of the SOCA for the Replacement Options may be different from your current SOCA and you should review the differences. (See “Terms of Eligible Options” below.) The form of SOCA for the Replacement Options is filed as an exhibit to the Schedule TO to which this Offer to Exchange relates.
     Your participation in the Program and the receipt of Replacement Options does not provide any guarantee or promise of continued employment with Motorola.
5. Terms of Eligible Options
     Eligible Options are subject to the terms of the Plan under which they were granted. For all option grants on or after January 1, 2001, additional terms relating to your option are contained in an award agreement. Your award agreement contains important information, such as the grant date, the number of shares, the exercise price, the expiration date, and what happens to the option in certain events, such as death, disability, retirement, and voluntary or involuntary termination. It also indicates the specific Plan under which your option grant was made.
     The terms and conditions of the Eligible Options vary depending on the date of grant and the Plan under which each Eligible Option was granted.

Prior Plans
     Generally, the material terms of the Prior Plans (excluding the 1998 Plan) relating to the Eligible Options are substantially similar to the 2006 Plan described below, except as to a Change in Control. In the event of a Change in Control (as defined under the Prior Plans, which is substantially the same as defined under the 2006 Plan), all outstanding Eligible Options become vested and exercisable, referred to as “Accelerated Treatment.” Unlike the 2006 Plan described below, this Accelerated Treatment is not subject to forfeiture. This Change in Control provision is commonly known as a “single trigger change in control provision.”
     In the event of a Change in Control as defined under the 1998 Plan, Eligible Options outstanding on the date on which the Change in Control occurs will immediately become exercisable in full for the remainder of their term and each option holder holding such Eligible Options will have the right, upon his or her election made during a period of 60 days following the date on which the Change in Control occurs, to have the Company purchase any or all such Eligible Options for an immediate lump-sum cash payment equal to the product of the (1) the excess, if any, of the higher of (i) the Fair Market Value on the date immediately prior to the date of payment, or if the shares of the Company’s common stock did not trade on such date, on the last previous day on which the shares of the Company’s common stock traded prior to such date, or (ii) the highest per share price for the Company’s common stock actually paid in connection with the Change in Control, over the per share exercise price of each such Eligible Option held, and (2) the number of shares covered by each such Eligible Option. For purposes of the 1998 Plan, a Change in Control is defined as (i) any change in the person or group that possesses, directly or indirectly, the power to direct or cause the direction of the management and the policies of the Company, whether through the ownership of voting securities, by contract or otherwise; (ii) the acquisition, directly or indirectly, of securities of the Company representing at least 20 percent of the combined voting power of the outstanding securities of the Company (other than by the Company, or any employee benefit plan of the Company); (iii) certain mergers and consolidations involving the Company; (iv) the sale or other disposition of all or substantially all of the Company’s assets; (v) a liquidation or dissolution of the Company approved by its stockholders; and (vi) a change in the majority of the board in existence prior to the first public announcement relating to any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board of the Company), contested election or substantial stock accumulation. Fair Market Value for purposes of the 1998 Plan is defined as the average of the high and low sale prices of shares of the Company’s common stock as reported for the New York Stock Exchange Composite Transactions on a given date or in the absence of sales on a given date, the average of the high and low sale prices (as so reported) for the New York Stock Exchange Composite Transactions on the previous day on which a sale occurred prior to such date.
Award Agreements for Eligible Options
     The award agreement for each of your Eligible Options provides the terms and conditions of your Eligible Option. Terms relating to vesting, the exercise period and the treatment of an Eligible Option in the event of separation from the Company vary depending on the grant date of the Eligible Option and if the grant was made under the Prior Plans or under the 1998 Plan prior to its amendment and restatement. A summary of the various terms and the treatment of an option in the event of separation may be accessed at the Motorola website at: http://myhr.mot.com/pay_finances/awards_incentives/stock_options/separating_employees_matrices_for_mot_options.jsp. This summary is subject to the terms of the Plan under which the Eligible Option was granted and the terms of the award agreement for the Eligible Option. In addition, Eligible Options granted after February 11, 2007 include additional restrictions relating to use of confidential information and notification requirements upon termination of employment.
     Additional information about the terms of the 2006 Plan or a Prior Plan under which your Eligible Option was granted can be found by accessing: http://myhr.mot.com/pay_finances/awards_incentives/stock_options/plan_documents.jsp
     Individual grant information and details regarding your Eligible Options can be found as follows:
o	For awards granted on or after January 1, 2001, access the SOSi database at https://esps.mot.com/SOSi/SOSieNot.html

o	For awards granted before January 1, 2001, refer to the Plan Documents section of myHR at http://myhr.mot.com/pay_finances/awards_incentives/stock_options/, under the section “1998 Motorola Incentive Plan.”

o	Access your Smith Barney account at https://www.benefitaccess.com
Stock Option Consideration Agreement (SOCA)
     Employees who were appointed vice presidents and elected officers, and in some cases other employees at the time of the stock option grant, have been required to agree to the terms of a SOCA as a condition to receiving such grant. A SOCA generally restricts an employee from taking certain actions in order to protect the trade secrets, intellectual property, confidential information, customer relationships and goodwill of the Company and its subsidiaries. The restrictions, the duration of the restrictions and the Company’s remedies under the SOCA have varied over the years. If you are a current appointed vice president or elected officer, you should review the terms of any SOCA covering an Eligible Option and the terms of the SOCA you will be required to agree to at the time of your election to exchange Eligible Options as a condition to receiving a Replacement Option. If you are not currently an appointed vice president or elected officer, you will not be required to agree to the terms of a SOCA in connection with your Replacement Options, even if you signed a SOCA in connection with any of your Exchanged Options. You may view a copy of each of your SOCA’s for grants on or after January 1, 2002 at the Motorola website at https://esps.mot.com/SOSi/SOSieNot.html. A copy of a SOCA for grants prior to January 1, 2002 may be obtained by requesting a copy by emailing your request to stockoptionexchange@motorola.com.
6. Summary of the 2006 Plan
     The following is a summary of the material terms of the 2006 Plan and is qualified in its entirety by reference to the 2006 Plan.
     The 2006 Plan permits awards of Stock Options, Stock Appreciation Rights (“SARs”), Restricted Stock and Restricted Stock Units, Deferred Stock Units, Performance Shares, Performance Cash Awards, Annual Management Incentive Awards, and other Stock Awards and Cash Awards as defined and described below.
     Awards and grants under the 2006 Plan are referred to as “Benefits.” Those eligible for Benefits under the 2006 Plan are referred to as “Participants.” Participants include all employees and non-employee directors of the Company and employees of any subsidiary in which the Company owns a 50% or greater interest which the Company consolidates for financial reporting purposes.
Shares Available for Issuance

     As of May 8, 2009, the total number of shares reserved for issuance under the 2006 Plan was approximately 35 million shares, plus any shares that became available for issuance pursuant to the reusage provisions discussed below.
Administration and Eligibility
     The 2006 Plan is administered by the Compensation and Leadership Committee (“Compensation Committee”)of the Company’s Board of Directors. The Compensation Committee approves the aggregate Benefits and the individual Benefits for most senior elected officers and non-employee directors. The Compensation Committee delegates some of its authority under the 2006 Plan in accordance with the terms of the 2006 Plan.
     No Participant may receive in any calendar year: (1) Stock Options relating to more than 3 million shares, (2) Restricted Stock or Restricted Stock Units relating to more than 1.5 million shares, (3) SARs relating to more than 3 million shares, (4) Performance Shares relating to more than 1.5 million shares, or (5) Deferred Stock Units relating to more than 50,000 shares. No non-employee director may receive in any calendar year (1) Stock Options relating to more than 50,000 shares, or (2) Deferred Stock Units relating to more than 50,000 shares. Each of the above limits is subject to the adjustment provisions discussed below.
Benefits
Stock Options
          Grants of Options
     The Compensation Committee is authorized to grant Stock Options to Participants, which may be either Incentive Stock Options (“ISOs”) or Non-Qualified Stock Options (“NQSOs”). NQSOs and ISOs are collectively referred to as “Stock Options.” The exercise price of any Stock Option must be at least equal to the fair market value of the shares on the date of the grant. At the time of grant, the Compensation Committee in its sole discretion will determine when Stock Options are exercisable and when they expire, provided the term cannot exceed 10 years.
     For purposes of the 2006 Plan, fair market value will be determined in such manner as the Compensation Committee may deem equitable, or as required by applicable law or regulation.
          Payment of Option Price
     Payment for shares purchased upon exercise of a Stock Option must be made in full at the time of purchase. Payment may be made: (1) in cash, (2) by the transfer to the Company of shares owned by the Participant having a fair market value on the date of exercise equal to the option exercise price (or certification of ownership of such shares), (3) to the extent permitted by applicable law, by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds from the option shares or loan proceeds to pay the exercise price and any withholding taxes due to the Company, or (4) in such other manner as may be authorized by the Compensation Committee.
SARs
     The Compensation Committee has the authority to grant SARs to Participants and to determine the number of shares subject to each SAR, the term of the SAR, the time or times at which the SAR may be exercised, and all other terms and conditions of the SAR. A SAR is a right, denominated in shares, to receive, upon exercise of the right, in whole or in part, without payment to the Company, an amount, payable in shares, in cash or a combination thereof, that is equal to: (1) the fair market value of our common stock on the date of exercise of the right, minus (2) the fair market value of our common stock on the date of grant of the right, multiplied by the number of shares for which the right is exercised. Except with respect to SARs issued in substitution for Stock Options (see the following paragraph), the exercise price of any SAR must be at least equal to the fair market value of the shares on the date of the grant.
     The Compensation Committee also may, in its discretion, substitute SARs which can be settled only in our common stock for outstanding Stock Options. The grant price of the substituted SAR will be equal to the exercise price of the related Stock Option. Additionally, the other terms and conditions of any substitute SAR will be substantially the same as those applicable to the Stock Option that it replaces and the term of the substitute SAR will not exceed the term of the Stock Option that it replaces.
Repricing of Stock Options and SARs
     The Company is authorized to implement, a one time only exchange offer, pursuant to which certain outstanding options could, at the election of the person holding such option, be tendered to the Company for cancellation in exchange for the issuance of a lesser amount of options with a lower exercise price, provided that such one time only exchange offer is implemented within twelve months of the date of such stockholder approval. Motorola stockholders approved making this one time option exchange offer on May 4, 2009.
     The Compensation Committee is prohibited from cancelling any outstanding SAR for the purpose of reissuing the SAR to the participant at a lower SAR grant price or reducing the grant price of an outstanding SAR.
Restricted Stock and Restricted Stock Units
     Restricted Stock consists of shares which are transferred or sold by the Company to a Participant, but are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the Participant. Restricted Stock Units are the right to receive shares at a future date after vesting upon the attainment of certain conditions and restrictions. The Compensation Committee determines the eligible Participants to whom, and the time or times at which, grants of Restricted Stock or Restricted Stock Units will be made, the number of shares or units to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, the attainment of performance goals (as described below), continuous service with the Company, the passage of time or other restrictions or conditions. Awards of Restricted Stock and Restricted Stock Units may include the right to be credited with dividends or dividend equivalents.
Deferred Stock Units
     Deferred Stock Units provide a Participant a vested right to receive shares in lieu of other compensation at termination of employment or service or at a specific future designated date. Deferred Stock Units may include the right to be credited with dividend equivalents in accordance with the terms and conditions of the units.
Performance Shares

     A Participant who is granted Performance Shares has the right to receive shares or cash or a combination of shares and cash equal to the fair market value of such shares at a future date in accordance with the terms of such grant and upon the attainment of performance goals specified by the Compensation Committee for a performance period of at least 12 months. The Compensation Committee may, in its discretion, make a cash payment equal to the fair market value of shares of our common stock otherwise required to be issued to a Participant pursuant to a Performance Share award.
Performance Cash Awards
     A Participant who is granted a Performance Cash Award has the right to receive a payment in cash upon the attainment of performance goals specified by the Compensation Committee for a performance period of at least 12 months. The Compensation Committee may substitute actual shares of our common stock for the cash payment otherwise required to be made pursuant to a Performance Cash Award.
Performance Goals
     Awards of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Cash Awards and other incentives under the 2006 Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code, including, but not limited to: cash flow; cost; ratio of debt to debt plus equity; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; sales growth; price of common stock; return on net assets, equity or stockholders’ equity; market share; or total return to stockholders (“Performance Criteria”).
     Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Performance Criteria will be calculated in accordance with (1) the Company’s financial statements (including without limitation the Company’s “consolidated earnings before income taxes” as defined in the following section), (2) Generally Accepted Accounting Principles, or (3) under an objective methodology established by the Compensation Committee prior to the issuance of an award which is consistently applied.
Annual Management Incentive Awards
     The Compensation Committee has the authority to grant Management Incentive Awards to designated executive officers of the Company or any subsidiary.
     Management Incentive Awards will be paid out of an incentive pool equal to five percent of the Company’s “consolidated earnings before income taxes” for each calendar year.
     The Compensation Committee will allocate an incentive pool percentage to each designated executive officer for each calendar year. In no event, may the incentive pool percentage for any one executive officer exceed 30% of the total pool. For purposes of the 2006 Plan, “consolidated earnings before income taxes” will mean the consolidated earnings before income taxes of the Company, computed in accordance with Generally Accepted Accounting Principles, but will exclude the effects of the following items, if and only if, such items are separately identified in the Company’s quarterly earnings releases: (1) extraordinary, unusual, and/or nonrecurring items of gain or loss, (2) gains or losses on the disposition of a business or investment, (3) changes in tax or accounting regulations or laws, or (4) the effect of a merger or acquisition. The executive officer’s incentive award then will be determined by the Compensation Committee based on the executive officer’s allocated portion of the incentive pool subject to adjustment in the sole discretion of the Compensation Committee. In no event may the portion of the incentive pool allocated to an executive officer who is subject to Section 162(m) of the Code be increased in any way, including as a result of the reduction of any other executive officer’s allocated portion.
Stock Awards
     The Compensation Committee may award shares of our common stock to Participants without payment therefore as additional compensation for service to the Company or a subsidiary. Stock Awards may be subject to other terms and conditions, which may vary from time to time and among employees, as the Compensation Committee determines to be appropriate.
Cash Awards
     A Cash Award consists of a monetary payment made by the Company to an employee as additional compensation for his or her services to the Company or a subsidiary. Cash Awards may be subject to other terms and conditions, which may vary from time to time and among employees, as the Compensation Committee determines to be appropriate.
Amendment of the 2006 Plan
     The Board or the Compensation Committee has the right and power to amend the 2006 Plan, provided, however, that neither the Board nor the Compensation Committee may amend the 2006 Plan in a manner which would impair or adversely affect the rights of the holder of a Benefit without the holder’s consent, except that the Compensation Committee may, in its discretion, substitute SARs which can be settled only in stock for outstanding Stock Options without a Participant’s consent, as described above. The Company will obtain stockholder approval of any amendment of the 2006 Plan to the extent necessary to comply with applicable laws, regulations or stock exchange rules.
Termination of the 2006 Plan
     The Board may terminate the 2006 Plan at any time. The Plan is scheduled to terminate on February 23, 2016, the tenth anniversary of its adoption by the Board. Termination will not in any manner impair or adversely affect any Benefit outstanding at the time of termination.
Change in Control
     Upon the occurrence of a Change in Control (as defined in the 2006 Plan), all outstanding Stock Options and SARs will become vested and exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, all performance goals will be deemed achieved at target levels and all other terms and conditions met, all Performance Shares will be delivered, all Performance Cash Awards, Deferred Stock Units and Restricted Stock Units will be paid out as promptly as practicable, all Annual Management Incentive Awards will be paid out at target levels (or earned levels, if greater) and all other terms and conditions deemed met, and all Other Stock or Cash Awards will be delivered or paid. The treatment of outstanding Benefits set forth above is referred to herein as “Accelerated Treatment.” Accelerated Treatment will not apply if and to the extent that such Benefits are assumed by the successor corporation (or parent thereof) or are replaced with an award that preserves the value of the award existing at the time of the Change in Control and provides for subsequent payout in accordance with the same vesting schedule applicable to the original Benefit; provided, however, that with respect to any awards that are assumed or replaced, such assumed or replaced awards must provide for the Accelerated

Treatment with respect to any Participant that is involuntarily terminated (for a reason other than Cause (as defined in the 2006 Plan) or quits for Good Reason (as defined in the 2006 Plan) within 24 months of the Change in Control. The Change in Control provision under the 2006 Plan is commonly known as a “double trigger change in control provision.”
Adjustments
     If there is any change in the number, class, market price or terms of our common stock by reason of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, spin-off, disaffiliation of a subsidiary, combination of shares, exchange of shares, stock rights offering or other similar event or any distribution to the holders of shares of common stock other than a regular cash dividend, the Compensation Committee will make such substitution or adjustment in the number of or class of shares which may be issued under the 2006 Plan in the aggregate or to any one Participant in any calendar year and in the number, class, price or terms of shares subject to outstanding awards granted under the 2006 Plan as it deems appropriate.
     In direct connection with the sale, lease, distribution to stockholders, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of the Company or a subsidiary, the Compensation Committee may authorize the assumption or replacement of affected Participants’ awards by the spun-off facility or organization or by the entity that controls the spun-off facility or organizational unit following disaffiliation.
     In the event of any merger, consolidation, or reorganization of the Company with or into another corporation which results in the Company’s outstanding common stock being converted into or exchanged for different securities, cash, or other property, there will be substituted on an equitable basis as determined by the Compensation Committee, for each share of common stock subject to a Benefit, the number and kind of shares of stock, other securities, cash, or other property to which holders of common stock of the Company are entitled pursuant to the transaction.
Substitution and Assumption of Benefits
     Either the Board or the Compensation Committee may authorize the issuance of Benefits in connection with the assumption of, or substitution for, outstanding benefits previously granted to individuals who become employees of the Company or any subsidiary as the result of any merger, consolidation, acquisition of property or stock, or reorganization other than a Change in Control, upon such terms and conditions as it deems appropriate. To the extent permitted by Section 303A.08 of the Corporate Governance Standards of the New York Stock Exchange, any substitute awards granted under the 2006 Plan will not count against the share limitations set forth herein.
Reusage
     If a Stock Option granted under the 2006 Plan or the Prior Plans expires or is terminated, surrendered or canceled without having been fully exercised or if Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares or SARs granted under the 2006 Plan or the Prior Plans are forfeited or terminated without the issuance of all of the shares subject thereto, the shares covered by such Benefits generally will again be available for use under the 2006 Plan. Shares covered by a Benefit granted under the 2006 Plan or the Prior Plans will not be counted as used unless and until they are actually issued and delivered to a Participant. Any shares of our common stock covered by an SAR will be counted as used only to the extent shares are actually issued to the Participant upon exercise of the SAR. Shares exchanged by an option holder as full or partial payment of the exercise price under any stock option exercised under the 2006 Plan, shares withheld to pay withholding taxes in connection with the exercise or payment of a Benefit will not be counted as used. Shares covered by a Benefit that is settled in cash will not be counted as used.
7. Expiration Date
     The Expiration Date for the Program will be 3:00 p.m., United States Central Time, on June 12, 2009, unless we extend the Exchange Period. We may, in our discretion, extend the Exchange Period, in which event the Expiration Date will refer to the latest time and date at which the extended Exchange Period expires. See below under “Extension of Program; Termination; Amendment” for a description of our rights to extend, terminate and amend the Program.
8. Purpose of the Program
     We believe that the Program will foster retention of our valuable employees and better align the interests of our employees and non-employee stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By offering the Program, we intend to provide Eligible Employees with the opportunity to own Replacement Options that over time may have a greater potential to increase in value. We chose to offer the Program instead of simply granting more options for a number of reasons. The Program is designed to decrease our option overhang, which is the number of options outstanding as a percent of the total number of common shares outstanding. The Exchange Ratios used in the Program are designed to help accomplish this goal. We believe structuring the Program in this manner is in the best interests of our employees and stockholders to give incentive to our employees with appropriate stock options and restricted stock unit awards, reduce the outstanding stock option overhang, and conserve options for future grants.
     Except as otherwise disclosed in this Offer to Exchange or in our SEC filings, we presently have no plans or proposals that relate to or would result in:
•	any extraordinary transaction, such as a merger, reorganization or liquidation involving Motorola;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from the New York Stock Exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of a material amount of our securities or the disposition of a material amount of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.
     Neither Motorola nor our Board of Directors or its Compensation and Leadership Committee or any employee of the Company may make any recommendation as to whether you should participate in the Program, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this Offer to Exchange and consult your own legal, financial and tax advisors. You must make your own decision about whether to participate in the Program.
9. Procedures for Electing to Exchange Options
Proper Election to Exchange Options
     Participation in the Program is voluntary. To participate in the Program, you must complete the actions below before 3:00 p.m., United States Central Time, on June 12, 2009. Once you have properly completed all of the actions, the confirmation page will be available for you to print. A Confirmation also will be emailed to your Motorola email address.
     If you are an Eligible Employee, you will receive on the commencement date of the Program an email announcing the Program and directing you to the website for the Program, which is located at www.MotorolaOptionExchange.com. If you wish to participate in the Program, you must access the Program website and follow the direction on the Program website. Through the Program website you will have access to the following personalized information with respect to each Eligible Option you hold:
•	the grant date indicated for the Eligible Option on the applicable option agreement;

•	the current exercise price per share in effect for the Eligible Option;

•	the number of shares of the Company’s common stock exchangeable under the Eligible Option;

•	the election alternatives available to you; and

•	the Expiration Date.
     On the Exchange page, you will need to check the appropriate box next to each of your Eligible Options to indicate your choice of whether to exchange your Eligible Options in accordance with the terms of the Program or retain your options under their current terms. If you are satisfied with your elections you will have to agree to the Terms of Election (including the terms of the SOCA, if applicable to you). Only after you agree to the Terms of Election and confirm your election, will you be directed to the Confirmation page. Please print and keep a copy of the Confirmation page for your records. At this point, you will have completed the election process.
     The Program website also contains a Model page, which allows Eligible Employees to enter hypothetical information regarding our future stock price and see the stock price’s effect on the potential future values of your Eligible Options or Replacement Options. Note that this exchange Model tool will not calculate the actual value of Eligible Options or Replacement Options as the values generated depend on your estimate of the future value of our stock and do not take into account all relevant factors, such as taxes. The Model page provides you limited mathematical simulations of the potential value that could be received from exchanging your Eligible Options for the grant of the new Replacement Options. The exchange Model does not take into account all of the factors that you should consider in deciding whether to participate in the offer. The exchange Model is only an aid and does not in any way change or supplement the terms of the Offer to Exchange, nor does it constitute a recommendation as to whether you should or should not participate in the offer. The exchange Model provided in the Program website is not intended to act as a financial planning tool or a tax planning tool and is not a recommendation as to whether or not to participate in the offer. We recommend that you consult a professional financial and tax advisor to discuss your individual situation. In providing the Model page, we make no forecast or projection regarding the future market price of Motorola common stock. You should not rely on hypothetical Motorola stock prices used on the exchange Model for any purpose.
     If you are not able to submit your election electronically by using the Program website as a result of technical failures of the Program website, such as the Program website being unavailable or the Program website not accepting your election, or if you do not otherwise have access to the Program website for any reason (including lack of Internet services), you must complete a paper election form and return it to the Company by email to stockoptionexchange@motorola.com with the subject line “Elect”, or by facsimile to 847-761-1373 before 3:00 p.m., United States Central Time, on June 12, 2009, unless we extend the Exchange Period. To obtain a paper election form, please contact the Company by email to stockoptionexchange@motorola.com with the subject line “Elect”, or by facsimile to 847-761-1373 before 3:00 p.m., United States Central Time, on June 12, 2009, unless we extend the Exchange Period.
     You must complete the election process (whether electronically or in paper form) in the foregoing manner before 3:00 p.m., United States Central Time, on June 12, 2009, unless the Exchange Period is extended. If we extend the Exchange Period beyond that deadline, you must complete the process before the extended expiration date of the Program.
     If you participate in the Program, you may exchange some or all of your Eligible Options. However, you may not make a partial tender of an option grant unless that option grant is covered by a domestic relations order or comparable legal document as the result of the end of a marriage. The Program website includes a list of your outstanding Eligible Options.
     Your election to participate becomes irrevocable after 3:00 p.m., United States Central Time, on June 12, 2009, unless the Exchange Period is extended past that time, in which case your election will become irrevocable after the new expiration date. You may change your mind after you have submitted an election form choosing to exchange your Eligible Options and submit a new election at any time before the Expiration Date, as described above. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election we receive before the Expiration Date.

     You are at risk for properly making your election. Only elections, whether made electronically or on a paper election form, that are complete, signed electronically or manually, and actually received electronically or in paper form by email to stockoptionexchange@motorola.com with the subject line: “Elect”, or by facsimile to 847-761-1373 by the deadline will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your electronic election (or paper election form) by email within two U.S. business days of the receipt of your electronic election (or paper election form). If you have not received an email confirmation, you must confirm that we have received your electronic election (or paper election form). Responses may be submitted only electronically by the Program website or in paper form by facsimile to 847-761-1373. Responses submitted by any other means are not permitted.
     The Program is a one-time stock option exchange program, and we will strictly enforce the Exchange Period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of the Program, we will accept all properly tendered options promptly after the expiration of the Exchange Period.
     Our receipt of your election is not by itself an acceptance of your options for exchange. For purposes of the Program, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Options accepted for exchange will be cancelled.
Determination of Validity; Rejection of Options; Waiver of Defects
     We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Eligible Employees may challenge any determination that we make in a court of competent jurisdiction, and only such court can make a determination that will be final and binding upon all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Program or any defect or irregularity in any tender of any particular options or for any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.
Our Acceptance Constitutes an Agreement
     Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of the Program. Our acceptance of your options for exchange will constitute a binding agreement between Motorola and you upon the terms and subject to the conditions of the Program.
10. Withdrawal Rights and Change of Election
     You may change your election with respect to your Eligible Options only in accordance with the provisions of this section.

     You may change your election with respect to your Eligible Options at any time before the Expiration Date, which is expected to be 3:00 p.m., United States Central Time, on June 12, 2009. If we extend the Exchange Period, you may change your election at any time until the extended Expiration Date. In addition, if we do not accept your Exchanged Options before July 9, 2009, the 40th business day from the commencement of this Offer to Exchange, you may withdraw the options you have elected to exchange any time after July 9, 2009.
     Subject to the preceding sentence, if you wish to change your election to participate in the Program, you must access the Program website at www.MotorolaOptionExchange.com and complete a new electronic election before 3:00 p.m., United States Central Time, on June 12, 2009, unless we extend the Exchange Period. If you are not able to submit a new electronic election through the Program website as a result of technical failures of the Program website, such as the Program website being unavailable or the Program website not accepting your new electronic election, or if you do not otherwise have access to the Program website for any reason (including lack of Internet services), you must complete a paper election form and return it to the Company by email to stockoptionexchange@motorola.com with the subject line “Elect”, or by facsimile to 847-761-1373 before 3:00 p.m., United States Central Time, on June 12, 2009, unless we extend the Exchange Period. To obtain a paper election form, please contact the Company by email to stockoptionexchange@motorola.com with the subject line “Elect”, or by facsimile to 847-761-1373 before 3:00 p.m., United States Central Time, on June 12, 2009, unless we extend the Exchange Period.
     Neither we nor any other person is obligated to give you notice of any defects or irregularities in any electronic election (or paper election form), nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt of the electronic elections (or paper election form). Eligible Employees may challenge any determination that we make in a court of competent jurisdiction, and only such court can make a determination that will be final and binding upon all parties.
     You are at risk for properly making your election. Only elections, whether made electronically or on a paper election form, that are complete, signed electronically or manually, and actually received electronically or in paper form by email to stockoptionexchange@motorola.com with the subject line: “Elect”, or by facsimile to 847-761-1373 by the deadline will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your electronic election (or paper election form) by email within two U.S. business days of the receipt of your electronic election (or paper election form). If you have not received an email confirmation, you should confirm that we have received your electronic election (or paper election form). Confirmations may be submitted only by the Program website or in paper form by facsimile to 847-761-1373. Responses submitted by any other means are not permitted.
11. Acceptance of Options for Exchange and Issuance of Replacement Options
     Upon the terms and conditions of the Program and promptly following the expiration of the Exchange Period, we will accept for exchange and cancel all Eligible Options properly elected for exchange and not validly withdrawn before the expiration of the Exchange Period. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your Eligible Options are properly tendered by you for exchange and accepted by us, these awards will be cancelled as of the cancellation date, which we anticipate to be June 12, 2009.

     For purposes of the Program, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn prior to the Expiration Date as of the time when we give written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, email or other method of communication. Subject to our rights to terminate the Program discussed in Section 21 of this Offer to Exchange, we expect that we will accept promptly after the expiration of the Program all properly tendered options that are not validly withdrawn.
     We will grant the Replacement Options on the Replacement Option Grant Date which will be the same date as the cancellation date. We expect the Replacement Option Grant Date will be June 12, 2009, unless we extend the Exchange Period, in which case the Replacement Option Grant Date will be similarly extended. All Replacement Options will be granted under the 2006 Plan and will be subject to an award agreement between you and Motorola. If you are currently an appointed vice president or elected officer, your Replacement Options will also be subject to a new SOCA. The number of Replacement Options you will receive will be determined in accordance with the Exchange Ratio described above under “Replacement Options”. After the Replacement Option Grant Date, you will receive a notice that your new award agreement and new SOCA, if applicable, is available in the SOSi database.
     Options that we do not accept for exchange will remain outstanding until they expire or are terminated by their terms and will retain their current exercise price and current vesting schedule.
12. Conditions of the Program
     Notwithstanding any other provision of the Program, we will not be required to accept any options tendered for exchange, and we may terminate the Program, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date the Program begins, and before the Expiration Date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:
•	there has been threatened (orally or in writing) or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Program or otherwise relating in any manner, to the Program;

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction has been proposed, enacted, enforced or deemed applicable to the Program, any of which might restrain, prohibit or delay completion of the Program or impair the contemplated benefits of the Program to us;
•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions;

•	in our reasonable judgment, any extraordinary or material adverse change in United States or global financial markets generally;

•	the commencement, continuation or escalation of a war or other national or international calamity, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Program; or

•	if any of the situations described above existed at the time of commencement of the Program and that situation, in our reasonable judgment, deteriorates materially after commencement of the Program;
•	A tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, has been proposed, announced or made by another person or entity or will have been publicly disclosed or we have learned that:
•	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the Program;

•	any such person, entity or group which had publicly disclosed such ownership prior to such date has acquired additional common stock constituting more than 1% of our outstanding shares, or

•	any new group has been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Program or with such acceptance for exchange of Eligible Options;
•	there has occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Program, other than as contemplated as of the commencement date of the Program;

•	any event or events has occurred that has resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•	any event or events has occurred that has resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Program to us; or

•	any rules or regulations by any governmental authority, the New York Stock Exchange, the Financial Industry Regulatory Authority or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to Motorola.
     If any of the above events occur, we may:
•	terminate the Program and promptly return all tendered Eligible Options to tendering holders;

•	complete and/or extend the Program and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended Exchange Period expires;

•	amend the terms of the Program; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the Program is open, complete the Program.
     The conditions to the Program are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration of the Exchange Period. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the Program. If a condition is triggered and unless the condition is one where satisfaction of the condition may only be detemined upon the expiration of the offer, we will promptly notify impacted Eligible Employees whether we have waived such condition. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights; provided, however, that our acceptance of Exchanged Options shall constitute a waiver of the occurrence of a condition specified above. Eligible Employees may challenge any determination that we make in a court of competent jurisdiction, and only such court can make a determination that will be final and binding upon all parties.
13. Price Range of Shares Underlying the Options
     The shares of Motorola common stock that are issuable upon the exercise of your options are traded on the New York Stock Exchange Composite Transactions under the symbol “MOT.” The following table shows, for the periods indicated, the high and low prices per share of our common stock as reported by the New York Stock Exchange.

	High	Low
Fiscal Year Ended December 31, 2007
1st Quarter	$20.91	$17.45
2nd Quarter	$19.18	$17.32
3rd Quarter	$18.88	$15.61
4th Quarter	$19.68	$14.87
Fiscal Year Ended December 31, 2008
1st Quarter	$16.20	$8.98
2nd Quarter	$10.38	$7.20
3rd Quarter	$10.50	$6.52
4th Quarter	$7.52	$3.00
Fiscal Year Ending December 31, 2009
1st Quarter	$4.95	$2.98
2nd Quarter (through May 12, 2009)	$6.50	$4.25

     On May 12, 2009, the closing sale price of our common stock, as reported by the New York Stock Exchange Composite Transactions, was $6.07 per share.
     You should evaluate current market quotes for our common stock, among other factors, before deciding whether to participate in the Program.
14. Information Concerning Motorola/ Financial Information
     Our principal executive offices are located at 1303 East Algonquin Road, Schaumburg, Illinois 60196, and the telephone number at that address is (847) 576-5000. Questions regarding the Program or this Offer to Exchange should be directed to the Program’s email at stockoptionexchange@motorola.com.
     Motorola provides technologies, products and services that make a broad range of mobile experiences possible. Our portfolio includes wireless handsets, wireless accessories, digital entertainment devices, wireless access systems, voice and data communications systems, and enterprise mobility products. With the rapid convergence of fixed and mobile broadband Internet and the growing demand for next-generation mobile communications products by people, businesses and governments, we are focused on high-quality, innovative products that meet the expanding needs of our customers around the world.
     We operate in the following businesses:
•	our Mobile Devices business designs, manufactures, sells and services wireless handsets with integrated software and accessory products, and licenses intellectual property.

•	our Home and Networks Mobility business designs, manufactures, sells, installs and services: (i) digital video, Internet Protocol video and broadcast network interactive set-tops, end-to-end video delivery systems, broadband access infrastructure platforms, and associated data and voice customer premise equipment to cable television and telecom service providers, and (ii) wireless access systems, including cellular infrastructure systems and wireless broadband systems, to wireless service providers.

•	our Enterprise Mobility Solutions business designs, manufactures, sells, installs and services analog and digital two-way radio, voice and data communications products and systems for private networks, wireless broadband systems and end-to-end enterprise mobility solutions to a wide range of enterprise markets, including government and public safety agencies, as well as retail, energy and utilities, transportation, manufacturing, healthcare and other commercial customers.
     In 2008, we announced that we are pursuing the creation of two independent, publicly traded companies: one comprised of our Mobile Devices business, and the other comprised of our Home and Networks Mobility and Enterprise Mobility Solutions businesses (collectively, referred to as “Broadband Mobility Solutions businesses”). At the time, we indicated that we were targeting the third quarter of 2009 for the separation to occur. However, due to the weakened global economic environment and dislocation in the financial markets, as well as changes underway in the Mobile Devices business, we are no longer targeting the third quarter of 2009 to complete the separation. We have made progress on various elements of our separation plan and management and the Board of Directors remain committed to separation in as expeditious a manner as possible and continue to believe this is the best path for the Company. Our Board continues to work with its financial advisors on potential alternative separation structures. The Board further believes that in working with its financial advisors the Company will be able to find a structure which will permit separation in a way that maximizes value for all shareholders.
     Motorola is a corporation organized under the laws of the State of Delaware as the successor to an Illinois corporation organized in 1928.
   The information included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the Company’s Quarterly Report on Form 10-Q for the quarter ended April 4, 2009 is incorporated herein by reference.
   Financial Information: Below is a summary of the Company’s condensed consolidated financial statements. The following summary of the Company’s condensed consolidated financial statements should be read in conjunction with the Company’s condensed consolidated financial statements as of April 4, 2009 and for the quarters ended April 4, 2009 and March 29, 2008 in the Company’s Quarterly Report on Form 10-Q for the quarter ended April 4, 2009, as well as the Company’s consolidated financial statements and related notes thereto and management’s discussion and analysis of financial condition and results of operations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, both of which are incorporated herein by reference. The selected condensed consolidated statement of operations for the quarters ended April 4, 2009 and March 29, 2008, as well as the condensed consolidated balance sheets as of April 4, 2009 and December 31, 2008 were derived from the Company’s unaudited condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended April 4, 2009. The Company’s interim results are not necessarily indicative of results for the full fiscal year, and the Company’s historical results are not necessarily indicative of the results to be expected in any future period.
Motorola, Inc. and Subsidiaries
Summary of the Condensed Consolidated Statements of Operations and Balance Sheets
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended		Year Ended
	April 4,	March 29,	December 31,	December 31,
Condensed Consolidated Statements of Operations	2009	2008	2008	2007

Net sales	$5,371	$7,448	$30,146	$36,622
Gross margin	1,496	2,145	8,395	9,952
Operating loss	(449)	(269)	(2,391)	(553)
Income tax benefit	(146)	(67)	1,607	(285)
Loss from continuing operations, net of tax(1)	(291)	(194)	(4,244)	(105)
Earnings from discontinued operations, net of tax	60	—	—	56
Net loss(1)	(231)	(194)	(4,244)	(49)

Earnings (loss) per diluted common share:
Continuing operations	$(0.13)	$(0.09)	$(1.87)	$(0.05)
Discontinued operations	0.03	—	—	0.03

	$(0.10)	$(0.09)	$(1.87)	$(0.02)

Weighted average diluted common shares outstanding:	2,280.5	2,257.0	2,265.4	2,312.7

(1)	Amounts attributable to Motorola, Inc. common shareholders

	April 4,	December 31,	December 31,
Condensed Consolidated Balance Sheets	2009	2008	2007

Total current assets	$15,711	$17,363	$22,222
Total assets	25,763	27,869	34,812
Total current liabilities	9,056	10,620	12,500
Total Motorola, Inc. stockholders’ equity	9,275	9,507	15,447
Total liabilities and stockholders’ equity	25,763	27,869	34,812

   Ratio of Earnings to Fixed Charges: The ratio of earnings to fixed charge is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, the earnings and fixed charges are computed as defined in Item 503 (d) of SEC Regulation S-K. For both the quarters ended April 4, 2009 and March 29, 2008, as well as the year ended December 31, 2008, the earnings were inadequate to cover fixed charges. For the year ended December 31, 2007, the ratio of earnings to fixed charge was 0.1.
   Book Value Per Share: The Company’s book value attributable to Motorola, Inc. per diluted common share as of the Company’s most recent balance sheet date, April 4, 2009, was $4.07.
   Additional Information. For more information, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, our Quarterly Report on Form 10-Q for the fiscal quarter ended April 4, 2009 and our other SEC filings. We recommend that you review the materials that we have filing with the SEC before making a decision on whether or not to surrender your eligible stock options for exchange. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you. See Section 23, Additional Information, for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.
15. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Options
     A list of our directors and executive officers is attached to this document as Schedule A. A list of the members of our senior leadership team is attached to this document as Schedule B. These individuals may not participate in the Program.
     As of May 8, 2009, our directors, executive officers and members of our senior leadership team (a total of 19 persons) as a group held unexercised and outstanding options under our Plans to purchase a total of 17,118,193 of shares of our common stock, which represented approximately 8% of the shares subject to all options outstanding under our Plans as of that date. 13,594,884 options were issued to Dr. Jha on August 4, 2008 under the NYSE plan exception for the inducement of Dr. Jha and are not within the definition of our Plans.
     Except for equity awards granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to our equity incentive plans or purchase of our shares under our employee stock purchase plan, and except as set forth in this Offer to Exchange, neither we nor, to the best of our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to this Offer to Exchange with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).
     The following table sets forth the beneficial ownership of each of our directors, executive officers and members of our senior leadership team of options under our Plans as of May 8, 2009 . The percentages in the table are based on the total number of outstanding options, whether or not eligible for exchange under the Program, to purchase shares of our common stock under the Plans, which was approximately 213,428,156 as of May 8, 2009. As noted on the table, our directors, executive officers and members of our senior leadership team are not eligible to participate in the Program.

			Percentage of
			Total
		Shares Under	Outstanding
		Exercisable	Options under
Name	Position	Options (1)	our Plans
Gregory Q. Brown	Co-Chief Executive Officer and Chief Executive Officer, Broadband Mobility Solutions	2,219,393	1.04%

Dr. Sanjay K. Jha	Co-Chief Executive Officer and Chief Executive Officer, Mobile Devices	0	0%
Eugene A. Delaney	Executive Vice President, President, Enterprise Mobility Solutions	869,898	0.41%
Edward J. Fitzpatrick	Senior Vice President, Corporate Controller and Acting Chief Financial Officer	71,627	0.03%
A. Peter Lawson	Executive Vice President, General Counsel and Secretary	1,188,040	0.56%
Gregory A. Lee	Senior Vice President, Human Resources	67,500	0.03%
Daniel M. Moloney	Executive Vice President, President, Home and Networks Mobility	1,172,020	0.55%
Karen P. Tandy	Senior Vice President, Public Affairs & Communications	15,312	0.01%
David W. Dorman	Director	0	0%
William R. Hambrecht	Director	0	0%
Judy C. Lewent	Director	107,202	0.05%
Keith A. Meister	Director	0	0%
Thomas J. Meredith	Director	515,025	0.24%
Samuel C. Scott	Director	107,202	0.05%
Ron Sommer	Director	15,000	0.01%
James R. Stengel	Director	15,000	0.01%
Douglas A. Warner III	Director	65,292	0.03%
John A. White	Director	56,910	0.03%

(1)  Includes shares under options exercisable on May 8, 2009 and options which become exercisable within 60 days thereafter. Also includes unvested shares under market-based options that only vest if the market price of the common stock reaches defined levels.
     The Company’s 2009 annual grant of equity awards under the 2006 Plan was made on May 7, 2009, including grants of stock options with a fair market exercise price of $6.22 based on the closing market price on May 7, 2009 and restricted stock units (“RSUs”) to executive officers and members of the senior leadership team and the grant of 19,293 deferred stock units to directors. In connection with the

2009 annual grant, Mr. Brown was granted 378,800 RSUs and 1,137,500 options; Mr. Delaney was granted 236,700 RSUs and 710,900 options; Mr. Fitzpatrick was granted 41,500 RSUs and 124,600 options; Mr. Lawson was granted 132,600 RSUs and 398,100 options; Mr. Lee was granted 80,900 RSUs and 243,000 options; Mr. Moloney was granted 226,800 RSUs and 681,200 options; and Ms. Tandy was granted 72,000 RSUs and 216,100 options.
     In an exempt transaction under Rule 16b-3(d) the following directors had deferred stock units issued in lieu of Board compensation pursuant to an election made in 2008: David W. Dorman in an amount of 22,459 units; William R. Hambrecht in an amount of 5,910 units; Anthony J. Vinciquerra in an amount of 621 units; and John A. White in an amount of 3,901 units. Each of the above transactions on March 31, 2009 was calculated by dividing the dollar value of director fees earned and elected to be deferred by the closing price for Motorola, Inc. common stock of $4.23 on the date such fees were payable, March 31, 2009.
     Except as described above, neither we, nor, to our knowledge, any of our directors, executive officers or members of our senior leadership team, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock under our Plans, or in transactions involving our common stock during the 60 days before and including May 8, 2009.
16. Status of Exchanged Options Acquired by Us in the Program
     Up to 52 million of the Exchanged Options that we acquire through the Program will be cancelled and the shares subject to those options will be returned to the pool of shares under the 2006 Plan. To the extent shares returning to the 2006 Plan are not fully reserved for issuance pursuant to the Replacement Options to be granted in connection with the Program, the shares will be available for future awards to employees and other eligible plan participants, respectively, without further stockholder action, except as required by applicable law or the rules of the New York Stock Exchange or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.
17. Accounting Consequences of the Program
     Pursuant to Financial Accounting Standards Board Statement No. 123(R), “Accounting for Stock-Based Compensation,” we may be required to recognize additional compensation expense to the extent the Replacement Options have a greater value than the Exchanged Options they replace. The Program has been designed to minimize the additional accounting expense expected to be recognized as a result of the implementation of the Program.
18. Legal Matters and Regulatory Approvals
     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of Replacement Options as contemplated by the Program, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any listing requirements of the New York Stock Exchange that would be required for the acquisition or ownership of our options as contemplated herein, except for certain exemptive or notice filings that may be required in certain countries outside the United States. Should any additional approval, exemptive or notice filing or other action be required, we presently contemplate that we will seek such approval, make such filings or take such other action.

However, we cannot assure you that we will seek such approval, make such filings or take such other action or that any such approval, filing or other action, if needed, could be obtained or made or what the conditions imposed in connection with such approvals or filings would entail or whether the failure to obtain any such approval, to make such filings or take any other action would result in adverse consequences to our business. Our obligation pursuant to the Program to accept tendered options for exchange and to issue Replacement Options for tendered options is subject to the conditions described above under “Conditions of the Program”.
     If we are prohibited by applicable laws or regulations from granting Replacement Options or required to obtain a license or regulatory permit or make any other filing before granting Replacement Options on the Replacement Option Grant Date, we will not grant any Replacement Options, unless we obtain the necessary license or make the requisite filing. We are unaware of any such prohibition at this time which cannot be satisfied by obtaining a license or permit or making a filing, and we will use reasonable efforts to effect the grant, but if the grant is prohibited or seems not feasible to be made on the Replacement Option Grant Date we will not grant any Replacement Options and you will not receive any other benefit for the options you tendered.
19. Material U.S. Federal Income Tax Consequences
CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
     The following is a brief discussion of the material United States federal income tax consequences associated with the exchange of Eligible Options for Replacement Options pursuant to the Program. This discussion is based on the Code, its legislative history, U.S. Treasury Department regulations, and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which may change, possibly on a retroactive basis. This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all Eligible Employees. If you are a citizen or resident of, or are otherwise subject to the tax laws of another country or change your residence or citizenship during the term of the Program, the information contained in this discussion may not be applicable to you.
Stock Option Taxation
     The exchange of Eligible Options for Replacement Options generally will not be taxable event. All of the Replacement Options will be non-qualified stock options and no Eligible Options and/or Replacement Options will qualify as “incentive stock options” within the meaning of Section 422 of the Code.
     The grant of Replacement Options generally will not result in taxable income to Eligible Employees. An Eligible Employee will generally realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares. Gains or losses realized by Eligible Employees upon disposition of the shares will be treated as capital gains and losses, with the basis in the shares being equal to the fair market value of the shares at the time of exercise.

     Generally, the Company will be entitled to a federal income tax deduction in the same amount and at the same time as an Eligible Employee recognizes ordinary income, subject to any deduction limitation under Section 162(m) of the Code.
     Eligible Employee may also be subject to state and local taxes in connection with the exercise of Replacement Options. We suggest that participants consult with their individual tax advisors to determine the applicability of the tax rules to their personal circumstances.
Tax Withholding
     We will have the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy local, state, and federal taxes (including employment taxes) required by law to be withheld with respect to any exercise, of a Replacement Option.
     In addition, if you are a resident of a country other than the United States, there may be additional tax and social insurance consequences applicable to you in connection with your participation in the Program.
20.	Material Income Tax Consequences and Certain Other Considerations for Employees who Reside Outside the U.S.
     Attached as Schedule C to this Offer to Exchange are short summaries of the general tax consequences associated with participation in the Program in countries other than the U.S. where residents are eligible to participate. If you are subject to the tax laws in any of these countries, please see Schedule C for information regarding the tax consequences to you of participating in the offer. You should review the information carefully and consult your own tax advisor before deciding whether to participate in the Program.
21. Extension of Program; Termination; Amendment
     We reserve the right, in our discretion, at any time and regardless of whether or not any event listed above under “Conditions of the Program” has occurred or is deemed by us to have occurred, to extend the Expiration Date and delay the acceptance for exchange of any Eligible Options. If we elect to extend the Expiration Date, we will give you written notice of the extension and delay, as described below. If we extend the Expiration Date, we will also extend your right to withdraw tenders of Eligible Options until such extended Expiration Date. In the case of an extension, we will issue a press release, email or other form of communication no later than 9:00 a.m., United States Central Time, on the next U.S. business day after the previously scheduled Expiration Date.
     We also reserve the right, in our reasonable judgment, before the Expiration Date to terminate or amend the Program and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events described above under “Conditions of the Program” occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.
     Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event described above under “Conditions of the Program” has occurred or is deemed by us to have occurred, to amend the Program in any respect, including by decreasing or increasing the consideration offered in the Program or by decreasing or increasing the number of options being sought in the Program. As a reminder, if a particular option grant expires after commencement, but before cancellation under the Program, that particular option grant is not eligible for exchange. Therefore, if we extend the Program for any reason and if a particular option that was tendered before the originally scheduled expiration of the Program expires after such originally scheduled expiration date but before the actual expiration date under the extended Program, that option would not be eligible for exchange.
     The minimum period during which the Program will remain open following material changes in the terms of the Program or in the information concerning the Program, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of Eligible Options to be exchanged in the Program or the consideration being offered by us for the Eligible Options in the Program, the Program will remain open for at least ten U.S. business days from the date of notice of such modification. If any term of the Program is amended in a manner that we determine constitutes a material change adversely affecting any holder of Eligible Options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of Eligible Options of such amendment, and we will extend the Exchange Period so that at least five U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.
     For purposes of the Program, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, United States Central Time.
22. Fees and Expenses
     We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through the Program.
23. Additional Information
     This document is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to participate in the Program:
•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2008 filed with the SEC on February 26, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 4, 2009 filed with the SEC on May 6, 2009;

•	Our Current Reports on Form 8-K filed with the SEC on January 21, 2009, February 3, 2009, March 23, 2009, April 6, 2009 and April 30, 2009 and our current Report on Form 8-K/A filed with the SEC on April 1, 2009;

•	Our Definitive Proxy Statement on Schedule 14A for our 2009 Annual Meeting of Stockholders filed with the SEC on March 13, 2009; and

•	The description of our common stock contained in our registration statement on Form 8-B dated July 2, 1973, including any amendment or report filed for the purpose of updating such description.
     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.
     Each person to whom a copy of this document is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Motorola, Inc., 1303 East Algonquin Road, Schaumburg, Illinois 60196, Attention: Stock Option Exchange Program, 5th floor, or by telephoning 1-847-576-4999 and requesting the Stock Option Administration Team.
     As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this document, you should rely on the statements made in the most recent document.
     The information contained in this document about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in the Program.
24. Miscellaneous
     We are not aware of any jurisdiction in which participation in the Program is being offered to employees where the Program is not in compliance with applicable law. We may become aware of one or more jurisdictions where the Program is not in compliance with valid applicable law. If we are unable to comply with such law or otherwise determine that it is impracticable or inadvisable to permit participation of employees in the Program by employees in such jurisdiction, participation in the Program will not be offered to, nor will options be accepted from, employees residing in such jurisdiction.
     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the Program. You should rely only on the information in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Program other than the information and representations contained in this Offer to Exchange and in the related documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Motorola, Inc.
May 14, 2009

SCHEDULE A
INFORMATION CONCERNING
THE DIRECTORS AND EXECUTIVE OFFICERS OF MOTOROLA
          The following table sets forth the name, business address, and principal occupation or employment at the present time for each director and executive officer of Motorola. Unless otherwise noted, each such person is a citizen of the United States. In addition, unless otherwise noted, each such person’s business address is 1303 East Algonquin Road, Schaumburg, Illinois 60196.
DIRECTORS OF MOTOROLA

Gregory Q. Brown	Co-Chief Executive Officer, Motorola, Inc., Chief Executive Officer, Broadband Mobility Solutions

David W. Dorman	Non-Executive Chairman of the Board, Motorola, Inc.

William R. Hambrecht	Chairman and Chief Executive Officer, WR Hambrecht + Co. His business address is: Pier 1, Bay 3, San Francisco, CA 94111

Dr. Sanjay K. Jha	Co-Chief Executive Officer, Motorola, Inc., Chief Executive Officer, Mobile Devices

Judy C. Lewent	Retired; formerly Executive Vice President and Chief Financial Officer, Merck & Co., Inc.

Keith A. Meister	Vice Chairman of the Board, Icahn Enterprises, G.P., Inc., and the general partner of Icahn Enterprises, L.P. His business address is: Icahn Associates, 767 Fifth Avenue, 47th Floor, New York, NY 10153

Thomas J. Meredith	General Partner and Co-Founder, Meritage Capital, L.P. and Chief Executive Officer, MFI Capital. His business address is: MFI Capital, 248 Addie Roy Road, C200, Austin, TX 78746

Samuel C. Scott III	Retired; formerly Chairman, President and Chief Executive Officer, Corn Products International.

Dr. Ron Sommer	Retired; formerly Chairman of the Board of Management, Deutche Telekom AG. He is a citizen of Germany.

James R. Stengel	President and Chief Executive Officer, The Jim Stengel Company, LLC. His business address is: The Jim Stengel Company, 19 Garfield Place, Cincinnati, OH 45202

Anthony J. Vinciquerra	President and Chief Executive Officer, Fox Networks Group. His business address is: Fox Networks Group, 10201 W. Pico Boulevard, Building 100, Room 5110, Los Angeles, CA 90035

Douglas A. Warner III	Retired; formerly Chairman of the Board, J.P. Morgan Chase & Co. His business address is: J.P. Morgan Chase & Co., 227 Park Avenue, 35th Floor, New York, NY 10172

Dr. John A. White	Retired; formerly Chancellor, University of Arkansas. His business address is: 11 Sechrist Circle, Rogers, AR 72758
EXECUTIVE OFFICERS OF MOTOROLA, INC.
(WHO ARE NOT ALSO DIRECTORS OF MOTOROLA)

Eugene A. Delaney	Executive Vice President, President, Enterprise Mobility Solutions

Edward J. Fitzpatrick	Senior Vice President, Corporate Controller and Acting Chief Financial Officer

A. Peter Lawson	Executive Vice President, General Counsel and Secretary

Greg A. Lee	Senior Vice President, Human Resources

Daniel M. Moloney	Executive Vice President, President, Home and Networks Mobility

Karen P. Tandy	Senior Vice President, Public Affairs & Communications

SCHEDULE B
INFORMATION CONCERNING
THE SENIOR LEADERSHIP TEAM OF MOTOROLA, INC.
          The following table sets forth the name, business address, and principal occupation or employment at the present time for each member of the Motorola Senior Leadership Team. Each such person is a citizen of the United States. Each such person’s business address is 1303 East Algonquin Road, Schaumburg, Illinois 60196.

Gregory Q. Brown	Co-Chief Executive Officer, Motorola, Inc., Chief Executive Officer, Broadband Mobility Solutions

Dr. Sanjay K. Jha	Co-Chief Executive Officer, Motorola, Inc., Chief Executive Officer, Mobile Devices

Eugene A. Delaney	Executive Vice President, President, Enterprise Mobility Solutions

Edward J. Fitzpatrick	Senior Vice President, Corporate Controller and Acting Chief Financial Officer

A. Peter Lawson	Executive Vice President, General Counsel and Secretary

Greg A. Lee	Senior Vice President, Human Resources

Daniel M. Moloney	Executive Vice President, President, Home and Networks Mobility

Karen P. Tandy	Senior Vice President, Public Affairs & Communications

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
The Offer to Exchange will be made to Eligible Employees in the following non-U.S. countries:
Argentina
Austria
Bangladesh
Belgium
Brazil
Canada
Chile
Colombia
Czech Republic
Egypt
France
Germany
Greece
Hong Kong
India
Ireland
Israel
Italy
Japan
Malaysia
Mexico
Netherlands
Nigeria
Pakistan
Peru
People’s Republic of China
Poland
Portugal
Puerto Rico
Russian Federation
Singapore
South Africa
South Korea
Spain
Sweden
Taiwan
Thailand
Turkey
United Arab Emirates
United Kingdom
Venezuela

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
ARGENTINA
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Argentina as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion might not apply to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Argentina apply to your specific situation.
This Offer to Exchange is a private offering of securities and is not subject to any filing with, or under the supervision of, any Argentine governmental authority. Therefore, any purchaser cannot publicly offer the options or underlying shares in Argentina.
Tax Information
Offer to Exchange
You will not be subject to tax as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Options
You will not be subject to tax when the Replacement Options are granted to you.
Exercise of Replacement Options
When you exercise the Replacement Options, you will be subject to income tax and social insurance contributions (to the extent that you have not exceeded the applicable contribution ceiling) on the difference (or “spread”) between the fair market value of the shares at exercise and the exercise price.
Sale of Shares
When you sell the shares acquired at exercise of your Replacement Options, you will not be subject to capital gains tax, provided that you (i) do not conduct other business activities as a sole proprietorship and (ii) are not habitually involved in the trading of securities.
Withholding and Reporting
Your employer will be obligated to report the spread recognized at exercise as taxable income and will be required to withhold income taxes and social security contributions.

Bank Tax
A tax of 0.6% is imposed on all amounts debited or credited to bank accounts, including checks or wire transfers from your checking account. An exemption exists for amounts debited or credited from bank savings accounts that are related to salary. Please check with your advisor to determine whether this exemption will apply to you.
Stamp Tax
A stamp tax may be due upon execution of the 2006 Plan documents (e.g., the Replacement Options award agreement). The rate and term of the payment will depend on the local jurisdiction.
Personal Assets Tax
Stock acquired under the 2006 Plan is considered a computable asset for personal assets tax purposes. If you have been living in Argentina for five years and the value of your computable assets per year is over ARS305,000 but does not exceed ARS 750,000, you will be subject to a 0.5% personal assets tax. If your computable assets are valued at more than ARS750,000 but less than ARS2,000,000, you will be subject to a 0.75% personal assets tax. If your computable assets are valued at more than ARS2,000,000 but less than ARS5,000,000, you will be subject to a 1% personal assets tax. Finally, if the value of your assets is over ARS5,000,000, you will be subject to a 1.25% personal assets tax. The personal assets tax is not a withholding tax; it is a tax paid annually based on the tax liability declared by you, the taxpayer. Therefore, you are personally responsible for declaring your computable assets and paying the personal assets tax to the Argentine tax authorities.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
AUSTRIA
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Austria as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Austria apply to your specific situation.
Tax Information
Offer to Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Options
You will not be subject to tax when the Replacement Options are granted to you.
Exercise of Replacement Options
You will be subject to income tax when you exercise the Replacement Options on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will also be subject to social security contributions on the taxable amount at exercise to the extent that you have not already exceeded your annual contribution ceiling and provided withholding is required.
Sale of Shares
When you sell the shares acquired at exercise, you will not be subject to capital gains tax, provided you have held the shares for a period exceeding one year (“speculative sale”) and that you have not held a stake in Motorola of 1% or more (“substantial holding”). If you are subject to capital gains tax, the taxable amount of capital gain will be the difference between the fair market value at exercise and the purchase price received. This income will be subject to your marginal income tax rate in the case of a speculative sale and subject to tax at half of the average income tax rate in case of a substantial holding.
Withholding and Reporting
If withholding is required, your employer will withhold income tax on the taxable amount at exercise. Additionally, your employer will also withhold the respective social security contributions, provided you have not yet reached the annual contribution ceiling. You are personally responsible for reporting any taxable capital gain received upon the sale of your shares to the tax authorities.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
BANGLADESH
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Bangladesh as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Bangladesh apply to your specific situation.
Tax Information
Offer to Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Options
You will not be subject to tax when the Replacement Options are granted to you.
Exercise of Replacement Options and Sale of Shares
You are required to use the cashless sell-all method of exercise. This means you will be required to immediately sell all the shares acquired upon exercise of your Replacement Options. You will receive cash proceeds equal to the difference between the sale price of the shares (i.e., the fair market value of the shares at exercise/sale) and the exercise price, minus any applicable taxes and brokerage fees. You will not be entitled to hold any shares.
Upon the immediate sale of the shares acquired upon exercise, you will be subject to Individual Income Tax (“IIT”) on the difference between the exercise price and the fair market value of the shares at vesting. The difference in the exercise price and fair market value will be treated as your income and will be taxed accordingly. If the payments received by you are classified as “bonus payments” by the Income Tax Authority, then such payments would be subject to a tax deduction depending on whether the bonus payments (i) can be shown to be the general practice in similar businesses, (ii) are reasonable in relation to the profits, and (iii) are reasonable in relation to the salary and other conditions of employment. If the bonus payments are classified as incentive bonuses, the allowable tax deduction cannot exceed 10% of the net disclosed profits.

Withholding and Reporting
Your employer will withhold and report IIT when you exercise your Replacement Options. Your employer will be obligated to report the difference between the exercise price and the fair market value as income and will be required to withhold income taxes.
Exchange Control Information
Due to the exchange control laws in Bangladesh, you must exercise your Replacement Options by using the cashless sell-all method of exercise. You may not exercise your Replacement Options using the cashless sell-to-cover or cash purchase methods of exercise.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
BELGIUM
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Belgium as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Belgium apply to your specific situation.
This exchange offer does not entail a transfer of the Eligible Options for Belgian income tax purposes, but should be considered as a waiver, forfeiture and cancellation of the Exchanged Options.
Tax Information
Offer to Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Options
The grant of Replacement Options will be considered a replacement grant of options for Belgian tax purposes. Therefore, the Replacement Options will be taxable at grant if you accept the Replacement Options in writing within 60 days following the grant date. However, you can elect not to be taxed at grant but at exercise instead by accepting the Replacement Options after 60 days following the grant date (see below).
If you elect to be taxed at grant (i.e., if you accept the Replacement Options in writing within 60 days following the grant date), the taxable amount is generally determined on a lump sum basis (i.e., as a percentage of the value of the share underlying the options). The taxable amount will, among other things, depend on the number of Replacement Options accepted, the exercise period of the Replacement Options and the fair market value of the shares.
Assuming that you undertake at the time of accepting the Replacement Options, (i) not to exercise the options prior to the end of the third calendar year following the calendar year of the grant date and (ii) not to transfer the Replacement Options (except in case of death), the taxable amount will be 7.5% of the value of the underlying shares on the grant date, plus the difference between the fair market value of the shares on the grant date and the Replacement Option price. However, if you can exercise your Replacement Options prior to the end of the third calendar year following the calendar year of the grant date, or if you can transfer the Replacement Options in cases other than death, the taxable amount will be 15% of the value of the underlying shares on the grant date, plus the difference between the fair market value of the shares on the grant date and the Replacement Option price.
The value of the underlying share on the grant date is equal to (at the election of Motorola) (i) the closing price of the share on the day preceding the offer date, or (ii) the average of the closing prices of the share during the 30 days preceding the grant date.
The fringe benefit so obtained will be taxable at the normal progressive income tax rates, increased by communal taxes.
Exercise of Replacement Options
If you have accepted the offer of Replacement Options in writing within 60 days following the grant date, you will not be subject to any additional tax liability when you exercise the Replacement Options, provided (i) that you do not exercise the Replacement Options prior to the end of the third calendar year following the calendar year of the grant date and (ii) that you do not transfer the Replacement Options (except in case of death) (i.e., if you continue to comply with your undertaking). If you were to exercise your Replacement Options prior to the end of the third calendar year following the calendar year of the grant date, or if you transferred the Replacement Options (except in case of death) (i.e., you have signed an undertaking at the time of accepting the Replacement Options, but at a later stage you no longer comply with the undertaking), you will be subject to an additional tax liability equal to the difference between the aforementioned 7.5% and 15% valuation. This additional benefit will be taxed at the normal progressive income tax rates, increased by communal taxes.
If you do not accept the Replacement Options in writing within the 60 days following the grant date, you will not be subject to tax at grant, but you will be subject to tax when you exercise the Replacement Options according to the current interpretation of Belgian tax law by the Belgian Minister of Finance. The taxable fringe benefit will normally be equal to the difference between the fair market value of the shares at time of exercise and the Replacement Option price (i.e. the “spread”). This benefit will be taxable at the normal progressive income tax rates, increased by communal taxes.
Sale of Shares

When you sell the shares acquired at exercise, you should not be subject to capital gains tax.
Withholding and Reporting
If you elect to be taxed at grant, (i.e., you accept the Replacement Options in writing within 60 days of the grant date), your employer will report the taxable fringe benefit on your salary form 281.10. Moreover, your local employer will be obligated to impose a withholding tax it intervenes in the grant of the Replacement Options. In any event, you are personally responsible for reporting the taxable amount on your annual income tax return for the year in which the 60th day following the offer occurs.
If you elect to be taxed at exercise, (i.e., you do not accept the Replacement Options in writing within the 60th day following the grant date), your local employer will be obligated to report the taxable fringe benefit on your salary form 281.10 and will impose a withholding tax if it intervenes in the grant of the Replacement Options. However, you are personally responsible for reporting the taxable amount on your annual income tax return for the year in which you exercise the Replacement Options.
You are obligated to report any security or bank account held outside Belgium on your annual income tax return.
Social Security

If you accept the Replacement Options in writing within 60 days following the grant date, the benefit derived from your Replacement Options will normally not be subject to social security contributions at grant, unless (i) the exercise price of the Replacement Options is less than the fair market value of the shares on the grant date (i.e., if the Replacement Options are “in the money” at the time of grant) or (ii) the terms of the Replacement Options provide you with a certain benefit. In these cases, social security contributions will be due if Motorola charges the costs related thereto to your local employer or if the grant of the Replacement Options is not made at the sole discretion of Motorola.
If you do not accept the Replacement Options in writing within the 60th day following the grant date, the benefit derived from your Replacement Options will be subject to social security contributions at exercise if Motorola, Inc. charges the costs related thereto to your local employer or if the grant of the Replacement Options is not made at the sole discretion of Motorola.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
BRAZIL
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Brazil as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Brazil apply to your specific situation.
Tax Information
Offer to Exchange
You will not be subject to income tax as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Options
You will not be subject to tax when your Replacement Options are granted to you.
Exercise of Replacement Options
When you exercise the Replacement Options, you will not be subject to income tax or social insurance contributions. As explained below, you will be subject to tax only when the shares acquired at exercise are sold.
Sale of Shares
When you sell the shares acquired at exercise of the Replacement Options, you may be subject to capital gain tax. The capital gain will be equal to the difference between the sale proceeds and your tax basis in the shares (i.e., the exercise price you paid for the shares acquired upon the exercise of your Replacement Options). The amount of capital gains will be subject to income tax at a flat rate of 15%. Notwithstanding, you may be exempt from capital gains tax if the proceeds from the sale of all your shares (including proceeds from sale of securities other than the Company’s shares) in a given month does not exceed R$ 35,000.00 (Reais).
Withholding and Reporting
Your local employer is not required to withhold or report income tax when you exercise your Replacement Options or sell your shares.

The shares acquired by you upon exercise of your Replacement Options shall be reported in the “list of assets and rights” on your annual income tax return for the price paid, converted into Reais.
You will be personally responsible for reporting any taxable income arising upon the sale of the shares and paying the applicable tax directly to the local tax authorities, until the last business day of the month following the month from the sale, using a tax collection form called “DARF.” The capital gain tax and the tax collected via DARF should be included in your annual income tax return.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
CANADA
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Canada as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Canada apply to your specific situation.
Tax Information1
Offer to Exchange
The Offer to Exchange should qualify for tax-free exchange treatment under the Income Tax Act. As a result, you will be deemed not to have disposed of your Eligible Options and not to have acquired Replacement Options. Your Replacement Options will be deemed to be the same options as, and a continuation of, the Eligible Options. You will continue to be eligible for the one-half deduction of the taxable amount on exercise or disposition of the Replacement Options (or shares acquired thereunder) as you would have had you continued to own and dispose of the Eligible Options.
Grant of Replacement Options
You will not be subject to tax when the Replacement Options are granted to you.
Exercise of Replacement Options
Subject to the deferral provisions discussed in the below, you will be subject to income tax when you exercise the Replacement Options on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. Only one-half of the spread is subject to tax (i.e., you can permanently exclude one-half of the spread from the taxable amount). You will be subject to tax on the remaining one-half of the spread at your applicable marginal income tax rate.
In addition, you may defer taxation of the taxable portion of the spread arising upon exercise (i.e., the remaining one-half of the difference between the fair market value of the shares on the date of exercise and the exercise price) until the earliest of the time that you sell the shares purchased

[1]	Please note that this summary only addresses Canadian federal tax law. Please consult your personal tax advisor to determine the tax consequences of the offer under provincial tax laws.

upon exercise, die or become a non-resident of Canada. In order to be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which shares are purchased upon exercise of your Replacement Options.
You can defer the tax on the spread at exercise only on the first C$100,000 worth of Replacement Options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the options was granted.
Regardless of whether the deferral applies, you will be subject to Canada/Quebec Pension Plan contributions on the taxable amount at exercise (i.e., one-half of the spread) to the extent that you have not already exceeded your annual contribution ceiling.
Sale of Shares
When you sell the shares acquired at exercise, you will be subject to tax on any capital gains you may realize. The taxable amount of capital gain will be one-half of the difference between the sale price and the adjusted cost basis of the shares (i.e., the fair market value of the shares on the date of exercise less any brokerage fees). In addition, any amount on which taxation was deferred at exercise will become taxable when the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate.
If you own other shares of Motorola, which you have acquired upon exercise of other options or outside of the 2006 Plan, your adjusted cost base may be different than described above. In order to preserve the cost basis of shares sold in a cashless exercise, you must specifically identify any such shares in your annual tax return. Shares acquired upon the exercise of options for which a taxation deferral election has been filed will also retain their own, unique cost base. You are strongly advised to seek advice from a tax professional in any of these situations.
One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.
Withholding and Reporting
Your employer will report the spread recognized at exercise, any amount excluded under the one-half exemption rule and the value of any deferred Replacement Options benefit to the Canada Revenue Agency (“CRA”). A copy of the T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which you exercise your Replacement Options.
Your local employer will also withhold income tax on the taxable amount at the time of exercise. You must notify your employer immediately upon exercise of your intention to defer any tax due at exercise (as described above), so that your local employer does not withhold income tax on that amount. You must use the “Canadian Election to Defer Payment of Tax on Stock Options” form to notify your local employer. In addition, for every year you have a balance of deferred Replacement Options income outstanding, you must file a Form T1212 with the CRA, together with your annual tax return.
Your local employer will also withhold pension plan contributions on the taxable amount at exercise to the extent you have not already exceeded the applicable contribution ceiling. The taxable amount at exercise for purposes of pension plan contributions is the difference between the fair market value of the shares on the date of exercise and the exercise price less the one-half exempt amount.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
CHILE
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Chile as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Chile apply to your specific situation.
Tax Information
Offer to Exchange
The Chilean Revenue Authority (Servicio de Impuestos Internos or “SII”) has not issued specific guidance on the tax treatment as a result of the exchange of Eligible Options for the Replacement Options. However, it is likely that the SII will treat the exchange as a tax neutral event.
Grant of Replacement Options
You will not be subject to tax when the Replacement Options are granted to you.
Exercise of Replacement Options
You will not be subject to income tax when you exercise the Replacement Options. However, upon exercise of the Replacement Options, you will be subject to certain reporting requirements (see below).
Sale of Shares
When you sell the shares acquired at exercise, you will be subject to capital gains tax. The taxable amount of capital gain will be the difference between the sale price and the adjusted cost basis of the shares (i.e., acquisition cost of the shares on the date of exercise plus any brokerage fees). Income tax will be assessed on the taxable income at your marginal income tax rate (i.e., progressive rates up to 40%).
If you own other shares of Motorola, which you have acquired upon exercise of other options or outside of the 2006 Plan, you must specifically identify any such shares for purposes of calculating the taxable gain that must be reported in your annual tax return. You are strongly advised to seek advice from a tax professional in any of these situations.

Losses arising from the sale of shares of foreign corporations in a given year may be deducted from any taxable gain from sales of shares of foreign corporations made in the same year.
Withholding and Reporting
In general, the local affiliate in Chile will not be subject to any tax withholding and reporting obligations in connection with your Replacement Options (unless the local affiliate in Chile reimburses the Company for the spread and claims a local tax deduction for the spread). Instead, you personally will be responsible for reporting any taxable amounts attributable to your Replacement Options and paying any applicable taxes directly to the local tax authorities.
If the local affiliate reimburses the Company for the spread and claims a local tax deduction, the local affiliate will be required to report the spread as taxable income and will be required to withhold Sole Second Category Tax.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
COLOMBIA
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Colombia as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Colombia apply to your specific situation.
Tax Information
Offer to Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Options
You will not be subject to tax when the Replacement Options are granted to you.
Exercise of Replacement Options
You will be subject to income tax when you exercise your Replacement Options on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price only if your local employer reimburses the Company for the spread. In this instance, the spread will be characterized as labor income and will be subject to income taxation at progressive tax rates (up to 33%). Under the Colombian Tax Code, 25% of all labor income (limited to a maximum per month of COP5,703,000 (approximately US$2,281 as of March, 2009) is exempt from taxation.
If your local employer does not reimburse the Company for the spread, you will not be subject to taxation on the date of exercise.
Sale of Shares
When you subsequently sell or otherwise dispose of your shares, you will be subject to taxation. The taxable amount will equal the difference between the sale proceeds and your tax basis in the shares (generally, the exercise price you paid for the shares plus any taxable income you recognized on the date of exercise), and this amount generally will be subject to taxation at progressive income tax rates. You will be personally responsible for reporting any taxable income arising upon the sale or disposition of the shares and paying the applicable taxes directly to the local tax authorities.
Withholding and Reporting
In general, the local affiliate in Colombia will be subject to income and social insurance tax withholding and reporting obligations in connection with your stock Options if it reimburses the Company for the value of your Replacement Options. If the local affiliate in Colombia does not reimburse the Company for the value of your Replacement Options, the local affiliate will not be subject to any tax withholding and reporting obligations in connection with your Replacement Options. Instead, you will be personally responsible for reporting any taxable income attributable to your Replacement Options and paying the applicable taxes to the local tax authorities.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
CZECH REPUBLIC
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in the Czech Republic as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the Czech Republic apply to your specific situation.
Tax Information
Offer to Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Options
You likely will not be subject to tax when the Replacement Options are granted to you.
Exercise of Replacement Options
You will be subject to income tax when you exercise the Replacement Options on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread will be classified as employment income. The tax base will be increased by Czech mandatory social and health insurance contributions payable by the employer in connection with the exercise (if any).
If your local employer reimburses the Company for the value of your Replacement Options or is otherwise involved in the administration of the 2006 Plan, you will be subject to mandatory social and health insurance contributions on the spread to the extent that you have not already exceeded your annual contribution ceiling (CZK 1,130,640 for 2009).
Sale of Shares
Upon the subsequent sale of shares, you will not be subject to additional taxation on any gain realized from the sale provided that (i) you own the shares for at least six months and (ii) you did not own more then 5% of the registered capital or voting rights of the Company in the last 24 months. If this holding period requirement is not satisfied, you will be subject to tax on the gain (calculated as the sale proceeds less the tax basis in the shares) at income tax rate of 15%. In this instance, the taxable amount will equal the difference between the sale proceeds and your tax basis in the shares (i.e., the exercise price you paid for the shares plus any taxable income you realized on the date of exercise). You will be personally responsible for reporting any taxable income arising upon the sale or disposition of the shares and paying the applicable taxes directly to the local tax authorities.
Withholding and Reporting
In general, your local employer in the Czech Republic will not be obligated to report the spread arising on the date of exercise as taxable income and will not be required to withhold income taxes and social and health insurance contributions unless your employer reimburses the Company for the value of your Replacement Options. Instead, you will be personally responsible for reporting the spread as taxable income and paying the applicable taxes directly to the local tax authorities.
In certain circumstances, especially if you also have other income, you will also be required to report the spread arising on the date of exercise as taxable income on your annual income tax return.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
EGYPT
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Egypt as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Egypt apply to your specific situation.
Tax Information
Offer to Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Options
You should not be subject to tax at the time of the grant of the Replacement Options.
Exercise of Replacement Options
On the date(s) you exercise your Replacement Options and acquire shares of the Company’s common stock, you will be subject to taxation on the difference between the fair market value of such shares on the date of exercise and the exercise price (the “spread”). The spread will be classified as additional employment income and will be subject to income taxes and may be subject to social insurance contributions.
Sale of Shares
When you subsequently sell or otherwise dispose your shares of the Company’s common stock, you will not be subject to taxation.
Withholding and Reporting
In general, the local affiliate in Egypt will be required to report the spread you realize on the date of exercise as taxable income and will be required to withhold income taxes and any applicable social insurance contributions.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
FRANCE
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees who are French tax residents and/or subject to the French social security contributions regime as of 1 March 2009. This summary is general in nature and does not discuss all of the tax and social security contributions consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, or are not subject to the French social security regime, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in France apply to your specific situation.
Tax Information
Notification Regarding French Tax-Qualified Status
Your Eligible Options were granted under a French sub-plan and qualified as French-qualified options. However, your Replacement Options will not be granted under a French sub-plan that complies with Sections L. 225-177 to L. 225-186 of the French Commercial Code, as amended. Therefore, your Replacement Options will not qualify for favorable tax and social security contributions treatment.
Therefore, your French-qualified options, which were eligible for the French favorable tax and social security contributions regime will be exchanged for non-French qualified Replacement Options, which are not eligible for the French favorable tax and social security contributions regime.
Offer to Exchange
You likely will not be subject to personal income tax or social security contributions as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Options
You will not be subject to personal income tax or social security contributions when the Replacement Options are granted to you.
Exercise of Replacement Options
On the date(s) you exercise your Replacement Options and acquire shares of the Company’s common stock, you will be subject to taxation on the option spread (i.e., the amount corresponding to the difference between the fair market value of such shares on the date of exercise of the Replacement Options and the exercise price you paid for the shares). The spread will be classified as additional salary and will be subject to personal income tax at your marginal rate (up to 40% for 2008 income) and your portion of social security contributions.
Wealth Tax
Shares acquired under the 2006 Plan are included in your personal estate and must be declared to the tax authorities if the total amount of your taxable personal estate (including you and your household) exceeds a certain amount (€790,000 for 2009), as valued on each January 1.
Sale of Shares
When you subsequently sell or otherwise dispose of your Company shares acquired, you will not be subject to additional taxation if the gross proceeds you and your household receive from the sale of securities during the applicable calendar year do not exceed the annual limit (for sales realized in 2009, the limit is €25,730). Otherwise, you will be subject to capital gain taxation. The taxable amount will equal the difference between the net sale price for the shares and the fair market value of the shares on the date of exercise of the Replacement Options, and will be subject to 18% capital gains tax plus the 12.1% additional social taxes (the CSG at the rate of 8.2%, CRDS at the rate of 0.5%, a 2% special tax, a 0.3% additional contribution to the special tax, and the Replacement 1.1% social tax (applicable on any capital gain realized on or after January 1, 2008)).
If the net sale price is less than the fair market value of your shares on the date of exercise, you will realize a capital loss. Provided the €25,730 limit for sales realized in 2009 is exceeded, this capital loss can be offset against capital gain of the same nature realized by you and your household during the same year or during the ten following years. This capital loss cannot be offset against other types of income.
Withholding and Reporting
Your local employer will be obligated to report the spread arising on the date of exercise of your Replacement Options as taxable income on your pay slip and will be required to withhold your portion of social security contributions (but not personal income tax). You are personally responsible for reporting and paying any tax resulting from the exercise of the Replacement Options and the sale of your shares.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
GERMANY
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Germany as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Germany apply to your specific situation.
Tax Information
Offer to Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Options
You will not be subject to tax when the Replacement Options are granted to you.
Exercise of Replacement Options
When you exercise the Replacement Options, you will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceilings). You will be taxed on the difference between the fair market value of the shares at exercise and the exercise price (the “spread”). You will also be subject to church tax, as applicable, and to solidarity surcharge on your income tax liability.
Effective as from 1 April 2009, and pursuant to Section 3 no. 39 of the German Income Tax Act, benefits in the amount of up to €360 p.a. in connection with the grant of certain qualifying shares for free or at a purchase price below the fair market value will be tax exempt. This provision should be applicable to the purchase of shares upon exercise of your Replacement Options. You should consult your personal tax advisor to determine if this provision applies to your specific situation.
Sale of Shares
For shares acquired after 1 January 2009, capital gains will be subject to a flat tax rate of 25% (plus a 5.5% solidarity surcharge), provided you do not own 1% or more of the Company’s stated

capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as a business asset. The tax base for all categories of investment income including capital gains realized from the sale of shares is determined by taking into account a lump sum deduction of €801 for income related expenses if the taxpayer is taxed individually, regardless of whether he or she incurred any expenses, or the expenses exceeded €801. As a matter of principle, the flat tax is to be withheld at the source.
Withholding and Reporting
Your local employer is required to withhold and report income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceilings) when you exercise your Replacement Options. You are personally responsible for including any benefits realized under the 2006 Plan in your annual tax return and for paying any difference between your actual tax liability and the amount withheld. You are also personally responsible for reporting and paying any tax resulting from the sale of your shares.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
GREECE
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Greece as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Greece apply to your specific situation.
Tax Information
Offer to Exchange
You will not be subject to tax as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Options
You will not be subject to tax when the Replacement Options are granted to you.
Exercise of Replacement Options
When you exercise the Replacement Options you will be subject to income tax and social insurance contributions on the difference (“spread”) between the fair market value of the shares on the date of exercise and the exercise price. The exercise price will be the closing price of The Company’s stock on the date of the exchange.
Sale of Shares
When you sell the shares acquired at exercise, you will subject to a “sales tax” of .15% (one and a-half per thousandths) on the sale price of the shares at the time of sale. You are required to provide evidence of such sale and pay the applicable sales tax to the Greek tax authorities within two weeks of the month following the month in which the sale occurred. At present no capital gains tax applies, but the Greek Ministry of Economy and Finance has announced that it has contemplated replacing the above mentioned sales tax with a capital gains tax effective from the replacement year (2010) under a formula to be announced in due course.
Withholding and Reporting
Your local employer is required to withhold income tax and social insurance contributions on the spread and report this income in the certificate provided to you in connection with your total remuneration realized during the year of income (this certificate is attached to your annual income tax return). The portion withheld from the contributions to the Social Security Institution is a deductible item for you in calculating your net annual taxable income.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
HONG KONG
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Hong Kong as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Hong Kong apply to your specific situation.
WARNING: The contents of this Exchange Offer have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the Offer to Exchange. If you are in any doubt about any of the contents of this Offer to Exchange, you should obtain independent professional advice.
Tax Information
Offer to Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Options
You will not be subject to tax when the Replacement Options are granted to you.
Exercise of Replacement Options
When you exercise the Replacement Options, you will be subject to salaries tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will not be subject to Mandatory Provident contributions on the spread at exercise, as it is not considered “relevant income” for the purposes of your obligations under the Mandatory Provident Fund Schemes Ordinance.
Due to securities laws in Hong Kong, if you choose to exchange Eligible Options for Replacement Options, you will be restricted from selling any of the shares granted to you pursuant to the exercise of the Replacement Options for a period of six (6) months from the date of allotment of the shares, regardless of when your Replacement Options vest.

Sale of Shares
When you sell the shares acquired at exercise of the Replacement Options, you will not be subject to capital gains tax.
Withholding and Reporting
Your local employer is not required to withhold tax when you exercise the Replacement Options, but is required to report the income to the Inland Revenue Department. You are personally responsible for reporting any salaries taxes resulting from the exercise of your Replacement Options on your annual tax return and pay.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
INDIA
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in India as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in India apply to your specific situation.
Tax Information
Offer to Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Options
You will not be subject to tax when the Replacement Options are granted to you.
Exercise of Replacement Options and Sale of Shares
Due to legal restrictions in India, you are required to use the cashless sell-all method of exercise. This means you will be required to immediately sell all the shares acquired upon exercise of your Replacement Options. You will receive cash proceeds equal to the difference between the sale price of the shares (i.e., the fair market value of the shares at exercise/sale) and the exercise price, minus any applicable taxes (as described below) and brokerage fees. You will not be entitled to hold any shares.
Pursuant to the Income Tax Act 1961(the “IT Act”), as amended by the Finance Act of 2007, the Fringe Benefit Tax (“FBT”) regime has been extended to include the income received from stock options. Therefore, as of April 1, 2007, the spread at vesting of your options is characterized as a fringe benefit and is taxable at exercise under the FBT rules pursuant to the IT Act. This means that you will not be subject to personal income tax on the spread when you exercise your Replacement Options. Instead, your employer will be subject to FBT.
The FBT rules permit employers to recover the FBT due in connection with the exercise of your Replacement Options from employees. Your employer may decide to seek such recovery from you. Assuming it does, you will be liable for the FBT (currently 33.99% of the amount described above) upon the exercise of your Replacement Options.

Upon the immediate sale of the shares acquired upon exercise, you will be subject to capital gains tax on the difference between the sale price and the amount previously subject to FBT (i.e., the fair market value2 of the shares at vesting). You will be taxed at the short-term capital gains tax rate.
If you realize a capital gain, (as with your other income), the tax on the gain is payable under the Advance Tax System during the fiscal year (i.e., April 1 – March 31) in three installments as follows:
•	On or before September 15th – not less than 30% of the tax payable for the year;

•	On or before December 15th – not less than 60% of the tax payable for the year, reduced by the amount paid in the earlier installment; and

•	On or before March 15th – the whole amount of the tax payable for the year, reduced by the amount paid in the earlier installments.
Your responsibility to make tax payments pursuant to the above schedule arises on the date that you realize a capital gain. Thus, for example, if you realize a capital gain in October 2010, you will be required to pay not less than 60% of the tax due on such capital gain by December 15, 2010. If you fail to pay the required amount of capital gains tax according to the above schedule, you will be liable for interest at a rate of 1% per month on the amount of the underpayment.
Please note that you are personally responsible for any taxes due upon the sale of shares. Following the implementation of the new FBT regime, the calculation of your capital gains or losses at the time of sale is complex and you should consult with your personal tax advisor on this issue.
No provident fund contributions or other social insurance contributions are due at exercise.
Withholding and Reporting
As noted above, your employer will not have any personal income tax withholding or reporting obligations in connection with the option exercise/same-day sale but will recover the FBT from you when you exercise the Replacement Options, report this amount as a fringe benefit and pay the applicable FBT to the Indian tax authorities through its FBT returns.
It is your responsibility to file a tax return with the tax authorities and disclose any capital gains realized from the immediate same-day sale of the shares. You must pay advance tax on any capital gains in the year in which the gains are realized. The amount and the due date of the advance tax depends on exercise/sale in the relevant year.
Exchange Control Information
Due to the exchange control laws in India, you must exercise your Replacement Options by using the cashless sell-all method of exercise. You may not exercise your Replacement Options using the cashless sell-to-cover or cash purchase methods of exercise. If you remit funds outside of India to purchase shares, it is your responsibility to comply with the exchange control laws in India.
You must repatriate all proceeds received from the sale of your shares to India within 90 days after sale. You will receive a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency. You should maintain the FIRC as evidence of the repatriation of funds in the event that the Reserve Bank of India or your employer requests proof of repatriation.

[2]	The fair market value of the shares must be determined by a Class 1 Merchant Banker in India and be based (at least in part) on the trading price of the Company’s shares on the NYSE on the applicable valuation date, although other factors may also be considered by the Merchant Banker in performing the valuation.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
IRELAND
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Ireland as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in India apply to your specific situation.
Tax Information
Offer to Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Options
You will not be subject to tax when the Replacement Options are granted to you.
Exercise of Replacement Options
When you exercise the Replacement Options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will be subject to tax on the spread at your applicable marginal income tax rate.
Sale of Shares
When you subsequently sell or otherwise dispose of the shares acquired at exercise, you will be subject to capital gains tax. The taxable amount will be the difference between the sale price and the adjusted cost basis of the shares (i.e., the fair market value of the shares on the date of exercise less any brokerage fees).
Withholding and Reporting
Your employer will report the spread recognized at exercise. You must report the details of the exercise in your annual tax return, as well as the details of any sale of related shares.
You must pay income tax at 41% on the spread within 30 days of exercise by direct payment to the Irish Revenue. This payment is due without assessment. Income levies may also arise and may require payment. You are advised to consult with your personal advisor regarding whether income levies will apply.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
ISRAEL
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Israel as of 1 March 2009. This summary is based on the law in effect in Israel as of March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Israel apply to your specific situation.
Tax Information
The following discussion assumes that the Company will grant your Replacement Options under the “trustee” route of Section 102 of the Israeli Income Tax Ordinance.
Offer to Exchange
The Company is in the final stages of securing a favorable tax ruling from the Israeli Tax Authority (“ITA”) confirming that the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange will not result in a taxable event for Eligible Employees in Israel. The following discussion assumes that the Company will receive the requested ruling. If the Company does not receive the favorable ruling from the ITA as contemplated, the Company will issue to you supplementary information regarding the Offer to Exchange in Israel.
Grant of Replacement Options
You will not be subject to tax when the Replacement Options are granted to you.
Exercise of Replacement Options
You will not be subject to income tax when you exercise your Replacement Options.
Sale of Shares
When you subsequently sell or otherwise dispose of your shares (assuming you do not sell your shares within two years from the date of grant), you will be subject to taxation. The difference between the fair market value of the shares on the date of grant and the price you actually paid for those shares (the “spread”) will be subject to tax at your marginal income tax rate. Any amounts in excess of the spread will be subject to capital gains tax at the rate of 25%.
Withholding and Reporting
In general, your employer or the trustee (where applicable) will be required to report the taxable income you realize on the date of sale to the local tax authorities, and will be required to withhold income taxes and social insurances charges on the spread.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
ITALY
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Italy as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Italy apply to your specific situation.
Tax Information
Offer to Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Options
You will not be subject to tax when the Replacement Options are granted to you.
Exercise of Replacement Options and Sale of Shares
Due to legal restrictions in Italy, you will be required to use the cashless sell-all method of exercise. This means that you will be required to immediately sell all of the shares acquired at exercise of the Replacement Options. You will receive cash proceeds equal to the difference between the sale price of the shares (i.e., the fair market value of the shares1 at exercise/sale) and the exercise price less any applicable income tax and brokerage fees. You will not be entitled to hold any shares.
Upon the immediate sale of the shares acquired upon exercise, you will be subject to income tax on the spread (i.e., on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. For Italian tax purposes, the fair market value of the shares on the exercise date is the average of the official prices of the shares over the period ending on the exercise date and starting on the same date of the preceding calendar month. No social security contributions apply on the spread.

[1]	For Italian tax purposes, the fair market value of the shares is the average price of the shares on the official stock exchange on which Motorola shares are traded (i.e., NasdaqGS) over the month immediately preceding and including the date of exercise.

If the sale price on the date of exercise/sale is greater than the average of the share prices over the month preceding the date of exercise/sale, you will be subject to capital gains tax on the difference at the rate of 12.5%. You are responsible for reporting and paying the tax due. If the sale price on the date of exercise/sale is less than the average of the share prices over the month preceding the date of exercise/sale, you will realize a capital loss equal to this difference. This capital loss can be used to offset capital gains earned from the sale of any other non-qualified shareholding or, in the absence of gains, carried forward over the following four years.
Withholding and Reporting

Your employer is required to withhold and report income tax when you exercise the Replacement Options and immediately sell your shares.
Exchange Control Information
Due to legal restrictions in Italy, you must exercise your Replacement Options by using the cashless sell-all method of exercise. You may not exercise your Replacement Options using the cashless sell-to-cover or cash purchase methods of exercise.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
JAPAN
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Japan as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Japan apply to your specific situation.
Tax Information
Offer to Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for the Replacement Options. Please note that there is some uncertainty regarding this position and you are strongly advised to seek professional tax advice.
Grant of Replacement Options
You likely will not be subject to tax when the Replacement Options are granted to you. Please note that there is some uncertainty regarding this position and you are strongly advised to seek professional tax advice.
Exercise of Replacement Options
When you exercise the Replacement Options, you will be subject to tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread likely will be characterized as remuneration income and will be taxed at your marginal tax rate. You likely will not be subject to social insurance contributions on the spread when you exercise the Replacement Options.
Sale of Shares
When you sell the shares acquired at exercise of the Replacement Options, you will be subject to capital gains tax on the difference between the sale price and the fair market value of the shares at exercise. You may be eligible for a reduced tax rate depending on the circumstances of the sale. Please consult your personal tax advisor regarding whether you will be eligible for a reduced tax rate.
Withholding and Reporting
Your employer is not required to withhold or report income tax when you exercise your Replacement Options. You are solely responsible for filing a personal tax return and reporting and paying any taxes resulting from the Offer to Exchange, the grant and exercise of the Replacement Options, and the sale of shares.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
MALAYSIA
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Malaysia as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Malaysia apply to your specific situation.
Tax Information
Offer to Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Options
You will not be subject to income tax or Employees’ Provident Fund contributions when the Replacement Options are granted to you.
Exercise of Replacement Options
When you exercise your Replacement Options and acquire shares of Motorola’s common stock, you will be subject to income tax on the difference between the exercise price of the Replacement Options and the lower of (i) the fair market value3 of Motorola stock on the date the Replacement Options vests or (ii) the fair market value of Motorola stock on the date the Replacement Options are exercised.
Sale of Shares
When you sell the shares acquired at exercise of the Replacement Options, you will not be subject to any further income tax or capital gains tax, unless you are in the business of buying and selling shares (i.e., as a share trader), in which case you will be subject to income tax.
Withholding and Reporting
Your employer is required to report the grant and exercise of the Replacement Options to the Inland Revenue Board and also report the taxable income arising out of the exercise of your

[3]	For Malaysian tax purposes, the fair market value of the underlying shares will be computed as the average of the high and low trading prices of the shares on the relevant date.

Replacement Options on your annual remuneration return (the “EA Form”). Your employer is further required to withhold income tax when you exercise the Replacement Options. Alternatively, should you wish to, you may elect to pay any income taxes due from the exercise of the Replacement Options on your own when you file your tax return for the year of assessment in the next calendar year by 30 April (for Form BE) or by 30 June (for Form B). If you make this election, you will be required to communicate this election to your employer by way of a written confirmation, and you are responsible for paying any taxes resulting from the exercise of your Replacement Options.
Reporting Requirements for Directors
If you are a director of the local employer in Malaysia, you have an obligation to notify the local employer in Malaysia in writing when you are granted the Replacement Options (or have exchanged the Eligible Options, where applicable), when you exercise your Replacement Options and purchase shares, when shares are sold or when there is an event giving rise to a change with respect to your interest in the Company. You must provide this notification within 14 days of the date the interest is acquired or disposed of or the occurrence of the event giving rise to the change. The Malaysian Companies Act prescribes criminal penalties for directors who fail to provide such notice.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
MEXICO
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Mexico as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Mexico apply to your specific situation.
Tax Information
Offer to Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Options
You will not be subject to tax when the Replacement Options are granted to you.
Exercise of Replacement Options
When you exercise the Replacement Options, you will be subject to income tax on the difference (or “spread”) between the market value of the shares on the exercise date and the exercise price. You likely will not be subject to social insurance contributions.
Sale of Shares
When you sell the shares acquired at exercise of the Replacement Options, you will be subject to tax. The taxable amount will be the difference between the sale price and your tax basis in the shares. Your tax basis in the shares will be the amount you paid for the shares (i.e., the exercise price) plus any brokerage fees paid to buy or sell the shares, all adjusted for inflation.
Withholding and Reporting
Your employer is not required to withhold and report tax when you exercise the Replacement Options. You are responsible for reporting any income and paying any applicable taxes resulting from the exercise of the Replacement Options and the sale of your shares.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
THE NETHERLANDS
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in the Netherlands as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the Netherlands apply to your specific situation.
Tax Information
Offer to Exchange
The Company received a favorable tax ruling from the Dutch tax authorities confirming that the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange will not result in a taxable event for Eligible Employees in the Netherlands.
IMPORTANT NOTE: The tax neutral status of the Offer to Exchange pursuant to this ruling depends upon each Eligible Employee and the local employer executing the “Agreement on Dutch Tax and Social Security Contributions” (the “Agreement”). A copy of the Agreement is included as an exhibit to the Offer to Exchange materials. If you elect to participate in the Offer to Exchange, you must print out a copy of the Agreement, sign it and return it to your local employer before the end of the Exchange Period. For your convenience, your local employer will separately provide you with a hardcopy of the Agreement.
Grant of Replacement Options
You will not be subject to tax when the Replacement Options are granted to you.
Exercise of Replacement Options
When you exercise your Replacement Options, you will be subject to tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will also be subject to social insurance contributions (both national insurance and employees’ social insurance) on the spread at exercise, subject to the applicable contribution ceiling.
Investment Tax
After the exercise of your Replacement Options and the receipt of shares of Motorola common stock, you will be subject to an investment yield tax at an effective rate of 1.2% based on the average of the value of all assets that you own at the end of the year (including shares of

Motorola common stock). An exemption is available on the first €20,661 (for 2009) of the average value of the assets held during the relevant calendar year.
Sale of Shares
When you sell shares acquired at exercise of the Replacement Options, you will not be subject to capital gains tax (provided you hold less than a 5% interest in Motorola as a private investment).
Withholding and Reporting
Your employer is required to withhold and report the income tax and social insurance contributions due when you exercise your Replacement Options. If your actual tax liability differs from the amount withheld, you are personally responsible for paying the additional tax. You are also personally responsible for reporting and paying any investment tax or tax due upon the sale of the shares.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
NIGERIA
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Nigeria as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Nigeria apply to your specific situation.
Tax Information
Offer to Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Options
You will not be subject to tax when the Replacement Options are granted to you.
Exercise of Replacement Options
When you exercise your Replacement Options, you will be subject to tax on the difference (or “spread”) between the fair market value of the shares at exercise and the exercise price.
Sale of Shares
When you sell shares acquired at exercise of your Replacement Options, you will not be subject to tax.
Withholding and Reporting
Your employer will not have income tax withholding and reporting obligations at exercise of your Replacement Options. However, if the local affiliate reimburses the Company for the cost of the Replacement Options, it will be required to withhold and report income tax on the spread at exercise of your Replacement Options.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
PAKISTAN
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Pakistan as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Pakistan apply to your specific situation.
Tax Information
Offer to Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Options
You will not be subject to tax when the Replacement Options are granted to you.
Exercise of Replacement Options and Sale of Shares
Due to foreign exchange requirements, you are required to use the cashless sell-all method of exercise. This means you will be required to immediately sell all the shares acquired upon exercise of your Replacement Options. You will receive cash proceeds equal to the difference between the sale price of the shares (i.e., the fair market value of the shares at exercise/sale) and the exercise price, minus any applicable taxes and brokerage fees. You will not be entitled to hold any shares.
Upon the immediate sale of the shares acquired upon exercise, you will be subject to taxation on the difference between the fair market value of the shares on the date of exercise and the exercise price of your Replacement Options (the “spread”). The spread will be treated as employment compensation and will be subject to income taxes.
Withholding and Reporting
In general, your employer will be required to report the spread on the exercise as taxable income and will be required to withhold income taxes on such amount.

Exchange Control Information
Due to the exchange control laws in Pakistan, you must exercise your Replacement Options by using the cashless sell-all method of exercise. You may not exercise your Replacement Options using the cashless sell-to-cover or cash purchase methods of exercise.
Pursuant to these requirements, you are required to repatriate any proceeds from the sale of your shares of the Company’s common stock to Pakistan without delay through normal banking channels and convert the proceeds into local currency. The bank will report the receipt to the State Bank of Pakistan (the “SBP”). In addition, you must file a “Proceeds Realization Certificate” evidencing the currency conversion with the SBP. The repatriated amounts cannot be credited to a foreign currency account.
As the exchange control regulations change frequently and without notice, you should consult a legal advisor prior to exercising you Replacement Options or selling your shares to ensure compliance with current regulations. It is your responsibility to comply with exchange control laws in Pakistan, and neither the Company nor your employer will be liable for any fines or penalties resulting from failure to comply with applicable laws.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
THE PEOPLE’S REPUBLIC OF CHINA
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in China as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in China apply to your specific situation.
Tax Information
Offer to Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Options
You will not be subject to tax when the Replacement Options are granted to you.
Exercise of Replacement Options/Sale of Shares
Due to legal restrictions in China, you are required to use the cashless sell-all method of exercise. This means you will be required to immediately sell all the shares acquired upon exercise of your Replacement Options. You will receive cash proceeds equal to the difference between the sale price of the shares (i.e., the fair market value of the shares at exercise/sale) and the exercise price, minus any applicable taxes and brokerage fees. You will not be entitled to hold any shares.
Upon the immediate sale of the shares acquired upon exercise, you will be subject to taxation on the difference between the sales proceeds and the exercise price of your Replacement Options (the “spread”). The spread will be treated as salary compensation and will be subject to income taxes (and possibly social security contributions).
Withholding and Reporting
In general, your local employer will be required to report the spread arising on the date of exercise as compensation in the month paid, file the associated return as taxable income and withhold income taxes (and possibly social security contributions) in the filing process in the following month.
Exchange Control Information
Due to legal restrictions in China, you must exercise your Replacement Options by using the cashless sell-all method of exercise. You may not exercise your Replacement Options using the cashless sell-to-cover or cash purchase methods of exercise. In addition, you will be required to repatriate the sales proceeds to China in the manner designated by the Company.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
PERU
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Peru as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Peru apply to your specific situation.
Tax Information
Offer to Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Options
You will not be subject to taxation when the Replacement Options are granted to you.
Exercise of Replacement Options
You will be subject to taxation when you exercise the Replacement Options on the difference between the fair market value of the shares on the date of exercise and the exercise price (the “spread”) as long as the local affiliate in Peru reimburses the parent company for the spread. Under this scenario, the spread will be treated as compensation income and will be subject to income tax.
If the grant of your Replacement Options is regarded as an extraordinary annual award under Peruvian law, the spread will not be considered as remuneration for labor law purposes, and thus social contributions will not be applicable. If the award is granted for two consecutive years, it will be deemed as part of the remuneration of the employee as of the second year, and thus, it will be subject to social insurance contributions, withholding and reporting obligations. However, this does not obligate the parent company or the local affiliate to continue granting Options since it is entirely discretionary.
If this benefit is considered remuneration in accordance with the above, it may also be deemed remuneration in kind, and thus, would not be subject to the Private Pension Fund contribution. To determine whether it should be deemed remuneration in kind or not, a case-by-case analysis may be required.

Sale of Shares
You will not be subject to tax when you sell your shares, unless you have executed ten sales and ten purchases of shares within a calendar year.
Withholding and Reporting
In general, the local affiliate in Peru will not be subject to any tax withholding and reporting obligations in connection with your Replacement Options (so long as the local affiliate does not reimburse the parent company for the spread). In case the local affiliate reimburses the parent company for the spread, your employer will report the spread recognized at exercise.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
POLAND
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Poland as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws and their interpretation applied by the tax authorities change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Poland apply to your specific situation.
Tax Information
Offer to Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Options
You will not be subject to tax when the Replacement Options are granted to you.
Exercise of Replacement Options
You will be subject to income tax when you exercise the Replacement Options on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price, unless an exemption from taxation (discussed in the paragraph below) applies.
According to art. 24.11 of the Personal Income Tax Act, the exemption applicable at the time the shares are taken up covers income being the difference between the market value of the shares taken up by individuals granted the entitlement to do so by the shareholders’ meeting and the expenses incurred to take up those shares. The tax authorities are of the opinion that the exemption applies only if the underlying shares are newly issued shares and the shareholders have approved the options.
If the exemption above is not applicable, according to the latest approach of the tax authorities, the spread will be taxed at progressive tax rates (18% and 32%). Depending on the circumstances, the spread may be characterized as employment revenue, revenue from personal services or other sources revenue.

Sale of Shares
When you sell the shares acquired at exercise of your Replacement Options, you will be subject to capital gains tax. The taxable amount of capital gain will be the difference between (i) the sale price and (ii) price paid for the shares at exercise increased by transaction costs (e.g., any brokerage fees). In addition, the amount of the spread already taxed at exercise will constitute an additional tax deductible cost. As a result, only the excess of the sale price over the fair market value of shares at the time of exercise (less transaction costs) will be subject to tax at sale. Gains earned due to sale of shares will be taxed at 19% tax rate. You will be personally responsible for disclosing the gain in your annual tax return and for payment of due tax.
Withholding and Reporting
Your employer will report the spread recognized at exercise to the tax authorities and will withhold tax advances and other applicable contributions provided that the spread is characterized as employment revenue or as revenue from personal services. In such case the spread will be reported in the annual PIT-11 tax information.
However, your employer will not report the spread recognized at exercise to the tax authorities and will not withhold tax advances or other applicable contributions if the spread is characterized as revenue from other sources.
You will be responsible for reporting and paying any taxes due upon the sale of shares.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
PORTUGAL
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Portugal as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Portugal apply to your specific situation.
Tax Information
Offer to Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Options
You will not be subject to tax when the Replacement Options are granted to you.
Exercise of Replacement Options
On the date(s) you exercise your Replacement Options and acquire shares of the Company’s common stock, you will be subject to taxation on the difference between the fair market value of such shares on the date of exercise and the exercise price you paid for the shares (the “spread”). The spread will be treated as employment income and will be subject to income taxes.
Sale of Shares
When you subsequently sell or otherwise dispose of the shares of the Company’s common stock, you will be subject to additional taxation if you held your shares less than 12 months prior to sale. In these circumstances, the taxable amount will equal the difference between the sale proceeds and your tax basis in the shares (generally, the exercise price you paid for the shares plus any taxable income that you previously recognized), and this amount generally will be subject to taxation at the flat rate of 10%. You will be personally responsible for reporting any taxable income arising upon the sale or disposition of the shares and paying the applicable taxes directly to the local tax authorities.
If you held your shares for more than 12 months before selling or otherwise disposing of them, any gain resulting from the sale or disposal of the shares will be exempt from taxation in Portugal.
Withholding and Reporting
In general, your employer will be required to report the spread you realize on the date of exercise as taxable income to the local tax authorities, but will not be subject to any tax withholding obligations in connection with your Replacement Options. Instead, you personally will be responsible for paying any applicable taxes directly to the local tax authorities.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
PUERTO RICO
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Puerto Rico as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Puerto Rico apply to your specific situation.
Tax Information
Offer to Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Options
You will not be subject to tax when the Replacement Options are granted to you.
Exercise of Replacement Options
You will be taxed at ordinary income rates on the difference (or “spread”) between the fair market value of the shares at the time of exercise and the exercise price. The spread is considered compensation in kind for services rendered in Puerto Rico.
You will also be subject to social security taxes on the spread recognized at the time of exercise. Puerto Rico is covered by the U.S. Federal Insurance Contributions Act (the “FICA”) and, therefore, the same rules that apply in the United States with respect to social security contributions apply in Puerto Rico.

Sale of Shares
You will be taxed in Puerto Rico on the gain realized when you sell your shares. The amount of gain will be the difference between the amount realized on the sale and the option exercise price. This gain will be capital in nature. If you hold the shares for no more than six months, you will be taxed at ordinary income tax rates. If you hold the shares for more than six months you will be taxed at the applicable preferential long-term capital gains tax rate. For transactions occurring after June 30, 2007, the tax rates applicable to long-term capital gains in Puerto Rico is 10% for individuals, estates and trusts. In addition, for transactions occurring after December 31, 2008 and before January 1, 2012, you will also be subject to a temporary five percent (5%) special surtax on the net long term capital gain derived from the sale of the shares.
Withholding and Reporting
Your employer will withhold the applicable tax on the spread recognized at exercise of your options and will report the amount of the spread to the Puerto Rico Treasury Department as part of your wages on Form 499-R-2/W-2 PR- Wage Withholding Statement. This form should be filed in Treasury on or before January 31 of the year following the year in which you exercise your Replacement Options. You should receive a copy of Form 499-R-2/W-2 PR from your employer on or before the aforementioned date.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
RUSSIAN FEDERATION
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Russia as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or tax resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Russia apply to your specific situation.
These materials do not constitute advertising or an offer of securities in Russia. The Offer to Exchange and any subsequent issuance of securities described herein has not and will not be registered in Russia and, hence, the securities described herein may not be admitted to offering or public circulation in Russia.
Tax Information
Offer to Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Options
You will not be subject to tax when the Replacement Options are granted to you.
Exercise of Replacement Options and Sale of Shares
Due to foreign exchange requirements in Russia, you are required to use the cashless sell-all method of exercise. This means you will be required to immediately sell all the shares acquired upon exercise of your Replacement Options. You will receive cash proceeds equal to the difference between the sale price of the shares (i.e., the fair market value of the shares at exercise/sale) and the exercise price, minus any applicable taxes and brokerage fees. You will not be entitled to hold any shares.
Upon the immediate sale of the shares acquired upon exercise, you will be subject to income tax on the difference between the fair market value of such shares on the date of exercise and the exercise price you paid for the shares (the “spread”). The spread likely will be subject to income taxes at the flat rate of 13% and possibly social insurance taxes.

Withholding and Reporting
In general, your employer will not be subject to any tax withholding and reporting obligations in connection with your Replacement Options. Instead, you personally will be responsible for reporting any taxable amounts attributable to your Replacement Options and paying any applicable taxes.
Exchange Control Information
Due to foreign exchange requirements in Russia, you must exercise your Replacement Options by using the cashless sell-all method of exercise. You may not exercise your Replacement Options using the cashless sell-to-cover or cash purchase methods of exercise.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
SINGAPORE
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Singapore as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Singapore apply to your specific situation.
Tax Information
Offer to Exchange
You may be subject to Singapore income tax as a result of the exchange of Eligible Options for the grant of Replacement Options because the Inland Revenue Authority of Singapore (“IRAS”) may view the tender as a taxable “release” of an existing right. In practice, however, the IRAS is likely to disregard the “release” of Eligible Options and simply tax the Replacement Options at exercise.
Grant of Replacement Options
In view of the IRAS’ practice as explained above, you should not be subject to any Singapore income tax when the Replacement Options are granted to you.
Exercise of Replacement Options
Subject to the deferral provisions discussed below, you will be subject to income tax when you exercise your Replacement Options on the difference (or “spread”) between the open market price of the shares on the date of exercise and the exercise price.
Under the Employee Remuneration Incentive Scheme (All Corporations) (“ERIS (All Corporations) Scheme”), an income tax exemption will be granted for a total gain of up to SGD1 million arising from the exercise of your Replacement Options over a ten-year period, which begins in the year you first enjoy the tax exemption. Out of the SGD1 million, the first SGD2,000 of the gain each year will be given a 100% tax exemption. An additional 25% of the remaining annual gains each year will also be exempted from tax.
This scheme is only available if Replacement Options are granted to at least 25% (50% for grants on or before February 15, 2008) of the employees employed by the Company’s entity in

Singapore. Additionally, there are vesting period requirements. Your Replacement Options must be exercised only on or after the one-year anniversary date of the grant date.
Under the Qualified Employee Equity-Based Remuneration Scheme (“QEEBR Scheme”), a qualifying employee may apply to the IRAS for deferral of the tax payable on the income realized at exercise that was not exempt from tax at vesting under the ERIS (All Corporations) Scheme (if applicable) for up to a maximum of five years. The deferral period starts on January 1 of the year of assessment (i.e., the year after exercise). Please note that if you qualify for deferral under the QEEBR Scheme, you will accrue interest on the tax-deferred amount. The tax deferred and the corresponding amount of interest will be due upon the expiration of the deferral period.
Sale of Shares
When you subsequently sell any shares acquired when Replacement Options are exercised, you will not be subject to tax on the gains unless you are engaged in the business of buying and selling securities.
Withholding and Reporting
Generally, your employer is not required to withhold income tax when your Replacement Options are exercised. However, your employer will prepare a Form IR8A each year, including any taxable benefit that you have derived pursuant to this exchange or the exercise of the Replacement Options. Your employer will provide the Form IR8A to you. You will be responsible for submitting your own tax return to the IRAS and paying any applicable tax. Generally, your tax return must be filed by April 15 of the year following the year the income was received.
Please note that if you are not a Singapore citizen or a Singapore permanent resident, or if you are a Singapore permanent resident who intends to leave Singapore on a permanent basis, different rules will apply to you and you are advised to consult with your tax advisor.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
SOUTH AFRICA
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in South Africa as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in South Africa apply to your specific situation.
Tax Information
Offer to Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Options
You will not be subject to tax when the Replacement Options are granted to you.
Exercise of Replacement Options and Sale of Shares
Due to foreign exchange requirements in South Africa, yyou are required to use the cashless sell-all method of exercise. This means you will be required to immediately sell all the shares acquired upon exercise of your Replacement Options. You will receive cash proceeds equal to the difference between the sale price of the shares (i.e., the fair market value of the shares at exercise/sale) and the exercise price, minus any applicable taxes and brokerage fees. You will not be entitled to hold any shares.
Upon the immediate sale of the shares acquired upon exercise, you will be subject to income tax on the difference between the sale price of the shares (i.e., the fair market value of the shares at exercise/sale) and the exercise price less any applicable income tax, social insurance contributions and brokerage fees. The proceeds will be subject to income tax and social insurance contributions.
Withholding and Reporting
In general, your employer is required to withhold and report income tax and social insurance contributions when you exercise the Replacement Options. You must notify your employer of the amount of the spread at exercise immediately after exercising your Replacement Options. Once the notification is made, your employer will obtain a directive from the South African

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
SOUTH KOREA
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in South Korea as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in South Korea apply to your specific situation.
Tax Information
Offer to Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Options
You will not be subject to tax when the Replacement Options are granted to you.
Exercise of Replacement Options
When you exercise the Replacement Options, you will be subject to income tax and social insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread will be considered Class B income.
Sale of Shares
When you sell the shares acquired at exercise of the Replacement Options, you will be subject to capital gains tax on the difference between the sale price and the fair market value of the shares at exercise, unless the gain you have realized from the sale of shares in that year is less than the exempt amount, which is currently KRW2,500,000 per year per type of asset sold. Thus, any gain you realize on stock assets that exceeds KRW2,500,000 will be subject to capital gains tax.
Withholding and Reporting
Your employer is not required to withhold or report income tax when you exercise your Replacement Options. However, your employer may be required to withhold social insurance contributions on the spread at exercise of your Replacement Options. It is your responsibility to report and pay any taxes resulting from the offer, the grant and exercise of the Replacement Options and the sale of shares. If you join a Taxpayer’s Association whereby you routinely report your overseas income, you will be eligible for a 10% tax deduction. Alternatively, you may report and pay the tax as part of your Global Tax Return, which must be filed by May 31 of the year following the year in which the taxable event occurred.

Revenue Service (the “SARS”) as to the correct amount of tax to withhold. If you fail to advise your employer of the spread at exercise, you may be liable for a fine of up to ZAR2,000.
Exchange Control Information
Due to foreign exchange requirements in South Africa, you must exercise your Replacement Options by using the cashless sell-all method of exercise. You may not exercise your Replacement Options using the cashless sell-to-cover or cash purchase methods of exercise.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
SPAIN
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Spain as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in South Africa apply to your specific situation.
Tax Information
Offer to Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Options
You will not be subject to tax when the Replacement Options are granted to you.
Exercise of Replacement Options
You will be subject to income tax when you exercise your Replacement Options on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price unless you are eligible for a reduction, as discussed below. The spread will likely be considered compensation in-kind subject to payment on account and social security contributions.
Reductions
€12,000 Exemption. Notwithstanding the above, the first €12,000 of the spread at exercise per year, may not be taxable if the following conditions are met:
(i)	the offer is granted following the general compensation policy of the Company or group of companies;

(ii)	the shareholder employee and his/her close relatives do not own more than 5% of the Company’s capital or more than 5% of the capital of any affiliate of the Company; and

(iii)	the shareholder employee hold the shares for at least three years after exercise.

If you sell your shares prior to the expiration of the three-year period, you will be subject to tax on the spread and compensatory interest. If you sell the shares within three years, it will be your responsibility to file a supplementary tax return for the year in which the shares were initially acquired. You should check with your personal tax advisor before you claim this exemption to determine if it applies to you.
In addition, provided you have not already exceeded your applicable social insurance contribution ceiling, the spread is subject to social insurance contributions. Please note that to the extent the tax exemption applies to the first €12,000 of the spread, then the amount under €12,000 is not subject to social insurance contributions.
40% Reduction. In addition, you may be able to exclude 40% of the taxable income (i.e., amounts in excess of €12,000 as per calendar year period) arising from your Replacement Options from your income provided that:
(i)	the Company does not grant options on a repeated or annual basis (i.e., options are granted at least every two years), and

(ii)	provided that the Replacement Options are exercised after more than two years and a day from the date of grant of the Replacement Options.
The amount on which the 40% reduction is applicable cannot be greater than the annual average salary for individual taxpayer residents of Spain times the number of years over which income has been generated. The average salary established for year 2009 is €22,100. The number of years over which the income has been generated would be the number of years between the grant date and the exercise date. The limit of €22,100 will be doubled (i.e., €44,200) in case the offer of Replacement Options is granted to all the employees of the Company or group of companies and the shares are held for a period of at least three years since the exercise date.
Sale of Shares
When you subsequently sell or otherwise dispose of the shares acquired at exercise, you will be subject to additional taxation. The taxable amount will equal the difference between the sale proceeds and your tax basis in the shares (i.e. in general, the fair market value of the shares on the date of exercise less any brokerage fees), and this amount will be subject to taxation at a flat 18% rate irrespective of how long you held your shares prior to sale.
If you own other shares of Motorola, which you have acquired at the exercise of other options or outside of the 2006 Plan, your tax basis in the shares may be different than described above. You are strongly advised to seek advice from a tax professional in this situation.
Upon disposition of the shares acquired upon exercise of the Replacement Options, your employer has no tax or reporting obligation. You will be personally responsible for reporting any taxable income arising upon the sale or disposition of the shares and paying the applicable taxes directly to the local tax authorities. Thus, it is your exclusive responsibility to pay any taxes due as a result of the sale of the shares and report this amount in your tax return.
Withholding and Reporting
The above mentioned reductions (first €12,000 exemption over a calendar year period of the spread at exercise and/or the limited 40% reduction), if applicable, will be taken into account to determine the amount of compensation subject to personal income tax withholdings. The taxable compensation in kind derived from the exercise of Replacement Options should be added to the total compensation in cash and in kind or in cash received by you in the calendar year for purposes of calculating the withholding tax rate applicable (by using the official table listed in personal income tax regulations which includes progressive rates up to a 43%).
In general, assuming you realize compensation in kind upon exercise of your Replacement Options, the local affiliate in Spain will be obligated to report the spread you realize on the date of exercise as taxable income, make a payment on account and will be required to withhold social insurance contributions, the later provided you have not already exceeded your applicable social insurance contribution ceiling, the spread is subject to social insurance contributions. In all likelihood, the amount of the payment on account will be charged to you by the local affiliate, and the Company may require withholding at the time of exercise to cover the payment on account obligation. Alternatively, you may be required to reimburse the payment on account to the local affiliate in Spain or agree to have the appropriate amounts withheld from your regular pay. In any case, you will be entitled to deduct the payment on account and obtain a tax credit from your income tax obligation.
If you realize compensation in cash upon exercise of your Replacement Options, the local affiliate in Spain will be obligated to report the spread you realize on the date of exercise as taxable income and will be required to withhold income taxes and social insurance contributions, the later provided you have not already exceeded your applicable social insurance contribution ceiling, the spread is subject to social insurance contributions.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
SWEDEN
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Sweden as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Sweden apply to your specific situation.
Tax Information
Offer to Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Options
You will not be subject to tax when the Replacement Options are granted to you.
Exercise of Replacement Options
You will be subject to income tax when you exercise the Replacement Options on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will be subject to tax on the spread at your applicable marginal income tax rate.
Sale of Shares
When you sell the shares acquired at exercise, you will be subject to capital gains tax. The taxable amount of capital gain will be the difference between the sale price and the adjusted cost basis of the shares (i.e., the fair market value of the shares on the date of exercise less any brokerage fees). Capital gains tax will be levied on the spread at a flat tax rate of 30%.
If you own other shares of Motorola, which you have acquired at the exercise of other options or outside of the 2006 Plan, your adjusted cost base may be different than described above. You are strongly advised to seek advice from a tax professional in any of these situations.
If the sale results in a capital loss, losses on listed shares and listed securities taxed in the same manner as shares (except for listed shares in mutual funds containing only Swedish receivables), are fully deductible against capital gains on such assets or on unlisted shares in Swedish limited liability companies and foreign legal entities. However, capital losses on unlisted shares in

Swedish limited liability companies and foreign legal entities are deductible only at five-sixths. If capital losses pertain to both listed and unlisted shares, the losses pertaining to the listed shares are deductible prior to the losses on the unlisted shares. Any excess amount is deductible at 70% regarding listed shares or by five-sixths of 70% if the capital loss relates to unlisted shares. A tax reduction is allowed to the extent that the loss cannot be offset against capital gains. The amount that may be used to reduce tax on other types of income (e.g., income from employment) corresponds to 30% of the part of the deficit not exceeding SEK100,000 and 21% of the residual deficit.
Withholding and Reporting
Your employer or previous employer for whom you have worked while earning the entitlement to your Options will report the spread recognized at exercise to the Swedish Tax Agency (the “STA”). In addition, your employer (or previous employer) is required to file an aggregate income statement form to the STA regarding all remuneration to you including the exercised options benefit for each calendar year. You are not required to report such benefit to the STA in a separate income statement yourself. You are, however, required to notify your employer, or previous employer liable to withholding and reporting regarding the exercised options, of your exercise of the options. A copy of the income statement form submitted by your employer to the STA containing this information will be delivered to you after 31 January in the year following the year in which you exercise your Replacement Options.
Your employer will also withhold income tax on the taxable amount at the time of exercise. If you are no longer employed by the employer you worked for while earning the entitlement to your Replacement Options, your previous employer will be liable to withhold tax on the benefit realized, to the extent there is cash remuneration to you. If there is no cash remuneration from the employer liable to withholding sufficient to cover income tax to be withheld, you are responsible for reporting the benefit in your annual income tax return due 2 May annually, and for paying the income tax directly to the STA yourself. This will also be the case if your employer or previous employer is not obligated to withhold income tax on your behalf on account of not having a permanent establishment in Sweden.
Capital gain or loss resulting from a sale of shares acquired through exercise of the Replacement Options shall be reported in your annual income tax return due 2 May annually.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
TAIWAN
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Taiwan as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Taiwan apply to your specific situation.
Tax Information
Offer to Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Options
You will not be subject to tax when the Replacement Options are granted to you.
Exercise of Replacement Options
On the date you exercise your Replacement Options and purchase shares of the Company’s common stock, you will be subject to taxation on the difference between the fair market value of the shares you acquire on the date of exercise and the exercise price you paid for the shares (the “spread”). The spread will be subject to income tax.
Sale of Shares
When you subsequently sell or otherwise dispose of When you sell the shares acquired at exercise, you will not be subject to additional Taiwan income taxes if such sale occurs before the implementation of the Alternative Minimum Tax (“AMT”) regime’s worldwide income provision (the “Provision”). The projected effective date of the Provision is January 1, 2010. Upon the implementation of the Provision, any gain resulting from the sale of your Company shares may subject you to AMT at the rate of 20%. This does not necessarily result in additional tax payable by you. The impact of the Provision varies from person to person. Please consult your tax advisor for more individualized advice.
Withholding and Reporting
In general, your employer will be obligated to report the spread arising on the date of exercise as taxable income and will be required to report the non-withholding statements to the government. You are responsible for reporting the taxable event in your annual individual income tax return.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
THAILAND
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Thailand as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered to be a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice on how tax or other laws in Thailand apply to your specific situation.
Tax Information
Offer to Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Stock Options
You will not be subject to tax when the Replacement Options are granted to you.
Exercise of the Replacement Stock Options
On the date you exercise your Replacement Options and acquire shares of the Company’s common stock, you will be subject to taxation on the difference between the fair market value of such shares on the date of exercise (as determined under the method explained below) and the exercise price you paid for the shares (the “spread”). The spread will be treated as a taxable fringe benefit and will be subject to personal income tax at progressive tax rates of 5% to 37%.
For the purpose of determining the taxable amount of the fringe benefit subject to personal income tax, based on the relevant private ruling issued by the Thai Revenue Department, the fair market value of the shares would be determined as follows: (i) if there was a public offering sale price on the date that the share ownership was transferred, the value of the shares would be equal to such price; and, (ii) if the shares are already traded on a stock exchange other than the Stock Exchange of Thailand (SET) and there was no public offering sale price on the date that the share ownership was transferred, the value of the shares would be equal to the average trading price of the shares on the stock exchange where such shares are traded, during the month in which the share ownership was transferred.

Accordingly, the fair market value of shares acquired upon the exercise of Replacement Options will be equal to the average trading price of the Company’s common stock on the New York Stock Exchange (NYSE), during the month in which you exercise your Replacement Options.
Sale of Shares
When you sell the shares acquired at exercise, you will be subject to personal income tax on any sale proceeds, less the amount of the fair market value of Motorola shares on the date of exercise, at progressive rates (ranging from 5% to 37%, depending upon your income), if the gains are brought into Thailand in the tax (calendar) year in which the gains are derived and you are classified as a Thai tax resident (i.e., by spending 180 days or more in Thailand during that year). You will be personally responsible for reporting any taxable income arising upon the sale or disposition of Motorola shares and paying the applicable taxes directly to the Thai Revenue Department.
However, if you are not classified as a Thai tax resident or do not repatriate the sale proceeds to Thailand in the same year as the year in which the sale occurs, any gain from the sale of shares will not be subject to taxation in Thailand.
Withholding and Reporting
In general, your employer will be required to report the spread arising on the date of exercise as taxable income and withhold income taxes (assuming the local affiliate reimburses the Company for the spread). Otherwise, neither the Company nor the local affiliate in Thailand will have any tax reporting or withholding obligations in connection with your Replacement Options and any fringe benefit attributable to your Replacement Options. Instead, you will be directly responsible for reporting any taxable income attributable to your Replacement Options and paying the applicable taxes directly to the local tax authorities.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
TURKEY
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Turkey as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Turkey apply to your specific situation.
Tax Information
Offer to Exchange
According to Turkish Income Law, disposal, sale, barter, and swap of shares are considered taxable events. However, as there is no gain (underlying substance) at the end of such exchange, no taxable income should arise. Therefore, under Turkish Laws, the Offer to Exchange should not trigger a taxable event.
Grant of Replacement Options
You will not be subject to tax when the Replacement Options are granted to you.
Exercise of Replacement Options and Sale of Shares
Due to foreign exchange requirements in Turkey, you are required to use the cashless sell-all method of exercise. This means you will be required to immediately sell all the shares acquired upon exercise of your Replacement Options. You will receive cash proceeds equal to the difference between the sale price of the shares (i.e., the fair market value of the shares at exercise/sale) and the exercise price, minus any applicable taxes and brokerage fees. You will not be entitled to hold any shares.
The tax treatment of stock Options in Turkey currently is unclear. However, upon the immediate sale of the shares acquired upon exercise, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price of your Replacement Options (the “spread”). The spread will be classified as additional employment income (or possibly as a fringe benefit) and will be subject to income taxes. You should contact your personal tax advisor for specific information concerning the tax treatment of your Replacement Options.

Sale of Shares
For shares acquired before January 1, 2006, you will be subject to tax on the sale proceeds less your tax basis in the shares, subject to an exemption in the amount of TRY16,000. For shares acquired on or after January 1, 2006, you will be subject to tax on the sale proceeds less your tax basis in the shares, but the exemption will not be available. You will be personally responsible for reporting any taxable income arising upon the sale or disposition of the shares and paying the applicable taxes directly to the local tax authorities.
Withholding and Reporting
In general, your employer will be required to report the spread arising on the date of exercise of your Replacement Options as taxable income to the local tax authorities (assuming the local affiliate reimburses the Company), and will be required to withhold income taxes. If the local affiliate in Turkey does not reimburse the Company, it will not be subject to any tax reporting or withholding obligations. Instead, you personally will be required to report the taxable income attributable to your Replacement Options and pay the applicable taxes directly to the local tax authorities.
Exchange Control Information
Due to foreign exchange requirements in Turkey, you must exercise your Replacement Options by using the cashless sell-all method of exercise. You may not exercise your Replacement Options using the cashless sell-to-cover or cash purchase methods of exercise.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
UNITED ARAB EMIRATES
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in the United Arab Emirates (the “UAE”) as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the UAE apply to your specific situation.
Tax Information
Offer to Exchange
You will not be subject to UAE income tax as a result of the exchange of Eligible Options for Replacement Options.
Grant of Replacement Options
You will not be subject to UAE federal or emirate income tax (or any additional social insurance obligations) when the Replacement Options are granted to you.
Exercise of Replacement Options
You will not be subject to any UAE income tax (or any additional social insurance obligations) when you exercise the Replacement Options.
Sale of Shares
When you sell the shares acquired at exercise, you will not be subject to any UAE capital gains tax (or any additional social insurance obligations).
Withholding and Reporting
In general, neither the employer nor employee will be subject to any income tax or social insurance withholding or reporting obligations in connection with this employee benefit plan.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
UNITED KINGDOM
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in the United Kingdom as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Please also note that, if you were not resident and ordinarily resident in the United Kingdom at the time your eligible Options were granted, this summary will not be applicable to you.
This summary does not constitute tax advice. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the United Kingdom apply to your specific situation.
Tax Information
Offer to Exchange
You will not be subject to income tax or employee National Insurance contributions (“NICs”) on the exchange of the Eligible Options for Replacement Options.
Grant of Replacement Options
You will not be subject to income tax or employee NICs when the Replacement Options are granted to you.
Exercise of Replacement Options
You will be subject to income tax and employee NICs when you exercise the Replacement Options on the amount by which the market value of the shares acquired exceeds the exercise price of the Replacement Options. The calculation of the amount of income tax and employee NICs due is made in UK Sterling, based on the prevailing US Dollar exchange rate at the time of exercise.
The amount of income tax which is payable will depend upon your own circumstances, as the rate of tax due will depend not only on the amount of the gain, but also your cumulative earnings in the tax year at the date of exercise. For many people, the higher tax rate of 40% will apply to the gain on exercise. Depending upon your own personal tax position, this may impact on the income tax that you pay in subsequent months.

You will be required to pay employee NICs on the income realized at exercise at a rate of 11% to the extent that you have not exceeded the upper earnings limit. For the tax year April 6, 2008 to April 5, 2009, the upper earnings limit is £770 per week. To the extent that you have exceeded the upper earnings limit, you will be subject to employee NICs on the income at exercise at a rate of 1% (without limit).
Sale of Shares
When you subsequently sell or otherwise dispose of the Company shares you acquired under the Plan, you will be subject to capital gains tax on any increase in the market value of the shares between the date of exercise and the date of sale. You will be personally responsible for reporting any taxable income arising upon the sale or disposition of the shares on your personal self-assessment tax return and paying the applicable taxes directly to HM Revenue and Customs. The Company and/or your employing company has no responsibility in respect of your capital gains tax liabilities.
Please note that, as of 6 April 2008, capital gains tax is payable at a flat rate of 18% on gains from all sources in excess of the personal annual exemption in any tax year. For the tax year 6 April 2008 to 5 April 2009, this personal exemption is £9,600.
The previous taper relief regime has been abolished as part of a sweeping change to the system of capital gains tax in the United Kingdom that was announced in October 2007.
If you acquire other shares in the Company, you will need to take into account the share identification rules in calculating your capital gains tax liability. Since 6 April 2008, the share identification rules have been revised. All shares of the same class in the Company will be treated as forming a single asset (a share pool), regardless of when you acquired them. The base cost of the shares in the share pool is calculated on the average base cost of all the shares in the same pool (rather than being calculated on the basis of selected shares within the share pool). However, any shares in the Company that you acquire on the same day as you sell any of your existing shares in the Company, and then those shares which you acquire within the following 30 days, will be treated as being disposed of first in time, before the other shares in the share pool. Disposals are therefore taken to be made in the following order:
•	against acquisitions on the same day;

•	against acquisitions within the 30 days following the disposal; and

•	against shares in the share pool.
It is recommended that you obtain your own independent tax advice prior to any acquisition or sale of shares by you.
Withholding and Reporting
In general, the local affiliate in the United Kingdom will be obliged to report the spread arising on the date of exercise as taxable income to HM Revenue and Customs on its annual tax return. The local affiliate will be required to withhold and account for the income tax and employee NICs due on exercise to HM Revenue and Customs. Please note, however, that you are ultimately responsible for the payment of any income tax and employee NICs due.
In order for the shares to be delivered to you when you exercise the stock Options, you must make arrangements satisfactory to the Company for the payment of all income tax and employee

NICs required to be paid or withheld in connection with the exercise of the stock Options. Without limitation to the above, unless you pay to the Company or the local affiliate the amount which is required to be withheld when you exercise your stock Options, the Company and/or the local affiliate may withhold a sufficient number of shares which you would otherwise receive upon the exercise of the stock Options, or arrange for the sale of sufficient shares to meet the obligation to withhold or to withhold from the proceeds of the sale of the shares acquired upon exercise. Without prejudice to the above, the Company and/or the local affiliate may also recover the income tax and employee NICs from your salary or any other payments due to you, including from any bonus payable to you. The Company also may advance these amounts on your behalf and then request reimbursement from you directly. In this case, if you fail to reimburse the Company and/or the local affiliate within 90 days of the date of exercise for the taxes due on your Options exercise, you will be deemed to have received a further taxable benefit equivalent to the amount that was paid on your behalf. This amount will give rise to a substantial further tax charge on you.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
VENEZUELA
The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Venezuela as of 1 March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Venezuela apply to your specific situation.
Tax Information
Offer to Exchange
For Venezuelan income tax purposes, the exchange of Eligible Options for Replacement Options will be treated as two separate transactions (i.e., a tender of Eligible Options for cancellation, followed by a grant of Replacement Options), whereby the tender is viewed as a disposition for no consideration and no taxable income arises.
Grant of Replacement Options
You will not be subject to tax when the Replacement Options are granted to you. Please see discussion in the Section “Exercise of Replacement Options” below.
Exercise of Replacement Options and Sale of Shares
Due to foreign exchange requirements in Venezuela, you are required to use the cashless sell-all method of exercise. This means you will be required to immediately sell all the shares acquired upon exercise of your Replacement Options. You will receive cash proceeds equal to the difference between the sale price of the shares (i.e., the fair market value of the shares at exercise/sale) and the exercise price, minus any applicable taxes and brokerage fees. You will not be entitled to hold any shares.
Upon the immediate sale of the shares acquired upon exercise, you will be subject to income tax on the difference between the sales proceeds and your tax basis in the shares (that is, the exercise price paid for the shares), and will be subject to taxation at progressive income tax rates. In order to preserve the cost basis of shares sold in a cashless exercise, you must specifically identify any such shares in your annual tax return. You are strongly advised to seek advice from a tax professional in this situation.
The taxes payable on any gain that you could have realized upon the sale of the shares depend on whether you are considered a Venezuelan resident or a non-resident.

Venezuelan residents are subject to taxation at progressive tax rates depending on the amount of net taxable income represented by Tax Units (the “TU”). Currently, a TU is equivalent to VEBF55.00 (approximately US$26.20). The applicable rates are:

6% on the first 1,000 TU
9% on the excess of 1,000 TU	Up to 1,500 TU
12% on the excess of 1,500 TU	Up to 2,000 TU
16% on the excess of 2,000 TU	Up to 2,500 TU
20% on the excess of 2,500 TU	Up to 3,000 TU
24% on the excess of 3,000 TU	Up to 4,000 TU
29% on the excess of 4,000 TU	Up to 6,000 TU
34% on the excess of 6,000 TU
In general, non-residents are taxed at the rate of 34% on any Venezuelan source income. However, the gain in the sale of the shares will not be considered Venezuelan source income. Therefore, if you are non-resident of Venezuela for tax purposes, you will not be subject to taxation in Venezuela on any gain realized upon the sale of shares.
Withholding and Reporting
Your employer will not have any income tax withholding or reporting obligations. Instead, you will be required to report any taxable income attributable to the sale of the shares on your annual income tax return and pay the applicable taxes.
Since the benefits arising from a options plan are no longer considered “salary” in Venezuela, such benefits need not be included in calculating social insurance contributions.
Exchange Control Information
Due to foreign exchange requirements in Venezuela, you must exercise your Replacement Options by using the cashless sell-all method of exercise. You may not exercise your Replacement Options using the cashless sell-to-cover or cash purchase methods of exercise.